Filed Pursuant to Rule 424(b)(4)
PROSPECTUS	Registration No. 333-231904
4,491,763 Shares
Class A Common Stock

We are offering 4,491,763 shares of our Class A common stock. We will use the net proceeds from the offering to purchase (1) 1,000,000 Common Units (as defined herein) of i3 Verticals, LLC directly from i3 Verticals, LLC and (2) 3,491,763 Common Units (or 4,165,527 Common Units if the underwriters exercise their option to purchase additional shares in full) and an equivalent number of shares of Class B common stock (which shares will then be canceled) from certain of our Continuing Equity Owners (as defined herein), pursuant to exchange rights set forth in the i3 Verticals LLC Agreement (as defined herein). See “Certain Relationships and Related Party Transactions” for a description of the i3 Verticals LLC Agreement. i3 Verticals, LLC will use all of the net proceeds it receives to repay indebtedness.
Our Class A common stock is listed on The Nasdaq Global Market (“Nasdaq”), under the symbol “IIIV.” The last reported sale price of our Class A common stock on Nasdaq on June 5, 2019 was $23.92 per share.
We are a holding company and our principal asset is Common Units of i3 Verticals, LLC representing a 34.9% economic interest in i3 Verticals, LLC as of March 31, 2019. The remaining 65.1% economic interest in i3 Verticals, LLC is owned by the Continuing Equity Owners through ownership of Common Units in i3 Verticals, LLC. Immediately following this offering and assuming no exercise of the underwriters' option to purchase additional shares, public stockholders (which excludes the Continuing Equity Owners) will collectively own 98.4% of the economic interest in i3 Verticals, Inc. and approximately 49.4% of its voting power. i3 Verticals, Inc. will own approximately 50.2% of the economic interest in i3 Verticals, LLC. We are the sole managing member of i3 Verticals, LLC, operate and control all of the business and affairs of i3 Verticals, LLC and conduct our business through i3 Verticals, LLC and its subsidiaries.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced public disclosure requirements for this prospectus and future filings. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our Class A common stock involves risk. See “Risk Factors” beginning on page 22.

	Per Share	Total
Public offering price	$22.75	$102,187,608
Underwriting discounts and commissions(1)	$1.1375	$5,109,380
Proceeds to us, before expenses	$21.6125	$97,078,228

(1) We refer you to the section titled “Underwriting (Conflicts of Interest)” beginning on page 98 for additional information regarding underwriting compensation.
We have granted to the underwriters an option to purchase up to 673,764 additional shares of Class A common stock, exercisable at any time until 30 days after the date of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosure in the prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of Class A common stock to purchasers on or about June 10, 2019.

Cowen	Raymond James	BofA Merrill Lynch
KeyBanc Capital Markets
D.A. Davidson & Co.
The date of this prospectus is June 5, 2019

You should rely only on the information contained in this prospectus or any information incorporated by reference herein or in any free writing prospectus that we may provide to you in connection with this offering. Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or incorporated by reference herein or any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY
This summary highlights information contained in greater detail elsewhere or incorporated by reference in this prospectus and does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included or incorporated by reference into this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated in this prospectus, “i3 Verticals,” “we,” “us” and “our” refer (1) before the Reorganization Transactions, as described in “Prospectus Summary—IPO and Reorganization Transactions,” to i3 Verticals, LLC and, where appropriate, its subsidiaries, and (2) after the Reorganization Transactions to i3 Verticals, Inc. and, where appropriate, its subsidiaries.
Our Company
Recognizing the convergence of software and payments, i3 Verticals was founded in 2012 with the purpose of delivering seamless integrated payment and software solutions to small- and medium-sized businesses (“SMBs”) and organizations in strategic vertical markets. Since commencing operations, we have built a broad suite of payment and software solutions that address the specific needs of SMBs and other organizations in our strategic vertical markets, and we believe our suite of solutions differentiates us from our competition. Our primary strategic vertical markets include education, public sector, non-profit, property management and healthcare. These vertical markets are large, growing and tend to have increasing levels of electronic payments adoption compared to other industries. In addition to our strategic vertical markets, we also have a growing presence in the business-to-business (“B2B”) payments market. Our executive management team has a proven track record of successfully building publicly-traded payments companies, generating growth both organically and through acquisitions. We processed approximately $11.9 billion in total payment volume in the twelve months ended March 31, 2019.
We distribute our payment technology and proprietary software solutions to our clients through our direct sales force as well as through a growing network of distribution partners, including independent software vendors (“ISVs”), value-added resellers (“VARs”), independent sales organizations (“ISOs”) and other referral partners, including financial institutions. Our ISV partners represent an important distribution channel and enable us to accelerate our market penetration through a cost effective one-to-many sales model that tends to result in high retention and faster growth. From September 30, 2016 to March 31, 2019, we increased our network of ISVs from 13 to 29, growing at a compound annual growth rate (“CAGR”) of 38%. From September 30, 2016 to March 31, 2019, our average monthly payment volume increased 223%. We believe this model is highly effective at reaching new potential clients.
Our integrated payment and software solutions feature embedded payment capabilities tailored to the specific needs of our clients in strategic vertical markets. Our configurable payment technology solutions are designed to integrate seamlessly into clients’ third-party business management systems, provide security that complies with Payment Card Industry Data Security Standards (“PCI DSS”) and include extensive reporting tools. In addition to integrations with third party software, we deliver our own proprietary software solutions that are intended to increase the productivity of our clients by streamlining their business processes, particularly in the education, public sector and property management markets. We believe our proprietary software further differentiates us from our competitors in these strategic verticals and enables us to maximize our payment-related revenue. Through our proprietary gateway, we offer our clients a single point of access for a broad suite of payment and software solutions, enabling omni-channel point of sale (“POS”), spanning brick and mortar and electronic and mobile commerce, including app-based payments.
We primarily focus on strategic vertical markets where we believe we can be a leader in vertically-focused, integrated payment and software solutions. Our strategic vertical markets include:

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Education—We assist schools in completing payment processing functions such as accepting payments for school lunches (online, at school, or at the POS) and school activities; selling products from the online student store while managing inventory; ticket sales while tracking attendance at athletic and other events; enabling parents and students to complete forms electronically; and enabling parents to make installment payments on higher-priced items.

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Public Sector—We assist public sector entities, including state governments, local municipalities and other publicly controlled enterprises, by efficiently collecting taxes, fines and certain fees; providing customer service responses to customer calls; and increasing the number of means available to make payments (online, in person or via mobile). We have products and solutions that create an efficient flow of information throughout government entities. We have a proprietary accounting platform that allows government entities to adhere to their fund accounting requirements. We also provide regulatory software and services for state licensing boards, such as pharmacy, nursing, medical examiners, and attorneys general, automating the processes for licensing applications, renewals, and payment processing.

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Non-profit—We simplify the payment process for donations, charity auctions, church contributions and tickets to fundraising events, among others, empowering our clients to increase both their revenue and the time they devote to their core activities.

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Property Management—We assist landlords and property managers in the rent collection process by providing centralized reporting for card and automated clearing house (“ACH”) payments, bank-level PCI DSS compliant security and solutions that integrate with third-party accounting software. Our property management solution is becoming a popular option in the fast-growing shared workspace industry in which we are differentiated from our competitors by enabling the acceptance of payments on an individual level.

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Healthcare—We enable clients in our healthcare vertical to accept payments through mobile and POS solutions; to use consumer-facing payment devices that allow receptionists and clerical staff to focus their attention elsewhere; and to use revenue cycle management tools to help minimize the volume of accounts that they turn over to collection agencies.

We have a longer-term goal of being a leader in six to ten strategic vertical markets. We target vertical markets where businesses and organizations tend to lack integrated payment functionality within their business management systems and where we face less competition for our solutions. In many cases, we deliver our proprietary software solutions to strategic vertical markets through the payment facilitator (“PayFac”) model, where we:

•	enable superior data management by aggregating multiple small merchants under our “master” account, resulting in the collection and management of data not historically readily available;

•	streamline and simplify merchant onboarding, often resulting in client approval in minutes or hours rather than days or weeks; and

•	provide ease of reporting and reconciliation, allowing our clients to accept electronic payments in a faster, more convenient fashion.
As more ISVs seek to differentiate their offerings by seamlessly integrating payment functionality into their software solutions, the PayFac model has gained significant momentum. Before PayFacs were an option, any business looking to accept credit cards was required to establish an individual merchant account, which is often costly and time-consuming for small merchants.
In addition to our vertical markets, we have a growing presence in the B2B payments sector, where we provide value-added solutions that enhance card capabilities and provide improved payment processing technology that integrates with our clients' accounting systems.
We have a robust suite of proprietary technology solutions designed around horizontal and vertical market needs. This software suite includes multi-module software solutions within our education, public sector and property management verticals and our core technology platform (the “Burton Platform”). A platform designed to be highly scalable, built for minimal downtime and high transaction volume, the Burton Platform brings together common components of our vertical software technologies as well as several historically disparate solutions. Key components of the Burton Platform include a robust suite of developer-friendly APIs that are designed to allow ISVs to easily integrate our payment processing capabilities (PayFac or traditional merchant processing) as well as some of the core capabilities of our vertical solutions.
An important part of our long-term strategy is acquisition-driven growth. Since our inception, we have completed eleven “platform” acquisitions and nineteen “tuck-in” acquisitions, including three “platform” and six “tuck-in” acquisitions since completing our IPO. Our platform acquisitions have opened new strategic vertical markets, broadened our technology and solutions suite and expanded our client base, while our tuck-in acquisitions have augmented our existing payment and software solutions and added clients. Our growth strategy is to continue to build our company through a disciplined combination of organic growth and growth through platform and tuck-in acquisitions.
We have built a deep and experienced executive-level management team. Greg Daily, our Chairman and Chief Executive Officer, and Clay Whitson, our Chief Financial Officer, have each previously served in similar roles with PMT Services, Inc. and iPayment, Inc. Our President, Rick Stanford, who is responsible for mergers and acquisitions, has a 30-year professional relationship with Mr. Daily and Mr. Whitson, including working together at PMT Services, Inc. Rob Bertke, our Chief Technology Officer, has over 20 years of experience in the payment technology and B2B commerce industries. Importantly, many of our acquisitions have added managers with extensive knowledge of their vertical markets and deep client relationships.
We generate revenue primarily, but not exclusively, from volume-based fees generated by payment processing services provided to clients throughout the United States. Our payment processing services enable clients to accept electronic payments, facilitating the exchange of funds and transaction data between clients, financial institutions and payment networks. Services include merchant onboarding, risk and underwriting, authorization, settlement, chargeback processing and other merchant support services. We also generate revenue from software licensing subscriptions, ongoing support, and other POS-related solutions that we provide to our clients directly and through our distribution partners. Due to our integrated payment and software solutions and our distribution network, we are able to derive significant scale from operating efficiencies, which enable us to generate strong operating margins and profitability.
For the six months ended March 31, 2019, we generated $170.3 million in revenue, $1.1 million of net income and $17.3 million of adjusted EBITDA, compared to $154.9 million in revenue, $7.2 million of net loss and $14.6 million of adjusted EBITDA for the comparable period in 2018, an increase of 10% and 19% for revenue and adjusted EBITDA, respectively. In fiscal year 2018, we generated $323.5 million in revenue, $5.0 million of net loss and $30.3 million of adjusted EBITDA, compared to $262.6 million in revenue, $0.9 million of net income and $19.3 million of adjusted EBITDA in fiscal year 2017, an increase of 23% and 58% for revenue and adjusted EBITDA, respectively. See “Summary Historical and Pro Forma Consolidated Financial and Other Data” for a discussion of adjusted EBITDA and a reconciliation of adjusted EBITDA to net income (loss) attributable to i3 Verticals, Inc., the most directly comparable measure under accounting principles generally accepted in the United States of America (“GAAP”).
Industry Background
Overview of the Electronic Payments Industry
The electronic payments industry is massive, with growth fueled by powerful long-term trends that continue to increase the acceptance and use of electronic-based payments compared to paper-based payments. The industry is serviced by a variety of providers, including issuers, payment networks and merchant acquirers. According to The Nilson Report, purchase volume on credit, debit and prepaid cards in the United States was approximately $6.1 trillion in 2018 and is estimated to reach nearly $10.4 trillion by 2027, a CAGR of 6.1%. Additionally, B2B payments represent a large, high growth opportunity, with Mastercard estimating annual global B2B payments volume to be approximately $120 trillion. Deloitte estimates the market to be growing at over 5% annually. Checks still account for more than 45% of supplier-related payments according to PayStream Advisors’ 2017 Electronic Payments Report, but electronic methods such as wire, electronic bank transfer and card continue to gain momentum. Technological advancement is driving faster adoption in several functional areas such as accounting, invoicing, enterprise resource planning and billing, and a 2018 Mastercard and PYMNTS.com joint report suggests that the B2B payments market is at a tipping point, with checks likely to relinquish the top spot as the most popular form of B2B payment in the near future.
Convergence of Payments, Software and Integrated Technology
The electronic payments industry is undergoing a transformation fueled by rapid advancements in technology over the past decade, including the proliferation of application programming interfaces (“APIs”) that facilitate seamless integration between various software programs and payment technology. This transformation is empowering businesses and organizations to benefit from the increased utility associated with embedding payment solutions within software. Increasingly, payment solutions are embedded within the software that merchants use for other critical business functions, such as POS, accounting, inventory management, cash drawer reconciliation, customer relationship management and order entry.
SMBs and other organizations are increasingly demanding bundled payment and software solutions. To deliver more value to clients, ISVs and payment companies are partnering to meet this demand, often entering into revenue sharing arrangements related to payment processing revenue. More recently, some ISVs are bundling proprietary payment capabilities with software offerings to create a comprehensive, integrated solution for clients and to optimize the revenue opportunity associated with payments.
As more ISVs seek to differentiate their offerings by seamlessly integrating payment capabilities into their software solutions, the PayFac model has gained significant momentum. The PayFac model provides companies not traditionally in the business of delivering payment services (e.g., ISVs) with a master merchant account, enabling SMB clients to accept electronic payments through a sub-merchant contract. In addition to rapid, efficient onboarding, PayFacs offer various tools and services, including streamlined reporting and client support.
Overview of the Traditional Merchant Acquiring Industry
Historically, to facilitate the acceptance of card-based payments at the POS, banks began providing payment services to their local merchants. Providers of these services, both divisions of banks and independent companies, became known as merchant acquirers. The merchant acquiring industry has grown significantly as more and more merchants and organizations accept card-based payments in response to their growing adoption by consumers. More than 3,500 payments service providers are registered with Visa in the United States. These acquirers include non-bank merchant acquirers, banks, ISOs and other less established vendors seeking to offer new payment methods and devices.
Overview of the Merchant Client Base
According to First Annapolis, there are over 27 million merchants in the United States that can potentially accept electronic payments at a POS. As shown in the following diagram, the majority of these merchants are SMBs:
Client Segmentation of the Merchant Acquiring Industry

Source: First Annapolis; 2010 estimates
Many traditional merchant acquirers sell their payment processing services to various sizes of merchants and organizations, from SMBs to large enterprises. As potential customers, we believe SMBs have many attractive characteristics. SMBs generally lack the resources of large enterprises to invest heavily in technology and therefore are more dependent on service providers, such as merchant acquirers, to handle critical functions, including payment acceptance and other support services. Technology needs for SMBs are increasingly complex. As electronic and mobile commerce continues to grow as a percentage of purchase volume, businesses and organizations require additional capabilities to serve their customers in an increasingly omni-channel world. In addition, SMBs are seeking software solutions for a variety of their business functions, including marketing, inventory management, invoicing and other industry-specific applications. Merchant acquirers can better serve SMBs by working with ISVs or offering proprietary software that helps meet the requirements of these businesses and organizations. While the size of the market opportunity is considerable, the needs of potential clients in different segments vary significantly, benefiting those providers that deliver integrated payment solutions tailored to their specific needs.
Consolidation in Payments
Ongoing consolidation in the payments industry is being driven by a number of important factors, including the benefits of scale, merchant demand for integrated payment and software solutions and the desire to gain access to new, high-growth verticals, markets and geographies. A proven track record of identifying and executing attractive acquisitions is a differentiating factor in the highly competitive payments industry.
Our Competitive Strengths
We believe we have many attributes that differentiate us from our competitors and provide us with significant competitive advantages. Our key competitive strengths include:
Innovative Payment and Software Solutions Tailored for Strategic Verticals
We believe our ability to deliver innovative payment and software solutions tailored to the specific needs of businesses and organizations in our strategic vertical markets differentiates us from our competitors. Our seamlessly integrated payment and software solutions can be used across multiple channels and industry verticals through our gateway and PayFac model and permit us to tailor our solutions to the specific needs of individual vertical markets. We focus on providing value-added, flexible, scalable and innovative electronic payment and software solutions to clients in attractive, high growth strategic vertical markets such as education, public sector, non-profit, property management and healthcare. We target vertical markets that are large and growing, where businesses and other organizations typically lack integrated payment functionality within their business management system, there is potential for significant market penetration of our solutions and competition for our solutions is fragmented. We have built, through strategic acquisitions and internal development, a specialized and tailored payment and software solutions business, powered by a broad network of distribution partners that allows us to integrate and cross-sell our solutions to businesses and organizations in these strategic vertical markets. We believe our deep domain knowledge in each of our strategic vertical markets provides us unique insight into our clients’ needs, and enables us to deliver high-quality traditional and PayFac solutions with vertical-specific client support.
Additionally, we provide a comprehensive suite of horizontal solutions that complement our vertically focused solutions and enable us to further penetrate each vertical market. Our horizontal solutions include virtual terminals, POS technology, mobile solutions, countertop and wireless terminals, electronic invoice presentment and payment, event registration, online reporting, expedited funding, PCI validation, integrated forms and client analytics.
Expertise in ISV Distribution
We distribute our payment technology and proprietary software solutions to our clients through our direct sales force as well as through a growing network of distribution partners, including ISVs. We embed our payment technology into our proprietary vertical software solutions, or into solutions developed by ISVs, empowering our clients to benefit from the seamless integration of payments and software. We currently have approximately 42 ISV distribution partners. Our ISV partner strategy represents an important distribution channel and enables us to accelerate our market penetration through a cost effective one-to-many distribution model that tends to result in high retention and faster growth. We sell our services to our ISV partners’ customer base, effectively broadening our target base. We consider our expertise in integrating our payment processing solutions into our distribution partners’ software to be a key competitive advantage that has enabled us to construct a highly diversified customer base with relatively high retention rates. We have also acquired ISVs in certain strategic vertical markets, which we believe further differentiates us from our competitors and improves our results of operations.

Robust Gateway and Technology Platform Delivering Sophisticated Payment and Software Solutions
We have developed a suite of technology solutions that can be deployed on a variety of platforms. Our solutions include a range of traditional and innovative products, and our technology includes proprietary software that serves our verticals and offers a unified suite of APIs that provide streamlined payment integration. Our centralized development process, including more than 75 technology professionals, as well as our broad compatibility of our products permit us to quickly respond to changing market trends, which competitors who rely on third-party providers for their technological needs are less equipped to do. Our solutions provide redundancy, scalability, high availability and PCI Service Level Provider (SLP) Level 1 Security.
Through our proprietary gateway, we provide our clients a single point of access for a broad suite of payment and software solutions, spanning POS, e-commerce and mobile devices. This technology provides a broad range of Europay, Mastercard, Visa (EMV) and point-to-point-encryption (P2PE) devices as well as PCI avoidance solutions for ISVs. Leveraging our technology, we are able to provide our clients with solutions that are highly secure, scalable and available. In addition, our broad suite of payment and software solutions can evolve to meet the needs of our clients as their complexity, size or requirements change through sophisticated reporting and intelligence tools embedded within each client’s existing business management systems. In certain vertical markets such as education, public sector and property management, we offer proprietary software solutions that increase the productivity of our clients by streamlining their business processes. Our payment solutions, including PCI DSS-compliant security, integrate seamlessly into a client’s business management system and can be tailored to the client’s needs, with extensive reporting tools.
Attractive Operating Model
We have grown rapidly since our founding, with payment volume growth of 5.4% for the six months ended March 31, 2019 compared to the prior year period, 12.5% over the prior year in fiscal year 2018, 26.1% in fiscal year 2017, and 138.2% in fiscal year 2016. Our revenue from software has grown 92.0% for the six months ended March 31, 2019 compared to the prior year period, 126.6% over the prior year in fiscal year 2018, 37.6% in fiscal year 2017, and 66.3% in fiscal year 2016. We believe our domain expertise within our strategic vertical markets, the embedded nature of our integrated payment and proprietary software solutions and our strong client relationships drive year-over-year improvements in client retention and revenue growth. For example, our education vertical, where 100% of the payment volume we process is integrated into our proprietary software, had an annual client retention rate of 97% in fiscal year 2018 and our revenue per district increased 40% from fiscal year 2015 to 2018. We also have invested significantly in our software solutions to increase the usability, functionality and capacity of our integrated solutions, and with the continued growth of our business, we have been able to benefit from economies of scale. By leveraging our technology, we have grown our client portfolio at a rate exceeding our other non-processing expenses. The relationships we have developed with a significant number of distribution partners, including ISVs and VARs, contribute to efficient client acquisition, high retention and lifetime value and, ultimately, strong revenue and earnings growth. Given that we predominantly generate transaction-based revenue, we can confidently predict at the beginning of each fiscal year our recurring revenue and cash flow, excluding the effects of acquisitions, for that fiscal year. Further, we have a diversified operating model across multiple vertical markets, which insulates us from fluctuations within any given vertical market.
Proven Acquisition and Integration Strategy
A core component of our growth strategy includes a disciplined approach to acquisitions of companies and technology, evidenced by eleven platform acquisitions and nineteen tuck-in acquisitions since our inception in 2012, including three platform and six tuck-in acquisitions since completing our IPO. Our acquisitions have opened new strategic vertical markets, increased the number of businesses and organizations to whom we provide solutions and augmented our existing payment and software solutions and capabilities. Our management team has significant experience acquiring and integrating providers of payment processing services and providers of vertical market software that complement our existing suite of products and solutions. Due to our management team’s longstanding relationships and domain expertise, we have developed a strong pipeline of acquisition targets and are constantly evaluating businesses against our acquisition criteria.
Experienced Team with Strong Execution Track Record
We have built a deep and experienced executive-level management team. Greg Daily, our Chairman and Chief Executive Officer, and Clay Whitson, our Chief Financial Officer, have each previously served in similar roles with iPayment, Inc. and PMT Services, Inc. Our President, Rick Stanford, who is responsible for mergers and acquisitions, has a 30-year professional relationship with Mr. Daily and Mr. Whitson, including working together at PMT Services, Inc. Substantial value was created at both PMT Services, Inc. and iPayment, Inc. through organic and acquisition-based growth. From PMT Services’ IPO on August 12, 1994 until its sale on September 24, 1998, PMT Services’ cumulative stock return was 713%, compared to the 126% cumulative stock return of the S&P 500 during the same period, excluding dividends. From iPayment’s IPO on May 12, 2003 until it was taken private on May 10, 2006, iPayment’s cumulative stock return was 172%, compared to the 40% cumulative stock return of the S&P 500 during the same period, excluding dividends. There can be no assurance, however, that these executives will be able to create similar increases in the value of i3 Verticals, Inc. Rob Bertke, our Chief Technology Officer, has over 20 years of experience in the payment technology and B2B commerce industries.
Many of our acquisitions have added key members of management with extensive knowledge of their vertical markets and deep distribution partner and client relationships. We typically structure acquisitions with the goal of retaining and incentivizing key members of management, through equity incentives and earn-outs that align their interests with those of our shareholders.
Our Growth Strategy
Expand Our Network of Distribution Partners
We have experienced significant growth through our network of distribution partners, particularly within integrated channels. We have approximately 42 ISV distribution partners and intend to continue expanding our distribution network to reach new ISVs as well as other new partners within our strategic vertical markets. Further, we intend to expand into new verticals as our current distribution partners and clients expand their own businesses. We believe that our differentiated payments platform, combined with our vertical expertise, will enable us to methodically engage new distribution partners.
Continue to Enhance Our Suite of Technology Solutions
We intend to strengthen our position in our various vertical markets through continuous product innovation and enhancement. We have a strong track record of introducing new products and solutions that increase convenience, enhance ease of use, improve integration with their other business management systems and offer greater functionality. For example, we take advantage of our proprietary, integrated gateway and service capabilities to provide PayFac services in our strategic vertical markets. Through continued product innovation and enhancement, we believe we can increase client retention and improve our ability to win new business. Further, we will continue to invest in our technology and proprietary software that drives our competitiveness and position within our verticals.
Grow With Our Existing Distribution Partners and Clients
We focus on strategic vertical markets where there is a large addressable market, the client base is highly fragmented and penetration of electronic payments is below that of the overall economy. Our potential clients are in continual search of payment solutions and software to help them offer multiple value-added solutions and sell their goods and services through various channels to provide a convenient customer experience, increase sales and create business efficiencies. We intend to grow organically with our existing distribution partners by providing compelling integrated payment technology and proprietary software solutions to clients. We believe that by cross-selling new and value-added services and promoting our omni-channel capabilities to our existing clients, we will help our clients succeed and grow their payment volume. We believe a subset of our client base uses integrated payment solutions, and we intend to promote the adoption of these technologies.
Certain of our specific growth strategies include:

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Cross-sell Opportunities: We provide our distribution partners with the opportunity to market new products as they become available, making available new content that enhances the value of our distribution partners to their members.

•	Event Participation: We identify opportunities to engage with clients through event participation, including by sponsoring luncheons, attending tradeshows, and presenting at user conferences.

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Electronic Marketing: Our marketing team utilizes a variety of marketing techniques to enhance the awareness of our offerings to the distribution partner network, which align with our outbound sales effort and are intended to monitor the level of client engagement.

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Content Development: Our sales and marketing team partners with our distribution network to identify key topics of interest to their members, and we intend to continue work to craft new content covering popular topics related to the electronic payment industry.

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Incentive Programs: Our sales and marketing team works directly with our distribution partners to launch incentive programs intended to increase new referral activity through a variety of competitions and programs implemented each year.

Further Penetrate the Installed Merchant Base of Our Distribution Partners
We intend to continue to actively pursue the merchant base of our distribution partners. A significant number of businesses and other organizations within these channels are not currently using our solutions and have not yet been proactively approached or have not faced a reason to switch providers, such as contract expiration or a customer service issue. Many already have their electronic payments processed through another provider, while others are not yet accepting electronic payments. We intend to continue to capitalize on this significant opportunity by leveraging our relationships with our distribution partners, our extensive marketing capabilities, our vertically-focused sales force and our innovative payment technology. This focus allows us to expand within these markets and benefit from our clients’ organic growth.
Selectively Pursue Platform and Tuck-in Acquisitions
We intend to pursue platform acquisitions of vertically-focused integrated payment and software solution providers in new vertical markets. We also intend to continue to complement our organic expansion with accretive tuck-in acquisitions that enhance our market position within our existing strategic vertical markets. We expect that these acquisitions will expand our integrated platform, existing payment and software solutions and client reach. Since our formation in 2012, we have completed a total of eleven platform and nineteen tuck-in acquisitions that enabled us to enter new, or expand within existing, vertical markets. Since our IPO, we have completed three platform and six tuck-in acquisitions. We believe that we have demonstrated the ability to execute and integrate acquisitions that augment our products and services and enhance the solution set we offer to our clients.
We intend to continue to acquire targets through our strong pipeline, in addition to engaging new candidates. We target companies that have a strong management team with significant expertise in a particular vertical market and that offer attractive growth potential. Once we have completed an acquisition, we monitor the acquired company’s performance and seek to improve its operations. Our corporate structure enables us to provide financial and strategic support, including capital, recruitment, back-office and IT functions to the companies we acquire. This decentralized management structure allows us to create management teams positioned to maximize the growth potential in existing and new vertical markets.
Recent Developments
Acquisition of Pace Payment Systems, Inc.
On May 31, 2019, we, indirectly through one of our wholly owned subsidiaries, acquired Pace Payment Systems, Inc., a Delaware corporation (“Pace”), pursuant to the terms of an Agreement and Plan of Merger (the “Pace Acquisition”). Pace is engaged in the business of marketing, distributing and selling payment processing products (including software products) and services, including through integrated partnerships in the public and education sectors. The purchase price consisted of $52.5 million in cash consideration paid at closing, subject to certain pre- and post-closing net working capital adjustments, $0.2 million of restricted shares of our Class A common stock and potential additional consideration of up to $20.0 million to be paid based upon the achievement of certain growth metrics related to the financial performance of Pace in the 24 months from January 1, 2020 through December 31, 2021. The portion of the purchase price paid at closing was funded with proceeds under our revolving credit facility. For the year ended December 31, 2018 and for the three months ended March 31, 2019, Pace had revenue of $29.0 million and $7.4 million, respectively. From December 31, 2016 to May 31, 2019, Pace increased its active ISV network from 3 to 13.

Risk Factors
We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, liquidity and prospects. You should carefully consider these risks, including the risks described under the heading, “Risk Factors” included elsewhere in this prospectus, before deciding to invest in our Class A common stock. Risks relating to our business include, among others:

•	our ability to generate revenue sufficient to maintain profitability and positive cash flow;

•	competition in our industry and our ability to compete effectively;

•	our dependence on non-exclusive distribution partners to market our products and services;

•	our ability to keep pace with rapid developments and changes in our industry and provide new products and services;

•	liability and reputation damage from unauthorized disclosure, destruction or modification of data or disruption of our services;

•	technical, operational and regulatory risks related to our information technology systems and third-party providers’ systems;

•	reliance on third parties for significant services;

•	exposure to economic conditions and political risks affecting consumer and commercial spending, including the use of credit cards;

•	our ability to increase our existing vertical markets, expand into new vertical markets and execute our growth strategy;

•	our ability to successfully identify acquisition targets and thereafter, to complete and effectively integrate those acquisitions into our services;

•	potential degradation of the quality of our products, services and support;

•	our ability to retain clients, many of which are SMBs, which can be difficult and costly to retain;

•	our ability to successfully manage our intellectual property;

•	our ability to attract, recruit, retain and develop key personnel and qualified employees;

•	risks related to laws, regulations and industry standards;

•	our indebtedness and potential increases in our indebtedness; and

•	operating and financial restrictions imposed by our 2019 Senior Secured Credit Facility (as defined below).
IPO and Reorganization Transactions
On June 25, 2018, we completed the initial public offering (“IPO”) of 7,647,500 shares of our Class A common stock at a public offering price of $13.00 per share. We received approximately $92.5 million of net proceeds, after deducting underwriting discounts and commissions, which we used to purchase 7,264,083 newly issued common units from i3 Verticals, LLC (“Common Units”) for approximately $87.8 million, and 383,417 Common Units from a selling Common Unit holder for approximately $4.6 million, in each case at a price per Common Unit equal to the price per share paid by the underwriters for shares of our Class A common stock in the IPO.
In connection with our IPO, we consummated the following reorganizational transactions. Certain defined terms are provided below.

•
We amended and restated the existing limited liability company agreement of i3 Verticals, LLC to, among other things, (1) convert all existing Class A units, common units (including common units issued upon the exercise of existing warrants held by the existing Warrant Holders) and Class P units (“profits interests”) of ownership interest in i3 Verticals, LLC into either Class A voting common units of i3 Verticals, LLC (such holders of Class A voting common units referred to herein as the “Continuing Equity Owners”) or Class B non-voting common units of i3 Verticals, LLC (such holders of Class B non-voting common units referred to herein as the “Former Equity Owners”) (collectively, the “Initial Recapitalization”), and (2) appoint i3 Verticals, Inc. as the sole managing member of i3 Verticals, LLC upon its acquisition of Common Units in connection with the IPO.

•
We amended and restated i3 Verticals, Inc.’s certificate of incorporation to provide for, among other things, Class A common stock and Class B common stock. Each share of Class A common stock and Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders. Shares of our Class B common stock, however, may be held only by the Continuing Equity Owners and their permitted transferees in proportion to the number of outstanding Common Units of i3 Verticals, LLC they hold as described in “Description of Capital Stock—Class B Common Stock.” Class B common stock has no economic rights.

•
Immediately following the Initial Recapitalization, we consummated a merger by and among i3 Verticals, LLC, i3 Verticals, Inc. and a newly formed wholly-owned subsidiary of i3 Verticals, Inc. (“MergerSub”) whereby: (1) MergerSub merged with and into i3 Verticals, LLC, with i3 Verticals, LLC as the surviving entity; (2) Class A voting common units converted into newly issued Common Units in i3 Verticals, LLC together with an equal number of shares of Class B common stock of i3 Verticals, Inc., and (3) Class B non-voting common units converted into Class A common stock of i3 Verticals, Inc. based on a conversion ratio that provided an equitable adjustment to reflect the full value of the Class B non-voting common units.

•
We issued 619,542 shares of our Class A common stock pursuant to a voluntary private conversion of certain subordinated notes (the “Junior Subordinated Notes”) by certain related and unrelated creditors of i3 Verticals, LLC. In this conversion, certain eligible holders of Junior Subordinated Notes elected to convert approximately $8.1 million in aggregate indebtedness into Class A common stock.

•	We issued 7,647,500 shares of our Class A common stock to the purchasers in the IPO in exchange for net proceeds of approximately $92.5 million.

•
We used all of the net proceeds from the IPO to purchase (1) 7,264,083 newly issued Common Units directly from i3 Verticals, LLC, and (2) 383,417 Common Units directly from a Continuing Equity Owner, in each case at a price per Common Unit equal to the price per share paid by the underwriters for shares of our Class A common stock in the IPO.

•
i3 Verticals, LLC used the IPO net proceeds from the sale of Common Units to i3 Verticals, Inc., after deducting offering expenses, to repay a total of approximately $84.9 million in outstanding debt under (a) the Junior Subordinated Notes in the aggregate principal amount outstanding of $8.1 million, (b) notes payable in the aggregate principal amount of $10.5 million (the “Mezzanine Notes”) to three related creditors and (c) the existing senior secured credit facility of i3 Verticals, LLC (the “2017 Senior Secured Credit Facility”), which included a term loan and a revolving loan facility, in the aggregate principal amount of $66.3 million. i3 Verticals, LLC repaid the Junior Subordinated Notes and the Mezzanine Notes in full in connection with the IPO.

•
i3 Verticals, Inc. entered into (1) a tax receivable agreement, which we refer to as the Tax Receivable Agreement, with i3 Verticals, LLC and each of the Continuing Equity Owners and (2) a registration rights agreement, which we refer to as the Registration Rights Agreement, with certain Continuing Equity Owners. For a description of the terms of the Tax Receivable Agreement and the Registration Rights Agreement, see “Certain Relationships and Related Party Transactions.”

We collectively refer to the foregoing organizational transactions as the “Reorganization Transactions.”
Following the completion of the IPO and Reorganization Transactions, the Company became a holding company and its principal asset is the Common Units in i3 Verticals, LLC that it owns. i3 Verticals, Inc. operates and controls all of i3 Verticals, LLC's operations and, through i3 Verticals, LLC and its subsidiaries, conducts i3 Verticals, LLC's business.

•	As of March 31, 2019, i3 Verticals, Inc. owned 34.9% of the economic interest in i3 Verticals, LLC.

•
As of March 31, 2019, the Continuing Equity Owners owned Common Units in i3 Verticals, LLC representing approximately 65.1% of the economic interest in i3 Verticals, LLC, shares of Class A common stock in the Company representing approximately 0.9% of the economic interest and voting power in the Company, and shares of Class B common stock in i3 Verticals, Inc., representing approximately 65.1% of the voting power in the Company.

•
The Continuing Equity Owners who own Common Units in i3 Verticals, LLC may redeem at each of their options (subject in certain circumstances to time-based vesting requirements) their Common Units for, at the election of i3 Verticals, LLC, cash or newly-issued shares of the Company's Class A common stock.

•	Combining the Class A common stock and Class B common stock, the Continuing Equity Owners hold approximately 66.0% of the economic interest and voting power in i3 Verticals, Inc.
As used in this prospectus, unless the context otherwise requires, references to:

•
“Continuing Equity Owners” refers collectively to the Class A unit, common unit and Class P unit holders prior to the Reorganization Transactions, and each of their permitted transferees that own Common Units in i3 Verticals, LLC after the Reorganization Transactions and IPO and who may redeem at each of their options their Common Units for, at the election of i3 Verticals, LLC, cash or newly-issued shares of our Class A common stock as described in “Certain Relationships and Related Party Transactions—i3 Verticals LLC Agreement.”

•	“i3 Verticals LLC Agreement” refers to i3 Verticals, LLC’s Limited Liability Company Agreement, which became effective in connection with the IPO.

•
“Former Equity Owners” refers to the Original Equity Owners that are not Continuing Equity Owners and whose ownership interest converted into shares of our Class A common stock in connection with the consummation of the Reorganization Transactions.

•
“Original Equity Owners” refers to the owners of ownership interests in i3 Verticals, LLC, collectively, before the Reorganization Transactions, which included the holders of Class A units, common units, Class P units (vested and unvested) and Warrant Holders.

•
“Warrant Holders” refers to lenders under our existing Junior Subordinated Notes and Mezzanine Notes that held warrants to purchase Common Units in i3 Verticals, LLC that were exercised in full in connection with the IPO.

Ownership Structure
The diagram below depicts our organizational structure immediately following this offering and the use of proceeds therefrom assuming, assuming no exercise by the underwriters of their option to purchase additional shares.

Continuing Equity Owners
Public Stockholders
Class A common stock
• 0.8% voting interest
• 1.6% economic interest
Class A common stock
• 49.4% voting interest
• 98.4% economic interest
i3 Verticals, Inc. (Delaware Corporation) Issuer
Class B common stock
• 49.8% voting interest
• no economic interest
Sole Managing Member
LLC common units
• 50.2% economic interest in i3 Verticals, LLC
LLC common units
• 49.8% economic interest in i3 Verticals, LLC
i3 Verticals, LLC (Delaware LLC)
Operating Subsidiaries

Our Corporate Information
i3 Verticals, Inc., the issuer of the Class A common stock in this offering, was incorporated as a Delaware corporation on January 17, 2018. i3 Verticals, LLC (formerly known as Charge Payment, LLC) was organized as a Delaware limited liability company on September 7, 2012. Our corporate headquarters are located at 40 Burton Hills Blvd., Suite 415, Nashville, TN 37215. Our telephone number is (615) 465-4487, and our principal website address is www.i3verticals.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
i3 Verticals, Inc. is a holding company whose principal asset consists, as of May 31, 2019, of its ownership of 35.1% of the outstanding Common Units of i3 Verticals, LLC.

Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An emerging growth company may take advantage of certain reduced disclosure and other requirements that are otherwise generally applicable to public companies. As a result, the information that we provide to stockholders may be different than the information you may receive from other public companies in which you hold equity. For example, so long as we are an emerging growth company:

•	we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•
we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or the PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and

•
we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.

We may take advantage of these reduced disclosure and other requirements until September 30, 2023, the last day of our fiscal year following the fifth anniversary of the completion of our IPO, or such earlier time that we are no longer an emerging growth company. For example, if certain events occur before the end of such five-year period, including if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period, we will cease to be an emerging growth company.
As mentioned above, the JOBS Act permits us, as an emerging growth company, to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected not to opt out of the extended transition period which means that when an accounting standard is issued or revised, and it has different application dates for public or private companies, as an emerging growth company, we can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make it difficult or impossible because of the potential differences in accounting standards used to compare our financial statements with the financial statements of a public company that is not an emerging growth company, or the financial statements of an emerging growth company that has opted out of using the extended transition period.
Conflicts of Interest
An affiliate of BofA Securities, Inc., an underwriter in this offering, is a joint lead arranger and joint bookrunner and lender under our 2019 Senior Secured Credit Facility, and, therefore, in connection with the refinancing, will receive at least 5% of the net proceeds of this offering, not including underwriting compensation. As a result, BofA Securities, Inc. is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”

The Offering

Class A common stock offered	4,491,763 shares

Option to purchase additional shares	673,764 shares

Class A common stock to be outstanding after this offering
13,717,592 shares, representing approximately 50.2% of the combined voting power of all of the common stock of i3 Verticals, Inc. (or 14,391,356 shares, representing approximately 52.7% of the combined voting power of all of the common stock of i3 Verticals, Inc. if the underwriters exercise their option to purchase additional shares in full) and 100% of the economic interest in i3 Verticals, Inc.

Class B common stock to be outstanding after this offering
13,595,401 shares, representing approximately 49.8% of the combined voting power of all of the common stock of i3 Verticals, Inc. (or 12,921,637 shares, representing approximately 47.3% of the combined voting power of all of the common stock of i3 Verticals, Inc. if the underwriters exercise their option to purchase additional shares in full) and no economic interest in i3 Verticals, Inc.

Use of proceeds
We estimate, based on an offering price of $22.75 per share, that the net proceeds to us from this offering will be approximately $97.1 million, or approximately $111.6 million if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and commissions but before offering expenses.
We intend to use the net proceeds of this offering to purchase (1) 1,000,000 Common Units directly from i3 Verticals, LLC, and (2) 3,491,763 Common Units (or 4,165,527 Common Units if the underwriters exercise their option to purchase additional shares in full) from certain Continuing Equity Owners, in each case at a price per Common Unit equal to the price per share paid by the underwriters for shares of our Class A common stock in this offering. i3 Verticals, LLC will receive an estimated $20.9 million in net proceeds from the sale of Common Units to i3 Verticals, Inc., after deducting estimated offering expenses of $0.7 million.
i3 Verticals, LLC intends to use all the net proceeds it receives to repay indebtedness outstanding under the 2019 Senior Secured Credit Facility. See “Use of Proceeds.”

Voting rights
Each share of our Class A common stock and Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law or our amended and restated certificate of incorporation. Class B common stock has no economic rights. See “Description of Capital Stock.”

Ratio of shares of Class A common stock to Common Units
The i3 Verticals LLC Agreement requires that we at all times maintain (x) a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of Common Units of i3 Verticals, LLC owned by us and (y) a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners and the number of Common Units of i3 Verticals, LLC owned by the Continuing Equity Owners. This construct is intended to result in the Continuing Equity Owners having a voting interest in us that is identical to the Continuing Equity Owners’ percentage economic interest in i3 Verticals, LLC. The Continuing Equity Owners own all of our outstanding Class B common stock.

Exchange and redemption rights of holders of Common Units
Pursuant to the i3 Verticals LLC Agreement, the Continuing Equity Owners may require us to exchange or redeem all or a portion of their Common Units of i3 Verticals, LLC for newly issued shares of our Class A common stock on a one-for-one basis, or, at the discretion of i3 Verticals, LLC, cash. Shares of our Class B common stock will be canceled on a one-for-one basis if we, at the election of a Continuing Equity Owner, exchange or redeem Common Units of such Continuing Equity Owner pursuant to the terms of the i3 Verticals LLC Agreement. The decision whether to tender Common Units of i3 Verticals, LLC to us will be made solely at the discretion of the Continuing Equity Owners. i3 Verticals, LLC will exercise discretion regarding the form of consideration in an exchange or redemption.

Tax Receivable Agreement
Our acquisition of Common Units of i3 Verticals, LLC in connection with the IPO and this offering and future and certain concurrent redemptions and exchanges of Common Units for shares of our Class A common stock (or cash) are expected to produce favorable tax attributes for us. We are a party to a Tax Receivable Agreement with the Continuing Equity Owners that provides that we generally will be required to pay directly, or indirectly through i3 Verticals, LLC, to our Continuing Equity Owners 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we are deemed to realize as a result of certain tax attributes of their Common Units sold to us (or exchanged in a taxable sale) and that are created as a result of (i) the redemption or exchange of their Common Units for shares of Class A common stock and (ii) tax benefits attributable to payments made under the Tax Receivable Agreement (including imputed interest).

Dividend policy	We do not expect to pay any dividends on our common stock in the foreseeable future. See “Dividend Policy.”

Risk factors
You should read the “Risk Factors” section of this prospectus beginning on page 22 and incorporated by reference herein for a discussion of factors to consider carefully before deciding to invest in shares of our Class A common stock.

Nasdaq Global Select Market symbol	IIIV.

Unless we indicate otherwise or the context otherwise requires, information in this prospectus:

•
excludes 4,552,873 shares of Class A common stock reserved for issuance under our 2018 Equity Incentive Plan, or “2018 Plan,” including 4,346,965 shares of Class A common stock issuable pursuant to 4,338,166 stock options and 8,799 restricted shares of Class A common stock granted to certain of our directors, consultants and employees;

•
excludes additional shares of Class A common stock that may be issuable upon exercise, redemption or exchange by the Continuing Equity Owners (or at our election, a direct exchange), other than the Class A common stock that we intend to issue in connection with this offering; and

•	assumes no exercise by the underwriters of their option to purchase additional shares.
Trademarks
This prospectus includes our service marks and trade names, including i3 Verticals®, PaySchools® and Axia®, which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.
Market and Industry Data
Unless otherwise indicated, information contained in this prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions we made upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus and the documents incorporated by reference. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables present the summary and unaudited pro forma historical consolidated financial and other data of i3 Verticals, LLC and i3 Verticals, Inc. as of the dates and for the periods indicated. i3 Verticals, LLC is the predecessor of the issuer, i3 Verticals, Inc., for financial reporting purposes. The summary consolidated statement of operations data for the fiscal years ended September 30, 2018, 2017 and 2016, and the summary consolidated balance sheet data as of September 30, 2018 and 2017 are derived from the audited consolidated financial statements of i3 Verticals, Inc. included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the Securities and Exchange Commission (“SEC”) on December 7, 2018 (the “2018 10-K”) and incorporated by reference. The summary unaudited condensed consolidated statements of operations data for the six months ended March 31, 2019 and 2018 and the unaudited condensed consolidated balance sheet data as of March 31, 2019 are derived from unaudited interim condensed consolidated balance sheets included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 that we filed with the SEC on May 14, 2019 (“Quarterly Report”) and incorporated by reference into this prospectus. The summary unaudited condensed consolidated statements of operations data for the twelve months ended March 31, 2019 and 2018 are derived from management’s records. The unaudited interim condensed consolidated financial statements, and the condensed consolidated statements of operations data for the twelve months ended March 31, 2019 and 2018, have been prepared on the same basis as the audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for the fair presentation of the unaudited interim condensed consolidated balance sheets and the condensed consolidated statements of operations data for the twelve months ended March 31, 2019 and 2018.
The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period. The information set forth below should be read together with the “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the accompanying notes included in our 2018 10-K, and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited consolidated financial statements and the accompanying notes in our Quarterly Report.
The summary unaudited pro forma condensed consolidated financial data of i3 Verticals, Inc. presented below have been derived from our unaudited condensed pro forma consolidated financial statements included elsewhere in this prospectus. The summary condensed unaudited pro forma consolidated financial data as of and for the fiscal year ended September 30, 2018 give effect to the Reorganization Transactions, the IPO, the Pace Acquisition and this offering and the use of proceeds described in “Use of Proceeds,” as if all such transactions had occurred on October 1, 2017, with respect to the summary unaudited pro forma condensed consolidated statement of operations, and as of March 31, 2019, with respect to the summary unaudited pro forma consolidated balance sheet. The unaudited pro forma condensed consolidated financial information includes various estimates which are subject to material change and may not be indicative of what our operations or financial position would have been had this offering and related transactions taken place on the dates indicated, or that may be expected to occur in the future. See “Unaudited Pro Forma Consolidated Financial Information” for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma consolidated financial data.

	Pro Forma i3 Verticals, Inc.		Six months ended March 31,		Year ended September 30,			Twelve months ended March 31,
(in thousands except for payment volume which is in millions)	Six months ended March 31, 2019	Year ended September 30, 2018
			2019	2018	2018	2017	2016	2019	2018
	(unaudited)		(unaudited)					(unaudited)
Statement of Operations Data
Revenue	$184,605	$352,486	$170,262	$154,920	$323,508	$262,571	$199,644	$338,850	$293,025
Interchange and network fees	110,514	214,543	110,514	102,872	214,543	189,112	140,998	222,185	202,868
Other costs of services	32,070	64,689	19,983	19,058	40,314	28,798	21,934	41,239	34,241
Selling, general and administrative	28,606	45,618	26,835	19,041	40,585	27,194	20,393	48,379	33,299
Depreciation and amortization	8,310	13,441	7,450	5,876	11,839	10,085	9,898	13,413	10,890
Change in fair value of contingent consideration	2,153	3,866	2,153	2,129	3,866	(218)	2,458	3,890	988
Total other expenses	2,868	13,985	2,069	13,251	16,985	6,521	5,813	5,803	16,529
Provision for (benefit from) income taxes	20	(645)	129	(139)	337	177	243	605	108
Net income (loss)	$64	$(3,011)	$1,129	$(7,168)	$(4,961)	$902	$(2,093)	$3,336	$(5,898)
Other Financial Data (unaudited)
Payment volume(1)	$5,887	$11,555	$5,887	$5,586	$11,555	$10,269	$8,143	$11,855	$10,984
Net revenue(2)	$75,361	$137,943	$61,018	$52,048	$108,965	$73,459	$58,646	$117,935	$90,157
Adjusted net income(2)	$10,458	$18,262	$10,786	$6,579	$15,350	$7,774	$7,708	$19,557	$10,716
Adjusted EBITDA(2)	$17,810	$31,275	$17,325	$14,561	$30,348	$19,264	$17,606	$33,112	$24,748
Selling, general and administrative — Corporate(3)	$7,856	$11,049	$7,856	$4,402	$9,692	$6,142	$4,991	$13,146	$7,637

	Pro Forma i3 Verticals Inc.
	March 31,	March 31,	September 30,
	2019	2019	2018	2017
(in thousands)	(unaudited)	(unaudited)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$—	$1,393	$572	$955
Total assets	300,066	218,499	175,142	139,991
Long-term debt, including current portion, and debt issuance costs, net	107,850	75,241	36,776	110,836
Total liabilities	175,724	103,764	62,944	129,122
Total equity	124,342	114,735	112,198	3,146
__________________________

(1)
Payment volume is the net dollar value of both 1) Visa, Mastercard and other payment network transactions processed by our clients and settled to clients by us and 2) ACH transactions processed by our clients and settled to clients by us.

(2)
Net revenue is calculated as revenue less certain network fees and other costs described below. Adjusted net income is calculated as net income before certain non-cash changes in the fair value of contingent consideration, non-cash changes in the fair value of warrant liabilities, other non-core cash items and the other items described below. Adjusted EBITDA is equal to adjusted net income before interest, income taxes, depreciation and amortization. Net revenue, adjusted net income and adjusted EBITDA eliminate the effects of items that we do not consider indicative of our core operating performance. As a result, we consider net revenue, adjusted net income and adjusted EBITDA to be important indicators of our operational strength and the performance of our business. Management believes the use of net revenue, adjusted net income and adjusted EBITDA is appropriate to provide investors with an additional tool to evaluate the Company's ongoing business platform. By providing these non-GAAP financial measures, together with a reconciliation to GAAP results, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our business strategies. We believe investors use net revenue, adjusted net income and adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. The way we present net revenue, adjusted net income and adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

(3)	Selling, general and administrative — Corporate, is included in overall selling, general and administrative expenses above.

Net revenue, adjusted net income and adjusted EBITDA are not intended as alternatives to revenue or net income (loss), as applicable, as indicators of our operating performance, or as alternatives to any other measure of performance in conformity with GAAP. You should therefore not place undue reliance on net revenue, adjusted net income and adjusted EBITDA or ratios calculated using those measures. Our GAAP-based measures can be found in our consolidated financial statements and related notes included elsewhere in this prospectus. In particular, adjusted EBITDA has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include interest expense, which has been a necessary element of our costs. In addition, the exclusion of amortization expense associated with our intangible assets further limits the usefulness of this measure. Because adjusted EBITDA does not account for these expenses, its utility as a measure of our operating performance has material limitations. Accordingly, management does not view adjusted EBITDA in isolation and also uses other measures, such as cost of services and goods and net income (loss) to measure operating performance.
The reconciliation of our revenues to net revenue is as follows:

	Pro Forma i3 Verticals, Inc.		Six months ended March 31,		Year ended September 30,			Twelve months ended March 31,
	Six months ended March 31, 2019	Year ended September 30, 2018
(in thousands)			2019	2018	2018	2017	2016	2019	2018
Revenue	$184,605	$352,486	$170,262	$154,920	$323,508	$262,571	$199,644	$338,850	$293,025
Acquisition revenue adjustments(a)	1,270	—	1,270	—	—	—	—	1,270	—
Interchange and network fees	(110,514)	(214,543)	(110,514)	(102,872)	(214,543)	(189,112)	(140,998)	(222,185)	(202,868)
Net Revenue	$75,361	$137,943	$61,018	$52,048	$108,965	$73,459	$58,646	$117,935	$90,157
_________________________

(a)
Under GAAP, companies must adjust, as necessary, beginning balances of acquired deferred revenue to fair value as part of acquisition accounting as defined by GAAP. Acquisition revenue adjustments remove the effect of these adjustments to acquisition date fair value from acquisitions that impact the respective periods.

The reconciliation of our net (loss) income attributable to i3 Verticals, Inc. to Non-GAAP adjusted income before taxes, adjusted net income and adjusted EBITDA is as follows:

	Pro Forma i3 Verticals, Inc.		Six months ended March 31,		Year ended September 30,			Twelve months ended March 31,
	Six months ended March 31, 2019	Year ended September 30, 2018
(in thousands)			2019	2018	2018	2017	2016	2019	2018
Net income (loss) attributable to i3 Verticals, Inc.	$22	$(1,176)	$(924)	$(7,168)	$(6,898)	$902	$(2,093)	$(654)	$(5,898)
Net income (loss) attributable to non-controlling interest	42	(1,835)	2,053	—	1,937	—	—	3,990	—
Non-GAAP Adjustments:
Provision (benefit) for income taxes	20	(645)	129	(139)	337	177	243	605	108
Offering-related expenses(a)	—	124	—	124	124	—	—	—	124
Non-cash change in fair value of contingent consideration(b)	2,153	3,866	2,153	2,129	3,866	(218)	2,458	3,890	988
Non-cash change in fair value of warrant liability(c)	—	8,487	—	8,245	8,487	(415)	(28)	242	7,830
Share-based compensation(d)	2,314	2,924	2,314	—	1,567	—	—	3,881	—
Acquisition revenue adjustments(e)	1,270	—	1,270	—	—	—	—	1,270	—
Acquisition-related expenses(f)	621	531	621	447	531	766	1,217	705	937
Acquisition intangible amortization(g)	6,847	10,857	6,110	4,630	9,384	7,669	8,027	10,864	8,433
Non-cash interest(h)	465	1,156	465	465	1,072	453	443	1,072	698
Other taxes(i)	190	60	190	41	60	36	11	209	75
Legal settlement(j)	—	—	—	—	—	995	—	—	995
Non-GAAP adjusted income before income taxes	$13,944	$24,349	$14,381	$8,774	$20,467	$10,365	$10,278	$26,074	$14,290
Adjusted income taxes at effective rate(k)	(3,486)	(6,087)	(3,595)	(2,195)	(5,117)	(2,591)	(2,570)	(6,517)	(3,574)
Adjusted net income	$10,458	$18,262	$10,786	$6,579	$15,350	$7,774	$7,708	$19,557	$10,716
Plus:
Cash interest expense, net(l)	2,403	4,342	1,604	4,541	7,426	6,483	5,457	4,489	8,001
Adjusted income taxes at effective rate(k)	3,486	6,087	3,595	2,195	5,117	2,591	2,570	6,517	3,574
Depreciation and internally developed software amortization(m)	1,463	2,584	1,340	1,246	2,455	2,416	1,871	2,549	2,457
Adjusted EBITDA	$17,810	$31,275	$17,325	$14,561	$30,348	$19,264	$17,606	$33,112	$24,748
__________________________

(a)	Includes costs associated with forming i3 Verticals, Inc. and other expenses directly related to certain transactions as part of any offering.

(b)
Non-cash change in fair value of contingent consideration reflects the changes in management’s estimates of future cash consideration to be paid in connection with prior acquisitions from the amount estimated as of the later of the most recent balance sheet date forming the beginning of the income statement period or the original estimates made at the closing of the applicable acquisition.

(c)
Non-cash change in warrant liability reflects the fair value change in certain warrants for the Company's Common Units associated with the Company's mezzanine notes in the aggregate principal amount of $10.5 million. These warrants are accounted for as liabilities on the Company's consolidated balance sheets and were repaid with proceeds from its IPO.

(d)
Equity based compensation expense related to stock options issued under the Company’s 2018 Equity Incentive Plan. In addition, during the pro forma year ended September 30, 2018, the year ended September 30, 2018 and the twelve months ended March 31, 2019, compensation expense included $741,000 related to tax receivables agreement (TRA) non-participation compensatory shares.

(e)
Under GAAP, companies must adjust, as necessary, beginning balances of acquired deferred revenue to fair value as part of acquisition accounting as defined by GAAP. Acquisition revenue adjustments remove the effect of these adjustments to acquisition date fair value from acquisitions that have closed as of the date of this prospectus.

(f)	Acquisition-related expenses are the professional service and related costs directly related to the Company's acquisitions and are not part of its core performance.

(g)
Acquisition intangible amortization reflects amortization of intangible assets and software acquired through business combinations, acquired customer portfolios, acquired referral agreements and related asset acquisitions.

(h)	Non-cash interest expense reflects amortization of deferred financing costs.

(i)	Other taxes consist of franchise taxes, commercial activity taxes and other non-income-based taxes. Taxes related to salaries or employment are not included.

(j)	Legal settlement is a charge from certain legal proceedings. For additional information, see “Business—Legal Proceedings” in our 2018 10-K incorporated by reference herein.

(k)
Adjusted corporate income tax expense is calculated considering the 2018 Tax Reform Act by applying a 25.0% blended federal and state tax rate to Non-GAAP adjusted income before taxes. GAAP corporate income tax expense (benefit) as a percentage of pre-tax net income, i.e., the effective tax rate, was 23.8% for the pro forma six months ended March 31, 2019; 17.6% for the pro forma year ended September 30, 2018; 10.3% and 1.9% for the six months ended March 31, 2019 and 2018, respectively; (7.3)%, 16.4% and (13.1)% for the years ended September 30, 2018, 2017 and 2016, respectively, and 15.4% and (1.9)% for the twelve months ended March 31, 2019 and 2018, respectively.

(l)
Cash interest expense, net represents all interest expense recorded on the Company's statement of operations other than non-cash interest expense, which represents amortization of deferred financing costs.

(m)
Depreciation and internally developed software amortization reflects depreciation on the Company's property, plant and equipment, net, and amortization expense on its internally developed capitalized software.

RISK FACTORS
An investment in our Class A common stock involves a high degree of risk. You should carefully consider the following risks and all of the other information contained in this prospectus before deciding whether to invest in our Class A common stock. If any of the following risks are realized, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our Class A common stock could decline, and you could lose all or part of your investment in our Class A common stock. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to Our Business and Industry
We have a history of operating losses and will need to generate significant revenues to attain and maintain profitability and positive cash flow and to continue our acquisition program.
Since inception in 2012, we have been engaged in growth activities and have made a significant number of acquisitions that grew our business. This acquisition activity requires substantial capital and other expenditures. As a result, 2017 was the first fiscal year for which we attained profitability, and we incurred a net loss attributable to i3 Verticals, Inc. of $5.0 million in fiscal year 2018 and $1.2 million for the three months ended March 31, 2019. We may incur losses again in the future. A substantial portion of our historical revenue growth has resulted from acquisitions. For the year ended September 30, 2018, revenues attributable to the acquisitions we completed in 2017 and 2018 were $67.6 million, or 20.9% of our total revenues. We expect our cash needs to increase significantly for the next several years as we:

•	make additional acquisitions;

•	market our products and services;

•	expand our client support and service operations;

•	hire additional marketing, client support and administrative personnel; and

•	implement new and upgraded operational and financial systems, procedures and controls.
As a result of these continuing costs and expenses, we need to generate significant revenues to attain and maintain profitability and positive cash flow. To date, our operations have been supported by equity and debt financings. If we do not continue to increase our revenues, our business, results of operations and financial condition could be materially and adversely affected.
The payment processing industry is highly competitive. Such competition could adversely affect the fees we receive, and as a result, our margins, business, financial condition and results of operations.
The market for payment processing services is highly competitive and has relatively low barriers to entry. Other providers of payment processing services have established a sizable market share in the merchant acquiring sector and service more clients than we do. Our growth will depend, in part, on a combination of the continued growth of the electronic payment market and our ability to increase our market share.
Our payment and software solutions compete against many forms of financial services and payment systems, including electronic, mobile and integrated payment platforms as well as cash and checks. Our competitors include traditional merchant acquirers such as financial institutions, affiliates of financial institutions and well-established payment processing companies that target our existing clients and potential clients directly, including Bank of America Merchant Services, Chase Paymentech, Elavon, Inc. (a subsidiary of U.S. Bancorp), First Data Corporation, Global Payments, Inc., Worldpay, Inc. and Total Systems Services, Inc. In addition, we compete with vendors that are specifically targeting ISVs and VARs as distribution partners for their merchant acquiring services, such as Stripe, Inc., Square, Inc., Toast, Inc., PayPal Holdings, Inc., Braintree (owned by PayPal), Adyen, Ltd., and OpenEdge (a division of Global Payments).
Many of our competitors have substantially greater financial, technological, management and marketing resources than we have. Accordingly, if these competitors specifically target our business model, they may be able to offer more attractive fees or payment terms and advances to our clients and more attractive compensation to our distribution partners. They also may be able to offer and provide products and services that we do not offer. There are also a large number of small providers of processing services that provide various ranges of services to our clients and our potential clients. This competition may effectively limit the prices we can charge and requires us to control costs aggressively in order to maintain acceptable profit margins. Further, if the use of payment cards other than Visa or Mastercard grows, or if there is increased use of certain debit cards, our average profit per transaction could be reduced. Competition could also result in a loss of existing distribution partners and clients and greater difficulty attracting new distribution partners and clients. One or more of these factors could have a material adverse effect on our business, financial condition and results of operations.
In addition, we are also subject to risks as a result of changes in business habits of our vendors and customers as they adjust to the competitive marketplace. Because our standing arrangements and agreements with our vendors and customers typically contain no purchase or sale obligations and are terminable by either party upon no or relatively short notice, we are subject to significant risks associated with the loss or change at any time in the business habits and financial condition of key vendors as they adapt to changes in the market. For example, NCR Corporation has disclosed that part of its strategy is shifting its business model to become a software and services led enterprise provider, along with providing cloud and mobile solutions. Such a change could adversely impact the amount or timing of receipt of revenue from such arrangements as a result of a shift in our fees from revenues from sales of the Company’s combined hardware and software to revenues from a SaaS model.
To acquire and retain clients, we depend in part on distribution partners that generally do not serve us exclusively, may not aggressively market our products and services, are subject to attrition and are not under our control.
We rely heavily on the efforts of our distribution partners to market our products and services to existing clients and potential clients. Generally, our agreements with distribution partners are not exclusive and these partners retain the right to refer potential clients to other merchant acquirers. Gaining and maintaining loyalty or exclusivity may require financial concessions to maintain current distribution partners or to attract potential distribution partners from our competitors who may be offering significantly more enticing pricing terms, such as increased signing bonuses or residuals payable to our referral partners, which could have a negative impact on our results of operations. If these distribution partners switch to another merchant acquirer, focus more heavily on promoting the products and services of one or more other merchant acquirers, cease operations or become insolvent, we may no longer receive new referrals from them or may receive fewer new referrals from them, and we also risk losing existing clients with whom the distribution partner has a relationship. Additionally, some of our distribution partners are subject to the requirements imposed by our bank sponsors, which may result in fines to them for non-compliance and may, in some cases, result in these entities ceasing to market our products and services. If we are unable to maintain our existing base of distribution partners or develop relationships with new distribution partners, our business, financial condition and results of operations would be materially adversely affected. Further, we may be named in legal proceedings in connection with the actions of our distribution partners where it is alleged that our distribution partners have intentionally or negligently misrepresented pricing or other contractual terms to clients or potential clients related to our processing solutions or related products. Our distribution partners are independent businesses and we have no control over their day-to-day business activities, including their client marketing and solicitation practices. While in some cases we may have indemnification rights against our distribution partners for these activities, there is no guarantee that we will be able to successfully enforce those indemnification rights or that our distribution partners are adequately capitalized in a manner necessary to satisfy their indemnification obligations to us. If one or more judgments or settlements in any litigation or other investigation, plus related defense and investigation costs, significantly exceed our insurance coverage and we are unable to enforce our indemnification rights against a distribution partner or partners, our business, financial condition and results of operations could materially suffer.
If we cannot keep pace with rapid developments and changes in our industry, the use of our products and services could decline, causing a reduction in our revenues.
The electronic payments market is subject to constant and significant changes. This market is characterized by rapid technological evolution, new product and service introductions, evolving industry standards, changing client needs and the entrance of non-traditional competitors, including products and services that enable card networks and banks to transact with consumers directly. To remain competitive, we continually pursue initiatives to develop new products and services to compete with these new market entrants. These projects carry risks, such as cost overruns, delays in delivery, performance problems and lack of client acceptance. In addition, new products and offerings may not perform as intended or generate the business or revenue growth expected. Additionally, we look for acquisition opportunities, investments and alliance relationships with other businesses that will increase our market penetration and enhance our technological capabilities, product offerings and distribution capabilities. Any delay in the delivery of new products and services or the failure to differentiate our products and services or to accurately predict and address market demand could render our products and services less desirable, or even obsolete, to our clients and to our distribution partners. Furthermore, even though the market for integrated payment processing products and services is evolving, it may develop too rapidly or not rapidly enough for us to recover the costs we have incurred in developing new products and services targeted at this market. Any of the foregoing could have a material and adverse effect on our operating results and financial condition.
The continued growth and development of our payment processing activities will depend on our ability to anticipate and adapt to changes in consumer behavior. For example, consumer behavior may change regarding the use of payment card transactions, including the relative increased use of cash, crypto-currencies, other emerging or alternative payment methods and payment card systems that we or our processing partners do not adequately support or that do not provide adequate commissions to parties like us. Any failure to timely integrate emerging payment methods into our software, to anticipate consumer behavior changes or to contract with processing partners that support such emerging payment technologies could cause us to lose traction among our customers or referral sources, resulting in a corresponding loss of revenue, if those methods become popular among end-users of their services.
The products and services we deliver are designed to process complex transactions and provide reports and other information on those transactions, all at very high volumes and processing speeds. Our technology offerings must also integrate with a variety of network, hardware, mobile and software platforms and technologies, and we need to continuously modify and enhance our products and services to adapt to changes and innovation in these technologies. Any failure to deliver an effective, reliable and secure service or any performance issue that arises with a new product or service could result in significant processing or reporting errors or other losses. If we do not deliver a promised new product or service to our clients or distribution partners in a timely manner or the product or service does not perform as anticipated, our development efforts could result in increased costs and a loss in business that could reduce our earnings and cause a loss of revenue. We also rely in part on third parties, including some of our competitors and potential competitors, for the development of and access to new technologies, including software and hardware. Our future success will depend in part on our ability to develop or adapt to technological changes and evolving industry standards. If we are unable to develop, adapt to or access technological changes or evolving industry standards on a timely and cost-effective basis, our business, financial condition and results of operations would be materially adversely affected.
Unauthorized disclosure, destruction or modification of data or disruption of our services could expose us to liability, protracted and costly litigation and damage our reputation.
We are responsible both for our own business and to a significant degree for acts and omissions by certain of our distribution partners and third-party vendors under the rules and regulations established by the payment networks, such as Visa and Mastercard, Discover and American Express, and the debit networks. We and other third parties collect, process, store and transmit sensitive data, such as names, addresses, social security numbers, credit or debit card numbers and expiration dates, drivers’ license numbers and bank account numbers, and we have ultimate liability to the payment networks and member financial institutions that register us with the payment networks for our failure, or the failure of certain distribution partners and third parties with whom we contract, to protect this data in accordance with payment network requirements. The loss, destruction or unauthorized modification of client or cardholder data could result in significant fines, sanctions and proceedings or actions against us by the payment networks, governmental bodies, consumers or others, which could have a material adverse effect on our business, financial condition and results of operations. Any such sanction, fine, proceeding or action could damage our reputation, force us to incur significant expenses in defense of these proceedings, disrupt our operations, distract our management, increase our costs of doing business and may result in the imposition of monetary liability.

We could be subject to breaches of security by hackers. Although we proactively employ multiple measures to defend our systems against intrusions and attacks and to protect the data we collect, our measures may not prevent unauthorized access or use of sensitive data. We may be required to expend significant additional resources in our efforts to modify or enhance our protective measures against evolving threats. A breach of our system or a third-party system upon which we rely may subject us to material losses or liability, including payment network fines, assessments and claims for unauthorized purchases with misappropriated credit, debit or card information, impersonation or other similar fraud claims. A misuse of such data or a cybersecurity breach could harm our reputation and deter our clients and potential clients from using electronic payments generally and our products and services specifically, thus reducing our revenue. In addition, any such misuse or breach could cause us to incur costs to correct the breaches or failures, expose us to uninsured liability, increase our risk of regulatory scrutiny, subject us to lawsuits and result in the imposition of material penalties and fines under state and federal laws or by the payment networks. While we maintain insurance coverage that may, subject to policy terms and conditions, cover certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses. A significant cybersecurity breach could also result in payment networks prohibiting us from processing transactions on their networks or the loss of our financial institution sponsorship that facilitates our participation in the payment networks, either of which could materially impede our ability to conduct business.
Although we generally require that our agreements with our distribution partners and service providers who have access to client and customer data include confidentiality obligations that restrict these parties from using or disclosing any client or customer data except as necessary to perform their services under the applicable agreements, there can be no assurance that these contractual measures will prevent the unauthorized disclosure of business or client data, nor can we be sure that such third parties would be willing or able to satisfy liabilities arising from their breach of these agreements. Any failure by such third parties to adequately take these protective measures could result in protracted or costly litigation.
In addition, our agreements with our bank sponsors (as well as payment network requirements) require us to take certain protective measures to ensure the confidentiality of business and consumer data. Any failure to adequately comply with these protective measures could result in fees, penalties, litigation or termination of our bank sponsor agreements.
Any significant unauthorized disclosure of sensitive data entrusted to us would cause significant damage to our reputation, impair our ability to attract new integrated technology and distribution partners and may cause parties with whom we already have such agreements to terminate them.
If we fail to comply with the applicable requirements of the Visa and Mastercard payment networks, those payment networks could seek to fine us, suspend us or terminate our registrations through our bank sponsors.
We do not directly access the payment card networks, such as Visa and Mastercard, that enable our acceptance of credit cards and debit cards, including some types of prepaid cards. Accordingly, we must rely on banks or other payment processors to process transactions and must pay fees for the services. To provide our merchant acquiring services, we are registered through our bank sponsors with the Visa and Mastercard networks as service providers for member institutions. The majority of our $11.6 billion in payment volume in fiscal year 2018 was attributable to transactions processed on the Visa and Mastercard networks. As such, we, our bank sponsors and many of our clients are subject to complex and evolving payment network rules. The payment networks routinely update and modify requirements applicable to merchant acquirers, including rules regulating data integrity, third-party relationships (such as those with respect to bank sponsors and ISOs), merchant chargeback standards and PCI DSS. The rules of the card networks are set by their boards, which may be influenced by card issuers, some of which offer competing transaction processing services.
If we or our bank sponsors fail to comply with the applicable rules and requirements of the Visa or Mastercard payment networks, Visa or Mastercard could suspend or terminate our registration. Further, our transaction processing capabilities, including with respect to settlement processes, could be delayed or otherwise disrupted, and recurring non-compliance could result in the payment networks seeking to fine us, or suspend or terminate our registrations which allow us to process transactions on their networks, which would make it impossible for us to conduct our business on its current scale. Under certain circumstances specified in the payment network rules, we may be required to submit to periodic audits, self-assessments or other assessments of our compliance with the PCI DSS. Such activities may reveal that we have failed to comply with the PCI DSS. In addition, even if we comply with the PCI DSS, there is no assurance that we will be protected from a security breach. The termination of our registration with the payment networks, or any changes in payment network or issuer rules that limit our ability to provide merchant acquiring services, could have an adverse effect on our payment processing volumes, revenues and operating costs. If we are unable to comply with the requirements applicable to our settlement activities, the payment networks may no longer allow us to provide these services, which would require us to spend additional resources to obtain settlement services from a third-party provider. In addition, if we were precluded from processing Visa and Mastercard electronic payments, we would lose substantially all of our revenues.
We are also subject to the operating rules of the National Automated Clearing House Association (“NACHA”), a self-regulatory organization which administers and facilitates private-sector operating rules for ACH payments and defines the roles and responsibilities of financial institutions and other ACH network participants. The NACHA Rules and Operating Guidelines impose obligations on us and our partner financial institutions. These obligations include audit and oversight by the financial institutions and the imposition of mandatory corrective action, including termination, for serious violations. If an audit or self-assessment under PCI DSS or NACHA identifies any deficiencies that we need to remediate, the remediation efforts may distract our management team and be expensive and time consuming.
If our bank sponsorships are terminated and we are not able to secure or successfully migrate client portfolios to new bank sponsors, we will not be able to conduct our business.
If the banks that sponsor us with the Visa and Mastercard networks stop sponsoring us, we would need to find other financial institutions to provide those services, which could be difficult and expensive. If we were unable to find a replacement financial institution to provide sponsorship, we could no longer provide processing services to affected clients, which would negatively impact our revenues and earnings. Furthermore, some agreements with our bank sponsors give them substantial discretion in approving certain aspects of our business practices, including our solicitation, application and qualification procedures for clients and the terms of our agreements with clients. Our bank sponsors’ discretionary actions under these agreements could have a material adverse effect on our business, financial condition, and results of operations.
We have faced, and may in the future face, significant chargeback liability if our clients refuse or cannot reimburse chargebacks resolved in favor of their customers, and we may not accurately anticipate these liabilities.
We have potential liability for chargebacks associated with our clients’ processing transactions. In most circumstances, if a billing dispute between a client and a cardholder is not ultimately resolved in favor of our client, the disputed transaction is “charged back” to the client’s bank and credited to the account of the cardholder. Anytime our client is unable to satisfy a chargeback, we are responsible for that chargeback.
If we are unable to collect the chargeback from the client’s account or reserve account (if applicable), or if the client refuses or is financially unable due to bankruptcy or other reasons to reimburse us for the chargeback, we bear the loss for the amount of the refund paid to the cardholder’s bank. We incurred chargeback losses of $0.3 million, or 0.1% of revenues, in our 2018 fiscal year and $0.2 million, or 0.1% of revenues, in our 2017 fiscal year. Any increase in chargebacks not paid by our clients could have a material adverse effect on our business, financial condition and results of operations.
We are potentially liable for losses caused by fraudulent credit card transactions. Card fraud occurs when a client’s customer uses a stolen card (or a stolen card number in a card-not-present transaction) to purchase merchandise or services. In a traditional card-present transaction, if the client swipes the card, receives authorization for the transaction from the card issuing bank and verifies the signature on the back of the card against the paper receipt signed by the customer, the card issuing bank remains liable for any loss. In a fraudulent card-not-present transaction, even if the client receives authorization for the transaction, the client is liable for any loss arising from the transaction. Many of the SMBs clients that we serve are small and transact a substantial percentage of their sales over the Internet or in response to telephone or mail orders. Because their sales are card-not-present transactions, these clients are more vulnerable to customer fraud than larger clients. Because we target these SMB clients, we experience chargebacks arising from cardholder fraud more frequently than providers of payment processing services that service larger businesses and organizations.
Business fraud occurs when a business or organization, rather than a cardholder, knowingly uses a stolen or counterfeit card or card number to record a false sales transaction, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Business fraud also occurs when employees of businesses change the business demand deposit accounts to their personal bank account numbers, so that payments are improperly credited to the employee’s personal account. We have established systems and procedures to detect and reduce the impact of business fraud, but there can be no assurance that these measures are or will be effective. Incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud could increase our chargeback liability and other liability, which could have a material adverse effect on our business, financial condition and results of operations.
On occasion, we experience increases in interchange and sponsorship fees; if we cannot pass these increases along to our clients, our profit margins will be reduced.
We pay interchange fees or assessments to issuing banks through the card associations for each transaction that is processed using their credit and debit cards. From time to time, the card associations increase the interchange fees that they charge processors and the sponsoring banks. At their sole discretion, our sponsoring banks have the right to pass any increases in interchange fees on to us. In addition, our sponsoring banks may seek to increase their sponsorship fees charged to us, all of which are based upon the dollar amount of the payment transactions we process. If we are not able to pass these fee increases along to clients through corresponding increases in our processing fees, our profit margins will be reduced.
Our systems and our third-party providers’ systems may fail, or our third-party providers may discontinue providing their services or technology generally or to us specifically, which in either case could interrupt our business, cause us to lose business and increase our costs.
We rely on third parties for specific services, software and hardware used in providing our products and services. Some of these organizations and service providers are our competitors or provide similar services and technology to our competitors, and we may not have long-term contracts with them. If these contracts are canceled or we are unable to renew them on commercially reasonable terms, or at all, our business, financial condition and results of operation could be adversely impacted. The termination by our service or technology providers of their arrangements with us or their failure to perform their services efficiently and effectively may adversely affect our relationships with our clients and, if we cannot find alternate providers quickly, may cause those clients to terminate their processing agreements with us.
We also rely in part on third parties for the development and access to new technologies, or for updates to existing products and services for which they provide ongoing support. Failure by these third-party providers to devote an appropriate level of attention to our products and services could result in delays in introducing new products or services, or delays in resolving any issues with existing products or services for which third-party providers provide ongoing support.
Our systems and operations or those of our third-party technology vendors could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, denial-of-service attacks, acts of terrorism, human error, vandalism or sabotage, financial insolvency and similar events. Our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur. Likewise, while we have disaster recovery policies and arrangements in place, they have not been tested under actual disasters or similar events. Defects in our systems or those of third parties, errors or delays in the processing of payment transactions, telecommunications failures or other difficulties could result in:

•	loss of revenues;

•	loss of clients;

•	loss of client and cardholder data;

•	fines imposed by payment networks;

•	harm to our business or reputation resulting from negative publicity;

•	exposure to fraud losses or other liabilities;

•	additional operating and development costs; or

•	diversion of management, technical and other resources, among other consequences.
We are subject to economic and political risk, the business cycles of our clients and distribution partners and changes in the overall level of consumer and commercial spending, which could negatively impact our business, financial condition and results of operations.
The electronic payment industry depends heavily on the overall level of consumer and commercial spending. We are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income and changes in consumer purchasing habits. A sustained deterioration in general economic conditions, particularly in the United States, or increases in interest rates, could adversely affect our financial performance by reducing the number or aggregate volume of transactions made using electronic payments. A reduction in the amount of consumer or commercial spending could result in a decrease in our revenue and profits. If our clients make fewer purchases or sales of products and services using electronic payments, or consumers spend less money through electronic payments, we will have fewer transactions to process at lower dollar amounts, resulting in lower revenue.
A weakening in the economy could have a negative impact on our clients, as well as their customers who purchase products and services using the payment processing systems to which we provide access, which could, in turn, negatively affect our business, financial condition and results of operations. In addition, a weakening in the economy could force SMBs to close at higher than historical rates in part because many of them are not as well capitalized as larger organizations, which could expose us to potential credit losses and future transaction declines. Further, credit card issuers may reduce credit limits and become more selective in their card issuance practices. We also have a certain amount of fixed and semi-fixed costs, including rent, debt service and salaries, which could limit our ability to quickly adjust costs and respond to changes in our business and the economy.
A decline in the use of cards and ACH as payment mechanisms for consumers and businesses or adverse developments in the electronic payment industry in general could adversely affect our business, financial condition and operating results.
If consumers and businesses do not continue to use cards or ACH as payment mechanisms for their transactions or if the mix of payments among the types of cards and ACH changes in a way that is adverse to us, it could have a material adverse effect on our business, financial condition and results of operations. Regulatory changes may also result in our clients seeking to charge their customers additional fees for use of credit or debit cards. Additionally, in recent years, increased incidents of security breaches have caused some consumers to lose confidence in the ability of businesses to protect their information, causing certain consumers to discontinue use of electronic payment methods. Security breaches could result in financial institutions canceling large numbers of credit and debit cards, or consumers or businesses electing to cancel their cards following such an incident.
We may not be able to continue to expand our share of our existing vertical markets or expand into new vertical markets, which would inhibit our ability to grow and increase our profitability.
Our future growth and profitability depend, in part, upon our continued expansion within the vertical markets in which we currently operate, the emergence of other vertical markets for electronic payments and our integrated solutions, and our ability to penetrate new vertical markets and our current distribution partners’ customer base. As part of our strategy to expand into new vertical markets, we look for acquisition opportunities and partnerships with other businesses that will allow us to increase our market penetration, technological capabilities, product offerings and distribution capabilities. We may not be able to successfully identify suitable acquisition or partnership candidates in the future, and if we do, they may not provide us with the benefits we anticipated.
Our expansion into new vertical markets also depends upon our ability to adapt our existing technology or to develop new technologies to meet the particular needs of each new vertical market. We may not have adequate financial or technological resources to develop effective and secure services or distribution channels that will satisfy the demands of these new vertical markets. Penetrating these new vertical markets may also prove to be more challenging or costly or take longer than we may anticipate. If we fail to expand into new vertical markets and increase our penetration into existing vertical markets, we may not be able to continue to grow our revenues and earnings.
We may not be able to successfully execute our strategy of growth through acquisitions.
A significant part of our growth strategy is to enter into new vertical markets through platform acquisitions of vertically-focused integrated payment and software solutions providers and to expand within our existing vertical markets through selective tuck-in acquisitions. Since our formation in 2012, we have completed a total of eleven platform and nineteen tuck-in acquisitions that enabled us to enter new, or expand within existing, vertical markets.
Although we expect to continue to execute our acquisition strategy:

•	we may not be able to identify suitable acquisition candidates or acquire additional assets on favorable terms;

•	we may compete with others to acquire assets, which competition may increase, and any level of competition could result in decreased availability or increased prices for acquisition candidates;

•	we may compete with others for select acquisitions and our competition may consist of larger, better-funded organizations with more resources and easier access to capital;

•	we may experience difficulty in anticipating the timing and availability of acquisition candidates;

•	we may not be able to obtain the necessary financing, on favorable terms or at all, to finance any of our potential acquisitions; and

•	we may not be able to generate cash necessary to execute our acquisition strategy.
The occurrence of any of these factors could adversely affect our growth strategy.
Revenues and profits generated via acquisition may be less than anticipated, the integration process could experience delays or difficulties, and we may fail to uncover all liabilities of acquisition targets through the due diligence process prior to an acquisition, resulting in unanticipated costs, losses or a decline in profits, as well as potential impairment charges.
In evaluating and determining the purchase price for a prospective acquisition, we estimate the future revenues and profits from that acquisition based largely on historical financial performance. Following an acquisition, we may experience some attrition in the number of clients serviced by an acquired provider of payment processing services or included in an acquired portfolio of merchant accounts. Should the rate of post-acquisition client attrition exceed the rate we forecasted, the revenues and profits from the acquisition may be less than we estimated, which could result in losses or a decline in profits, as well as potential impairment charges.
We perform a due diligence review of each of our acquisition partners. This due diligence review, however, may not adequately uncover all of the contingent or undisclosed liabilities we may incur as a consequence of the proposed acquisition, exposing us to potentially significant, unanticipated costs, as well as potential impairment charges.
The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our combined businesses and the possible loss of key personnel. For example, on May 31, 2019, we completed the acquisition of Pace Payment Systems, Inc. for an aggregate estimated purchase price of $65.4 million. The diversion of management’s attention and any delays or difficulties encountered in connection with acquisitions and the integration of the two companies’ operations could have an adverse effect on our business, results of operations, financial condition or prospects.

We may encounter delays, operational difficulties and non-recurring costs in completing the necessary transfer of data processing functions and connecting systems links required by an acquisition, resulting in increased costs for, and a delay in the realization of revenues from, that acquisition.
The acquisition of a provider of payment processing services, as well as a portfolio of merchant accounts, requires the transfer of various data processing functions and connecting links to our systems and those of our third-party service providers. If the transfer of these functions and links does not occur rapidly and smoothly, payment processing delays and errors may occur, resulting in a loss of revenues, increased client attrition and increased expenditures to correct the transitional problems, which could preclude our attainment of, or reduce, our anticipated revenue and profits.
In connection with some acquisitions, we may incur non-recurring severance expenses, restructuring charges or change of control payments. These expenses, charges or payments, as well as the initial costs of integrating the personnel and facilities of an acquired business with those of our existing operations, may adversely affect our operating results during the initial financial periods following an acquisition. In addition, the integration of newly acquired companies may lead to diversion of management attention from other ongoing business concerns.
A decrease in the quality of the products and services we offer, including support services, could adversely impact our ability to attract and retain clients and distribution partners.
Our clients expect a consistent level of quality in the provision of our products and services. The support services that we provide are also a key element of the value proposition to our clients. If the reliability or functionality of our products and services is compromised or the quality of those products or services is otherwise degraded, or if we fail to continue to provide a high level of support, we could lose existing clients and find it harder to attract new clients and distribution partners.
Changes in tax laws or their interpretations, or becoming subject to additional U.S., state or local taxes that cannot be passed through to our clients, could negatively affect our business, financial condition and results of operations.
We are subject to extensive tax liabilities, including federal and state and transactional taxes such as excise, sales/use, payroll, franchise, withholding, and ad valorem taxes. Changes in tax laws or their interpretations could decrease the amount of revenues we receive, the value of any tax loss carryforwards and tax credits recorded on our balance sheet and the amount of our cash flow, and have a material adverse impact on our business, financial condition and results of operations. Some of our tax liabilities are subject to periodic audits by the respective taxing authority which could increase our tax liabilities. Furthermore, companies in the payment processing industry, including us, may become subject to incremental taxation in various tax jurisdictions. Taxing jurisdictions have not yet adopted uniform positions on this topic. If we are required to pay additional taxes and are unable to pass the tax expense through to our clients, our costs would increase and our net income would be reduced, which could have a material adverse effect on our business, financial condition and results of operations.
Many of our clients are SMBs, which can be more difficult and costly to retain than larger enterprises and may increase the effect of economic fluctuations on us.
Many of our clients are SMBs. To continue to grow our revenue, we must add new SMB clients, sell additional products and services to existing SMB clients and encourage existing SMB clients to continue doing business with us. However, retaining SMB clients can be more difficult than retaining large enterprises because SMBs often have higher rates of business failures and more limited resources and are typically less able to make technology-related decisions based on factors other than price.
SMBs are typically more susceptible to the adverse effects of economic fluctuations. Adverse changes in the economic environment or business failures of our SMB clients may have a greater impact on us than on our competitors who do not focus on SMBs to the extent that we do. As a result, we may need to onboard new clients at an accelerated rate or decrease our expenses to reduce negative impacts on our business, financial condition and results of operations.

We may not be able to successfully manage our intellectual property.
Our intellectual property is critical to our future success, particularly in our strategic verticals where we may offer proprietary software solutions to our clients. We rely on a combination of contractual license rights and copyright, trademark and trade secret laws to establish and protect our proprietary technology. Third parties may challenge, invalidate, circumvent, infringe or misappropriate our intellectual property or the intellectual property of our third-party licensors, or such intellectual property may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive advantages, which could result in costly redesign efforts, discontinuance of certain service offerings or other competitive harm. Others, including our competitors, may independently develop similar technology, duplicate our products and services, design around or reverse engineer our intellectual property, and in such cases neither we nor our third-party licensors may be able to assert intellectual property rights against such parties. Further, our contractual license arrangements may be subject to termination or renegotiation with unfavorable terms to us, and our third-party licensors may be subject to bankruptcy, insolvency and other adverse business dynamics, any of which might affect our ability to use and exploit the products licensed to us by these third-party licensors. We may have to litigate to enforce or determine the scope and enforceability of our intellectual property rights (including litigation against our third-party licensors), which is expensive, could cause a diversion of resources and may not prove successful. The loss of intellectual property protection or the inability to obtain third-party intellectual property could harm our business and ability to compete.
We may be subject to infringement claims.
We may be subject to costly litigation if our products or services are alleged to infringe upon or otherwise violate a third party’s proprietary rights. Third parties may have, or may eventually be issued, patents that could be infringed by our products and services. Any of these third parties could make a claim of infringement against us with respect to our products and services. We may also be subject to claims by third parties for patent infringement, breach of copyright, trademark, license usage or other intellectual property rights. Any claim from third parties may result in a limitation on our ability to use the intellectual property subject to these claims. Additionally, in recent years, individuals and groups have been purchasing intellectual property assets for the sole purpose of making claims of infringement and attempting to extract settlements from companies like ours. Even if we believe that intellectual property related claims are without merit, defending against such claims is time consuming and expensive and could result in the diversion of the time and attention of our management and employees. Claims of intellectual property infringement also might require us to redesign affected products or services, enter into costly settlement or license agreements, pay costly damage awards for which we may not have insurance, or face a temporary or permanent injunction prohibiting us from marketing or selling certain of our products or services. Even if we have an agreement for indemnification against such costs, the indemnifying party, if any in such circumstances, may be unable to uphold its contractual obligations. If we cannot or do not license the infringed technology on reasonable terms or substitute similar technology from another source, our revenue and earnings could be materially and adversely affected.
If we lose key personnel, or if their reputations are damaged, our business, financial condition and results of operations may be adversely affected, and proprietary information of our company could be shared with our competitors.
We depend on the ability and experience of a number of our key personnel, particularly Messrs. Daily, Whitson, Stanford and Bertke, who have substantial experience with our operations, the rapidly changing payment processing industry and the vertical markets in which we offer our products and services. Many of our key personnel have worked for us for a significant amount of time or were recruited by us specifically due to their experience. Our success depends in part upon the reputation and influence within the industry of our senior managers who have, over the years, developed long standing and favorable relationships with our vendors, card associations, bank sponsors and other payment processing and service providers. It is possible that the loss of the services of one or a combination of our senior executives or key managers could have a material adverse effect on our business, financial condition and results of operations. In addition, contractual obligations related to confidentiality and assignment of intellectual property rights may be ineffective or unenforceable, and departing employees may share our proprietary information with competitors in ways that could adversely impact us.

In a dynamic industry like ours, our success and growth depend on our ability to attract, recruit, retain and develop qualified employees.
Our business functions at the intersection of rapidly changing technological, social, economic and regulatory developments that require a wide-ranging set of expertise and intellectual capital. For us to continue to successfully compete and grow, we must attract, recruit, develop and retain the necessary personnel who can provide the needed expertise across the entire spectrum of our intellectual capital needs. While we have a number of key personnel who have substantial experience with our operations, we must also develop our personnel to provide succession plans capable of maintaining continuity in the midst of the inevitable unpredictability of human capital. The market for qualified personnel is competitive, and we may not succeed in recruiting additional personnel or may fail to effectively replace current personnel who depart with qualified or effective successors. Our effort to retain and develop personnel may also result in significant additional expenses, which could adversely affect our profitability. We can make no assurances that qualified employees will continue to be employed or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on our business, financial condition and results of operations.
Our operating results and operating metrics are subject to seasonality and volatility, which could result in fluctuations in our quarterly revenues and operating results or in perceptions of our business prospects.
We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues as a result of consumer spending patterns. Historically our revenues have been strongest in our first, third and fourth fiscal quarters and weakest in our second fiscal quarter. This is due to the increase in the number and amount of electronic payment transactions related to seasonal retail events, such as holiday and vacation spending. The number of business days in a month or quarter also may affect seasonal fluctuations. We also experience volatility in certain other metrics, such as clients, transactions and dollar volume. Volatility in our key operating metrics or their rates of growth could have a negative impact on our financial results and investor perceptions of our business prospects.
We are a decentralized company, which presents certain risks, including the risk that we may be slower or less able to identify or react to problems affecting a key business unit than we would in a more centralized environment, which could materially and adversely affect our business, financial condition and results of operations.
We are a decentralized company. While we believe this structure has catalyzed our growth and enabled us to remain responsive to opportunities and to our clients’ needs, it necessarily places significant control and decision-making powers in the hands of local management. This presents various risks, including the risk that we may be slower or less able to identify or react to problems affecting a key business unit than we would in a more centralized environment. In addition, it means that we may be slower to detect compliance related problems and that “company-wide” business initiatives, such as the integration of disparate information technology systems, are often more challenging and costly to implement, and their risk of failure higher, than they would be in a more centralized environment. Depending on the nature of the problem or initiative in question, such failure could materially and adversely affect our business, financial condition or results of operations.
We are the subject of various claims and legal proceedings and may become the subject of claims, litigation or investigations which could have a material adverse effect on our business, financial condition or results of operations.
In the ordinary course of business, we are the subject of various claims and legal proceedings and may become the subject of claims, litigation or investigations, including commercial disputes and employee claims, such as claims of age discrimination, sexual harassment, gender discrimination, immigration violations or other local, state and federal labor law violations, and from time to time may be involved in governmental or regulatory investigations or similar matters arising out of our current or future business. Any claims asserted against us or our management, regardless of merit or eventual outcome, could harm our reputation or the reputation of our management and have an adverse impact on our relationship with our clients, distribution partners and other third parties and could lead to additional related claims. In light of the potential cost and uncertainty involved in litigation, we have in the past and may in the future settle matters even when we believe we have a meritorious defense. Certain claims may seek injunctive relief, which could disrupt the ordinary conduct of our business and operations or increase our cost of doing business. Our insurance or indemnities may not fully cover all claims that may be asserted against us. Furthermore, there is no guarantee that we will be successful in defending ourselves in pending or future litigation or similar matters under various laws. Any judgments or settlements in any pending litigation or future claims, litigation or investigation could have a material adverse effect on our business, financial condition and results of operations.
Risks Related to Regulation
We are subject to extensive government regulation, and any new laws and regulations, industry standards or revisions made to existing laws, regulations or industry standards affecting the electronic payments industry, or our actual or perceived failure to comply with such obligations, may have an unfavorable impact on our business, financial condition and results of operations.
We are subject to numerous federal and state regulations that affect the electronic payments industry. Regulation of our industry has increased significantly in recent years and is constantly evolving. Changes to statutes, regulations or industry standards, including interpretation and implementation of statutes, regulations or standards, could increase our cost of doing business or affect the competitive balance. We are also subject to U.S. financial services regulations, numerous consumer protection laws, escheat regulations and privacy and information security regulations, among other laws, rules and regulations. Failure to comply with regulations may have an adverse effect on our business, including the limitation, suspension or termination of services provided to, or by, third parties, and the imposition of penalties or fines. To the extent these regulations negatively impact the business, operations or financial condition of our clients, our business and results of operations could be materially and adversely affected because, among other matters, our clients could have less capacity to purchase products and services from us, could decide to avoid or abandon certain lines of business, or could seek to pass on increased costs to us by negotiating price reductions. We could be required to invest a significant amount of time and resources to comply with additional regulations or oversight or to modify the manner in which we contract with or provide products and services to our clients; and those regulations could directly or indirectly limit how much we can charge for our services. We may not be able to update our existing products and services, or develop new ones, to satisfy our clients’ needs. Any of these events, if realized, could have a material adverse effect on our business, results of operations and financial condition.
These and other laws and regulations, even if not directed at us, may require us to make significant efforts to change our products and services and may require that we incur additional compliance costs and change how we price our products and services to our clients and distribution partners. Implementing new compliance efforts is difficult because of the complexity of new regulatory requirements, and we are devoting and will continue to devote significant resources to ensure compliance. Furthermore, regulatory actions may cause changes in business practices by us and other industry participants which could affect how we market, price and distribute our products and services, and which could materially adversely affect our business, financial condition and results of operations. In addition, even an inadvertent failure to comply with laws and regulations, as well as rapidly evolving social expectations of corporate fairness, could damage our business or our reputation.
Compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and other federal and state regulations may increase our compliance costs, limit our revenues and otherwise negatively affect our business.
Since the enactment of the Dodd-Frank Act, there have been substantial reforms to the supervision and operation of the financial services industry, including numerous new regulations that have imposed compliance costs and, in some cases, limited revenue sources for us and our financial institution partners and clients. Among other things, the Dodd-Frank Act established the Consumer Financial Protection Bureau (the “CFPB”), which is empowered to conduct rule-making and supervision related to, and enforcement of, federal consumer financial protection laws. The CFPB has issued guidance that applies to “supervised service providers,” which the CFPB has defined to include service providers, like us, to CFPB supervised banks and nonbanks. In addition, federal and state agencies have recently proposed or enacted cybersecurity regulations, such as the Cybersecurity Requirements for Financial Services Companies issued by the New York State Department of Financial Services and the Advance Notice of Proposed Rulemaking on Enhanced Cyber Risk Management Standards issued by The Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the

Federal Deposit Insurance Corporation in October 2016. Such cybersecurity regulations are applicable to large bank holding companies and their subsidiaries, as well as to service providers to those organizations. Any new rules and regulations implemented by the CFPB, state or other authorities or in connection with the Dodd-Frank Act could, among other things, slow our ability to adapt to a rapidly changing industry, require us to make significant additional investments to comply with them, redirect time and resources to compliance obligations, modify our products or services or the manner in which they are provided, or limit or change the amount or types of revenue we are able to generate.
Interchange fees, which the payment processor typically pays to the card issuer in connection with credit and debit card transactions, are subject to increasingly intense legal, regulatory and legislative scrutiny. In particular, the Dodd-Frank Act regulates and limits debit card fees charged by certain card issuers and allows businesses and organizations to set minimum dollar amounts for the acceptance of credit cards. Specifically, under the so-called “Durbin Amendment” to the Dodd-Frank Act, the interchange fees that certain issuers charge businesses and organizations for debit transactions are regulated by the Federal Reserve and must be “reasonable and proportional” to the cost incurred by the issuer in authorizing, clearing and settling the transactions. Rules released by the Federal Reserve in July 2011 to implement the Durbin Amendment mandate a cap on debit transaction interchange fees for card issuers with assets of $10 billion or greater. Since October 2011, a payment network may not prohibit a card issuer from contracting with any other payment network for the processing of electronic debit transactions involving the card issuer’s debit cards, and card issuers and payment networks may not inhibit the ability of businesses and organizations to direct the routing of debit card transactions over any payment networks that can process the transactions.
Rules implementing the Dodd-Frank Act also contain certain prohibitions on payment network exclusivity and merchant routing restrictions. These restrictions could negatively affect the number of debit transactions processed, and prices charged per transaction, which would negatively affect our business.
If we violate the Family Educational Rights and Privacy Act (“FERPA”) and the Protection of Pupil Rights Amendment (“PPRA”), it could result in a material breach of contract with one or more of our clients in our education vertical and could harm our reputation. Further, if we disclose student information in violation of FERPA or PPRA, our access to student information could be suspended.
Our systems and solutions must also comply, in certain circumstances, with FERPA and PPRA, as well as with rapidly emerging state student data privacy laws that require schools to protect student data and to adopt privacy policies which can significantly vary from one state to another. FERPA generally prohibits an educational institution from disclosing personally identifiable information from a student’s education records without a parent’s consent unless certain statutory exceptions apply. Our school clients and their students disclose to us, and we may store, certain information that originates from or comprises a student education record under FERPA. PPRA puts limits on “survey, analysis or evaluations” that may come into play when schools employ internet-based educational services. Schools are required to develop policies that address, among other things, the collection, disclosure or use of personal information collected from students for the purpose of marketing or selling that information, and can place restrictions on third parties’ use of that data. As an entity that provides services to educational institutions, we are indirectly subject to FERPA’s and PPRA’s privacy requirements, and we may not transfer or otherwise disclose or use any personally identifiable information from a student record to another party other than on a basis and in a manner permitted under the statutes. If we violate FERPA or PPRA, it could result in a material breach of contract with one or more of our clients and could reduce revenues or harm our reputation. Further, if we disclose student information in violation of FERPA or PPRA, our access to student information could be suspended, thus inhibiting our business operations.
We must comply with laws and regulations prohibiting unfair or deceptive acts or practices, and any failure to do so could materially and adversely affect our business.
We and many of our clients are subject to Section 5 of the Federal Trade Commission Act prohibiting unfair or deceptive acts or practices. In addition, provisions of the Dodd-Frank Act that prohibit unfair, deceptive or abusive acts or practices (“UDAAP”), the Telemarketing Sales Act and other laws, rules and or regulations, may directly impact the activities of certain of our clients, and in some cases may subject us, as the electronic payment processor or provider of certain services, to investigations, fees, fines and disgorgement of funds if we were deemed to have improperly aided and abetted or otherwise provided the means and instrumentalities to facilitate the illegal or improper activities of the client through our services. Various federal and state regulatory enforcement agencies including the Federal Trade Commission and state attorneys general have authority to take action against non-banks that engage in UDAAP, or violate other laws, rules and regulations. To the extent we are processing payments or providing products and services for a client that may be in violation of laws, rules and regulations, we may be subject to enforcement actions and as a result may incur losses and liabilities that may adversely affect our business.
Numerous other federal laws affect our business, and any failure to comply with those laws could harm our business.
Our PayFac solutions present certain regulatory challenges, principally those relating to money transmitter issues. To address these challenges we, along with our third-party service providers, use structural arrangements designed to prevent us from receiving or controlling our client’s funds and therefore remove our activities from the scope of money transmitter regulation. There can be no assurance that these structural arrangements will remain effective as money transmitter laws continue to evolve or that the applicable regulatory bodies, particularly state agencies, will view our PayFac activities as compliant.
Our business may also be subject to the Fair Credit Reporting Act (the “FCRA”), which regulates the use and reporting of consumer credit information and imposes disclosure requirements on entities that take adverse action based on information obtained from credit reporting agencies. We could be liable if our practices under the FCRA do not comply with the FCRA or regulations under it.
The Housing Assistance Tax Act of 2008 included an amendment to the Internal Revenue Code of 1986, as amended, or the “Code,” that requires information returns to be made for each calendar year by payment processing entities and third-party settlement organizations with respect to payments made in settlement of electronic payment transactions and third-party payment network transactions occurring in that calendar year. Reportable transactions are also subject to backup withholding requirements. We could be liable for penalties if our information returns are not in compliance with these regulations.
Our solutions may be required to conform, in certain circumstances, to requirements set forth in the Health Insurance Portability and Accountability Act of 1996, which governs the privacy and security of “protected health information.”
Depending on how our products and services evolve, we may be subject to a variety of additional laws and regulations, including those governing money transmission, gift cards and other prepaid access instruments, electronic funds transfers, anti-money laundering, counter-terrorist financing, restrictions on foreign assets, gambling, banking and lending, U.S. Safe Harbor regulations, and import and export restrictions. Additionally, we are contractually required to comply with certain anti-money laundering regulations in connection with our payment processing activities. These regulations are generally governed by the Financial Crimes Enforcement Network of the U.S. Department of the Treasury (“FinCEN”) and the Office of Foreign Assets Control (“OFAC”). Our efforts to comply with these laws and regulations could be costly and result in diversion of management time and effort and may still not guarantee compliance. Regulators continue to increase their scrutiny of compliance with these obligations, which may require us to further revise or expand our compliance program, including the procedures we use to verify the identity of our clients and our clients’ customers, and to monitor transactions. If we are found to be in violation of any such legal or regulatory requirements, we may be subject to monetary fines or other penalties such as a cease and desist order, or we may be required to make product changes, any of which could have an adverse effect on our business and financial results.
Changing laws and governmental rules and regulations designed to protect or limit access to or use of personal information could adversely affect our ability to effectively provide our products and services, and actual or perceived failure to comply with such legal and regulatory obligations may negatively impact our business, financial condition and results of operations.
In addition to those regulations discussed previously that are imposed by the card networks and NACHA, governmental bodies in the United States have adopted, or are considering the adoption of, laws and regulations restricting the use, collection, storage, transfer and disposal of, and requiring safeguarding of, personal information. Our operations are subject to certain provisions of these laws. Relevant federal privacy laws include, in addition to FERPA and PPRA described above, the Gramm-Leach-Bliley Act of 1999, which applies directly to a broad range of financial institutions and indirectly, or in some instances directly, to companies that provide services to financial institutions. The U.S. Children’s Online Privacy Protection Act (COPPA) also regulates the collection of information by operators of websites and other electronic solutions that are directed to children under 13 years of age. These laws and regulations restrict the collection, processing, storage, use and disclosure of personal information, require notice to individuals of privacy practices and provide individuals with certain rights to prevent the use and disclosure of protected information. These laws also impose requirements for safeguarding and proper destruction of personal information through the issuance of data security standards or guidelines. In addition, there are state laws restricting the ability to collect and utilize certain types of information such as Social Security and driver’s license numbers. Certain state laws impose similar privacy obligations as well as obligations to provide notification of security breaches of computer databases that contain personal information to affected individuals, state officers and consumer reporting agencies and businesses and governmental agencies that own data.
In connection with providing products and services to our clients, we are required by regulations, government-required standards, and by our client contracts with them and with our financial institution distribution partners to provide assurances regarding the confidentiality and security of non-public consumer information. These contracts may require periodic audits by independent companies regarding our compliance with applicable standards. The compliance standards relate to the security of our infrastructure, and include components and operational procedures designed to safeguard the confidentiality and security of individuals’ non-public personal information that our clients share with us. Our ability to maintain compliance with these standards and satisfy these audits will affect our ability to attract, grow and maintain business in the future. If we fail to comply with the laws and regulations relating to data privacy and information security, we could be exposed to legal claims and actions or to regulatory enforcement proceedings. In addition, our relationships and reputation could be harmed, which could inhibit our ability to retain existing clients and distribution partners and obtain new clients and distribution partners.
Legal requirements relating to the collection, storage, handling and transfer of personal data continue to evolve. For example, in June 2018, the State of California enacted the California Consumer Privacy Act ("CCPA"), which will go into effect on January 1, 2020. The CCPA will require companies that collect personal information of California residents to make new disclosures to consumers about their data collection, use and sharing practices, will grant consumers specific access rights to their data, will allow consumers to opt out of certain data sharing with or sales to third parties, and will create a new private cause of action for data breaches. However, legislators have proposed amendments to the CCPA, and the California Attorney General’s Office is required to issue rules and regulations, which have not yet been issued. As a result, it remains unclear what, if any, modifications will be made to the CCPA or how it will be interpreted by regulators and courts. Several other states have introduced similar legislation, although it remains to be seen whether any such laws will be passed. Any adopted legislation may impose varying standards and requirements on our data collection, use and processing activities, which may be inconsistent with those of the CCPA and other laws. Additionally, the Federal Trade Commission and many state attorneys general are interpreting federal and state consumer protection laws to impose standards for the online collection, use, dissemination and security of data.
Government regulators, industry groups and class action attorneys are increasingly scrutinizing how companies collect, process, use, store, share and transmit personal data. Regulators and courts may expand interpretations of existing laws, thereby further impacting our business. If more restrictive privacy laws or rules and/or inconsistent legal requirements are adopted by authorities in the future on the federal or state level, or regulators’ enforcement priorities shift, our compliance costs may increase and our ability to perform due diligence on, and monitor the risk of, our current and potential clients may decrease, which could create liability for us. Additionally, if we suffer a data breach, other privacy or cybersecurity regulatory compliance failures or are subject to fines, sanctions or proceedings as a result of actual or perceived compliance failures, or any similar event causing reputational harm, our opportunities for growth may be curtailed, and our potential liability for security breaches may increase, all of which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Indebtedness
Our indebtedness could adversely affect our financial health and competitive position.
As of March 31, 2019, we had $76.3 million of indebtedness outstanding under our 2017 Senior Secured Credit Facility, consisting of $32.5 million outstanding under our term loan and $43.8 million outstanding under our revolving loan. On May 9, 2019, we replaced our existing 2017 Senior Secured Credit Facility with a new 2019 senior secured credit facility (the “2019 Senior Secured Credit Facility”). The 2019 Senior Secured Credit Facility consists of a $300 million revolving line of credit, together with an option to increase the revolving line of credit and/or obtain incremental term loans in an additional principal amount of up to $50.0 million in the aggregate (subject to the receipt of additional commitments for any such incremental loan amounts). The 2019 Senior Secured Credit Facility accrues interest, at LIBOR (based upon an interest period of one, two, three or six months or, under some circumstances, up to twelve months) or, at the option of the Company, the base rate (defined as the highest of (x) the Bank of America prime rate, (y) the federal funds rate plus 0.50% and (z) LIBOR plus 1.00%), plus an applicable margin of up to 3.25% for LIBOR loans and up to 1.25% for base rate loans, in each case depending upon the consolidated total leverage ratio, as defined in the agreement. Interest is payable at the end of the selected interest period, but no less frequently than quarterly. Additionally, the 2019 Senior Secured Credit Facility requires the Company to pay unused commitment fees of up to 0.30% on any undrawn amounts under the revolving line of credit and letter of credit fees of up to 3.25% on the maximum amount available to be drawn under each letter of credit issued under the agreement. As of May 31, 2019, we had $165.5 million of indebtedness outstanding under our 2019 Senior Secured Credit Facility, consisting entirely of a revolving loan. Although we may enter into interest rate swap agreements in the future, we and our subsidiaries are exposed to interest rate increases on our 2019 Senior Secured Credit Facility that are not covered by interest rate swaps. For additional information about our 2019 Senior Secured Credit Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report.
To service this debt and any additional debt we may incur in the future, we need to generate cash. Our ability to generate cash is subject, to a certain extent, to our ability to successfully execute our business strategy, including acquisition activity, as well as general economic, financial, competitive, regulatory and other factors beyond our control. There can be no assurance that our business will be able to generate sufficient cash flow from operations or that future borrowings or other financing will be available to us in an amount sufficient to enable us to service our debt and fund our other liquidity needs. To the extent we are required to use our cash flow from operations or the proceeds of any future financing to service our debt instead of funding working capital, capital expenditures, acquisition activity or other general corporate purposes, we will be less able to plan for, or react to, changes in our business, industry and in the economy generally. This will place us at a competitive disadvantage compared to our competitors that have less debt. There can be no assurance that we will be able to refinance any of our debt on commercially reasonable terms or at all, or that the terms of that debt will allow any of the above alternative measures or that these measures would satisfy our scheduled debt service obligations. If we are unable to generate sufficient cash flow to repay or refinance our debt on favorable terms, it could significantly adversely affect our financial condition and the value of our outstanding debt. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the credit agreement governing our 2019 Senior Secured Credit Facility contains, and any agreements evidencing or governing other future debt may contain, certain restrictive covenants that limit our ability, among other things, to engage in certain activities that are in our long-term best interests, including our ability to:

•	incur liens on property, assets or revenues;

•	incur or assume additional debt or amend our debt and other material agreements;

•	declare or make distributions and redeem or repurchase equity interests or issue preferred stock;

•	prepay, redeem or repurchase debt;

•	make investments;

•	enter into any sale-and-leaseback of property;

•	engage in certain business activities; and

•	engage in certain mergers and asset sales.

The restrictive covenants in our 2019 Senior Secured Credit Facility also require us to maintain specified financial ratios. While we have not previously breached and are not in breach of any of these covenants, there can be no guarantee that we will not breach these covenants in the future. Our ability to comply with these covenants and restrictions may be affected by events and factors beyond our control. Our failure to comply with any of these covenants or restrictions could result in an event of default under our 2019 Senior Secured Credit Facility. An event of default would permit the lending banks under the facility to take certain actions, including terminating all outstanding commitments and declaring all amounts outstanding under our credit facility to be immediately due and payable, including all outstanding borrowings, accrued and unpaid interest thereon, and all other amounts owing or payable with respect to such borrowings and any terminated commitments. In addition, the lenders would have the right to proceed against the collateral we granted to them, which includes substantially all of our assets.
We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs.
In the future, we may require additional capital to respond to business opportunities, challenges, acquisitions or unforeseen circumstances, and may determine to engage in equity or debt financings or enter into credit facilities or refinance existing debt for other reasons. We may not be able to timely secure additional debt or equity financing on favorable terms, or at all. As discussed above, the credit agreement governing our 2019 Senior Secured Credit Facility contains restrictive covenants that limit our ability to incur additional debt and engage in other capital-raising activities. Any debt financing we obtain in the future could involve covenants that further restrict our capital raising activities and other financial and operational matters, which may make it more difficult for us to operate our business, obtain additional capital and pursue business opportunities, including potential acquisitions. Furthermore, if we raise additional funds by issuing equity or convertible debt or other equity-linked securities, our then-existing stockholders could suffer significant dilution. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.
Disruptions in the financial and credit markets may materially and adversely impact consumer spending patterns and affect the availability and cost of credit.
Our ability to make scheduled payments or to refinance our debt and to obtain financing for acquisitions or other general corporate and commercial purposes will depend on our operating and financial performance, which in turn is subject to prevailing economic conditions and to financial, business and other factors beyond our control, including global credit markets and the financial services industry. These factors may adversely impact the availability of credit already arranged, and the availability and cost of credit in the future. There can be no assurance that we will be able to arrange credit on terms we believe are acceptable or that permit us to finance our business with historical margins.
Despite our current level of debt, we may be able to incur more debt, including secured debt, and undertake additional financial obligations. Incurring such debt or undertaking such additional financial obligations could further exacerbate the risk our indebtedness poses to our financial condition.
We may be able to incur significant additional debt, including secured debt, in the future. Although the credit agreement governing our 2019 Senior Secured Credit Facility restricts our ability to incur additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and debt we incur in compliance with these restrictions could be substantial. These restrictions also do not prevent us from incurring obligations that do not constitute “indebtedness” or “debt” under the various instruments governing our debt, may be waived by certain votes of lenders and, if we refinance existing debt, such refinanced debt may contain fewer restrictions on our activities. To the extent we increase our debt above our currently anticipated debt levels, the related risks that we face could intensify.

Risks Related to Our Organizational Structure and Our Company
We are a holding company with no operations of our own, and our principal asset is our controlling membership interest in i3 Verticals, LLC. Accordingly, we depend on distributions from i3 Verticals, LLC to pay our taxes and other expenses.
We are a holding company with no operations of our own and currently have no significant assets other than our ownership of Common Units of i3 Verticals, LLC. We currently have no independent means of generating revenue. Consequently, our ability to obtain operating funds depends upon distributions from i3 Verticals, LLC. Furthermore, i3 Verticals, LLC is treated as a partnership for U.S. federal income tax purposes and, as such, is not itself subject to U.S. federal income tax. Instead, its net taxable income is generally allocated to its members, including us, pro rata according to the number of membership interests each member owns. Accordingly, we incur income taxes on our proportionate share of any net taxable income of i3 Verticals, LLC in addition to expenses related to our operations, and our ability to obtain funds to pay these income taxes currently depends upon distributions from i3 Verticals, LLC. We intend to cause i3 Verticals, LLC to distribute cash to us in an amount at least equal to the amount necessary to cover our respective tax liabilities, if any, with respect to our allocable share of the net income of i3 Verticals, LLC and to cover dividends, if any, we declare, as well as any payments due under the Tax Receivable Agreement (the “Tax Receivable Agreement”) by and among i3 Verticals, Inc., i3 Verticals, LLC and each of the Continuing Equity Owners. See the detailed discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Senior Secured Credit Facility” in our Quarterly Report for a discussion of the restrictive covenants, including i3 Verticals, LLC’s obligations to maintain specific financial ratios, that may limit its ability to make certain distributions to us.
To the extent that we need funds to pay our taxes or other liabilities or to fund our operations, and i3 Verticals, LLC is restricted from making distributions to us under applicable agreements under which it is bound, including its financing agreements, laws or regulations, does not have sufficient cash to make these distributions or is otherwise unable to provide such funds, we may have to borrow funds to meet these obligations and operate our business, and our liquidity and financial condition could be materially adversely affected. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.
The interests of the other Continuing Equity Owners in our business may conflict with the interests of holders of shares of our Class A common stock.
The Continuing Equity Owners, who collectively will hold approximately 50.6% of the combined voting power of our common stock after the completion of this offering (or 48.1% if the underwriters exercise their option to purchase additional shares in full), may receive payments from us under the Tax Receivable Agreement upon a redemption or exchange of their Common Units in i3 Verticals, LLC, including the issuance of shares of our Class A common stock upon any such redemption or exchange. As a result, the interests of the Continuing Equity Owners may conflict with the interests of holders of shares of our Class A common stock. For example, the Continuing Equity Owners may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, and whether and when we should terminate the Tax Receivable Agreement and accelerate our obligations thereunder. In addition, the structuring of future transactions may take into consideration tax or other considerations of the Continuing Equity Owners even in situations where no similar considerations are relevant to us. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement and the related likely benefits to be realized by the Continuing Equity Owners.
Any payments made under the Tax Receivable Agreement to our equity holders that are parties to such agreement could be significant and will reduce the amount of overall cash flow that would otherwise be available to us.
As a result of any redemptions or exchanges of Common Units with us or i3 Verticals, LLC for shares of our Class A common stock or, at our option, cash to be paid from i3 Verticals, LLC, we expect to become entitled to the tax benefits attributable to tax basis adjustments involving an amount generally equal to the difference between the value of the shares of Class A common stock we issue in such redemption or exchange or the cash purchase price for the acquired Class A units, and the equity holder’s share of the tax basis in i3 Verticals, LLC’s tangible and intangible assets that is attributable to the acquired Class A units. We have agreed in the Tax Receivable Agreement entered into with i3 Verticals, LLC and certain of our Continuing Equity Owners to pay to each such holder (either directly or indirectly by contributing such payment to i3 Verticals, LLC for remittance to the Continuing Equity Owners) with respect to a redemption or exchange by that holder approximately 85% of the amount, if any, by which our U.S. federal and state income tax payments are reduced as a result of tax benefits attributable to the redemption or exchange by that holder for the period beginning with the remainder of the tax year in which the applicable redemption or exchange occurs and continuing for each succeeding tax year generally beginning on or before the fifteenth anniversary of the date of such redemption or exchange. See “Certain Relationships and Related Party Transactions.”
The tax basis adjustments, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of any redemptions or exchanges between us (or i3 Verticals, LLC) and each holder, the amount and timing of our income and the amount and timing of the amortization and depreciation deductions and other tax benefits attributable to the tax basis adjustments. The payment obligations under the Tax Receivable Agreement ultimately are obligations of i3 Verticals, Inc., and we expect that the payments required under the Tax Receivable Agreement will be substantial and will reduce the overall cash flow that would be available to us.
We may not be able to realize all or a portion of the tax benefits that are expected to result from future redemptions or exchanges of Common Units by holders.
Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Continuing Equity Owners that will not benefit the holders of our Class A common stock to the same extent as it will benefit the Continuing Equity Owners. Under the Tax Receivable Agreement, we are entitled to retain (a) 15% of the U.S. federal and state income tax savings we realize as a result of increases in tax basis created by any future redemptions or exchanges of Common Units held by our equity holders that are parties to the Tax Receivable Agreement for shares of our Class A common stock or cash for the tax years following a redemption or exchange covered by the Tax Receivable Agreement, and (b) all of the U.S. federal and state income tax savings we realize from such redemptions or exchanges for tax periods ending after those covered by the Tax Receivable Agreement. Our ability to realize, and benefit from, these tax savings depends on several assumptions, including that we will earn sufficient taxable income each year during the period over which the deductions arising from any such basis increases and payments are available and that there are no adverse changes in applicable law or regulations. If our actual taxable income were insufficient or there were adverse changes in applicable law or regulations, we may be unable to realize all or a portion of these expected benefits, and our cash flows and stockholders’ equity could be negatively affected.
In certain cases, payments under the Tax Receivable Agreement to the Continuing Equity Owners may be accelerated or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.
The Tax Receivable Agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control or if, at any time, we elect an early termination of the Tax Receivable Agreement, then our obligations, or our successor’s obligations, under the Tax Receivable Agreement to make payments thereunder would be based on certain assumptions, including an assumption that we would have sufficient taxable income to fully use all potential future tax benefits that are subject to the Tax Receivable Agreement.
As a result of the foregoing, (a) we could be required to make payments under the Tax Receivable Agreement that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement and (b) if we elect to terminate the Tax Receivable Agreement early, we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to fund or finance our obligations under the Tax Receivable Agreement.
In certain circumstances, i3 Verticals, LLC will be required to make distributions to us and the Continuing Equity Owners, and the distributions that i3 Verticals, LLC will be required to make may be substantial.
Funds used by i3 Verticals, LLC to satisfy its tax distribution obligations will not be available for reinvestment in our business. Moreover, the tax distributions that i3 Verticals, LLC will be required to make may be substantial, and will likely exceed (as a percentage of i3 Verticals, LLC’s net income) the overall effective tax rate applicable to a similarly situated corporate taxpayer.
As a result of potential differences in the amount of net taxable income allocable to us and to the Continuing Equity Owners, as well as the use of an assumed tax rate in calculating i3 Verticals, LLC’s distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreement. To the extent, as currently expected, we do not distribute such cash balances as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to i3 Verticals, LLC, the Continuing Equity Owners would benefit from any value attributable to such accumulated cash balances as a result of their ownership of Class A common stock following a redemption or exchange of their Common Units.
We will not be reimbursed for any payments made to the Continuing Equity Owners under the Tax Receivable Agreement if any tax benefits are disallowed.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the Internal Revenue Service (the “IRS”) or another tax authority may challenge all or part of the tax basis increases, as well as other related tax positions we take, and a court could sustain such challenge. We will not be reimbursed for any cash payments previously made to the Continuing Equity Owners under the Tax Receivable Agreement if any tax benefits we initially claimed and for which we made a payment to a Continuing Equity Owner are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments we make to a Continuing Equity Owner will be netted against any future cash payments that we might otherwise be required to make to such Continuing Equity Owner under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to a Continuing Equity Owner for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we will not be permitted to reduce any future cash payments under the Tax Receivable Agreement until any such challenge is finally settled or determined. As a result, we could make payments under the Tax Receivable Agreement in excess of the tax savings that we realize in respect of the tax attributes with respect to the Continuing Equity Owners that are the subject of the Tax Receivable Agreement.
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.
As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and Nasdaq rules. The requirements of these rules and regulations have increased our legal and financial compliance costs, made some activities more difficult, time-consuming or costly and have increased demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition and that we maintain internal control over financial reporting. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures. To maintain the effectiveness of our disclosure controls and procedures, we may need to commit significant resources, retain or hire staff and maintain sufficient management oversight. As a publicly-traded company, we are required to maintain substantial control systems, policies and procedures to satisfy requirements applicable to public companies, including periodic reporting with the obligations of the SEC and Nasdaq. Failure to maintain such control systems, policies and procedures could jeopardize our status as a public company, and the loss of such status may materially and adversely affect us and our stockholders. In addition, failure to comply with any laws or regulations applicable to us as a public company may result in legal proceedings and/or regulatory investigations, and may cause reputational damage.

Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business, financial condition, results of operations and reputation.
Since the completion of our IPO, we have been subject to a requirement, pursuant to Section 404 of the Sarbanes-Oxley Act, to conduct an annual review and evaluation of our internal control over financial reporting and furnish a report by management on, among other things, our assessment of the effectiveness of our internal control over financial reporting each fiscal year beginning with the year following our first annual report required to be filed with the SEC. However, because we are an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the earlier of the fifth year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company. Ensuring that we have adequate internal control over financial reporting in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that must be evaluated frequently. Establishing and maintaining these internal controls is and will continue to be costly and may divert management’s attention.
When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In addition, if we fail to achieve and maintain the adequacy of our internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude, on an ongoing basis, that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we have not adequately implemented or complied with the requirements of Section 404 of the Sarbanes-Oxley Act, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC, or suffer other adverse regulatory consequences, including penalties for violation of Nasdaq rules. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. A loss of confidence in the reliability of our financial statements also could occur if we or our independent registered public accounting firm were to report one or more material weaknesses in our internal control over financial reporting. In addition, we may be required to incur costs in improving our internal control system, including the costs of the hiring of additional personnel. Any such action could negatively affect our business, financial condition, results of operations and cash flows and could also lead to a decline in the price of our Class A common stock.
Certain provisions of Delaware law and anti-takeover provisions in our organizational documents could delay or prevent a change of control.
Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer, or prevent a merger, acquisition, tender offer, takeover attempt, or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.
These provisions provide for, among other things:

•	prohibiting the use of cumulative voting for the election of directors;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings; and

•	certain limitations on convening special stockholder meetings.

In addition, while we have opted out of Section 203 of the Delaware General Corporation Law, or the “DGCL,” our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors (the “Board of Directors”) approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the votes of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by our Board of Directors and by the affirmative vote of holders of at least 66 2/3% of the votes of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the votes of our outstanding voting stock. For purposes of this provision, “voting stock” means any class or series of stock entitled to vote generally in the election of directors.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with our company for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
These provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a transaction involving a change in control of our company that is in the best interest of our minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Class A common stock if they are viewed as discouraging future takeover attempts. These provisions could also make it more difficult for stockholders to nominate directors for election to our Board of Directors and take other corporate actions.
We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.
Our amended and restated certificate of incorporation authorizes us to issue one or more series of preferred stock. Our Board of Directors has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock can be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for our Class A common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our Class A common stock.
Risks Related to this Offering and Ownership of Our Class A Common Stock
The Continuing Equity Owners own Common Units in i3 Verticals, LLC, and the Continuing Equity Owners have the right to redeem their Common Units in i3 Verticals, LLC pursuant to the terms of the i3 Verticals LLC Agreement for shares of Class A common stock or cash.
After this offering, we will have an aggregate of 136,282,408 shares of Class A common stock authorized but unissued (or 135,608,644 if the underwriters exercise their option to purchase additional shares in full), including 13,595,401 shares of Class A common stock issuable, at our election, upon redemption of i3 Verticals, LLC Common Units that will be held by the Continuing Equity Owners. Subject to certain restrictions in the i3 Verticals LLC Agreement, the Continuing Equity Owners are entitled to have their Common Units redeemed from time to time at each of their options (subject in certain circumstances to time-based and service-based vesting requirements and other limitations) for newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each Common Unit redeemed, in each case, in accordance with the terms of the i3 Verticals LLC Agreement. At our election, however, we may effect a direct exchange by i3 Verticals, Inc. of such Class A common stock or such cash, as applicable, for such Common Units in lieu of redemption. The Continuing Equity Owners may exercise such redemption right for as long as their Common Units remain outstanding. See “Certain Relationships and Related Party Transactions—i3 Verticals LLC Agreement.” We have entered into a Registration Rights Agreement pursuant to which the shares of Class A common stock issued to certain Continuing Equity Owners upon such redemption and the shares of Class A common stock issued to certain Continuing Equity Owners in connection with the Reorganization Transactions will be eligible for resale registration, subject to certain limitations set forth in the Registration Rights Agreement. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
We cannot predict the size of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock, including shares issued in connection with an acquisition, or the perception that such sales or distributions could occur, may cause the market price of our Class A common stock to decline.
You may be diluted by future issuances of preferred stock or additional Class A common stock or Common Units in connection with our incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.
Our amended and restated certificate of incorporation authorizes us to issue shares of our Class A common stock and options, rights, warrants and appreciation rights relating to our Class A common stock for the consideration and on the terms and conditions established by our Board of Directors in its sole discretion. We could issue a significant number of shares of Class A common stock in the future in connection with investments or acquisitions. Any of these issuances could dilute our existing stockholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for the shares of our Class A common stock.
The future issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of shares of our Class A common stock, either by diluting the voting power of our Class A common stock if the preferred stock votes together with the common stock as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote, even if the action were approved by the holders of our shares of our Class A common stock.
The future issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our Class A common stock by making an investment in the Class A common stock less attractive. For example, investors in the Class A common stock may not wish to purchase Class A common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase Class A common stock at the lower conversion price, causing economic dilution to the holders of Class A common stock.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.
We and our officers, directors and certain Continuing Equity Owners, subject to certain exceptions, will agree that, without the prior written consent of Cowen and Company, LLC, Raymond James & Associates, Inc. and BofA Securities, Inc., the representatives of the underwriters (the “Representatives”), on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus: (1) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into, exchangeable for or that represent the right to receive shares of Class A common stock; (2) file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock; or (3) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Class A common stock, subject to certain exceptions. The Representatives, in their sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. See “Underwriting (Conflicts of Interest).”
The market price of our Class A common stock may decline significantly when the restrictions on resale by our existing stockholders lapse. A decline in the market price of our Class A common stock might impede our ability to raise capital through the issuance of additional shares of Class A common stock or other equity securities.
Sales of shares of our Class A common stock in connection with the Registration Rights Agreement, or the prospect of any such sales, could materially affect the market price of our Class A common stock and could impair our ability to raise capital through future sales of equity securities.
In connection with the completion of our IPO, we entered into a Registration Rights Agreement with certain Continuing Equity Owners. Any sales in connection with the Registration Rights Agreement, or the prospect of any such sales, could materially and adversely impact the market price of our Class A common stock and could impair our ability to raise capital through future sales of equity securities. For a further description of our Registration Rights Agreement, see “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
See “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling shares of our Class A common stock after this offering.
In the future, we may also issue additional securities if we need to raise capital, including, but not limited to, in connection with acquisitions, which could constitute a material portion of our then-outstanding shares of Class A common stock.
We do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future.
We currently intend to retain our future earnings, if any, for the foreseeable future, to repay indebtedness and to fund the development and growth of our business. We do not intend to pay any dividends to holders of our Class A common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion, any legal or contractual limitations on our ability to pay dividends under our 2019 Senior Secured Credit Facility or otherwise. As a result, if our Board of Directors does not declare and pay dividends, the capital appreciation in the price of our Class A common stock, if any, will be the only source of gain on an investment in our Class A common stock, and holders of our Class A common stock may have to sell some or all of their shares to generate cash flow from their investment.
In addition, even if we decide in the future to pay any dividends, we are a holding company with no independent operations of our own, and we depend on distributions from i3 Verticals, LLC to pay taxes, make payments under the Tax Receivable Agreement or pay any cash dividends on our Class A common stock. Deterioration in the financial conditions, earnings or cash flow of i3 Verticals, LLC and its subsidiaries for any reason could limit or impair its ability to pay cash distributions or other distributions to us, thereby rendering us unable to pay dividends.
If we fail to meet industry analyst expectations, or analysts downgrade their recommendations regarding our Class A common stock, its trading price and volume could decline.
Our Class A common stock is traded publicly and various securities analysts follow our company and issue reports on us. These reports include information about our historical financial results as well as the analysts’

estimates of our future performance. The analysts’ estimates are based upon their own independent opinions and may be different from our own estimates or expectations. If our operating results are below the estimates or expectations of public market analysts and investors, the trading price of our Class A common stock could decline. If one or more of securities and industry analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and our Class A common stock to be less liquid. Moreover, if one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, or if our results of operations do not meet their expectations, our stock price could decline.
Our stock price could be extremely volatile and may decline substantially from the public offering price. As a result, you may not be able to resell your shares at or above the price you paid for them.
The market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. Volatility in the market price of our Class A common stock, as well as general economic, market or political conditions, may prevent a holder of our Class A common stock from being able to sell their shares at or above the price you paid for your shares and may otherwise negatively affect the liquidity of our Class A common stock. Holders of our Class A common stock may experience a decrease, which could be substantial, in the value of their stock, including decreases unrelated to our operating performance or prospects, and a holder of our Class A common stock could lose part or all of their investment. The price of our Class A common stock could be subject to wide fluctuations in response to a number of factors, including those described elsewhere in this prospectus and others such as:

•	our ability to generate revenue sufficient to attain and maintain profitability and positive cash flow;

•	competition in our industry and our ability to compete effectively;

•	our dependence on non-exclusive distribution partners to market our products and services;

•	our ability to keep pace with rapid developments and changes in our industry and provide new products and services;

•	liability and reputation damage from unauthorized disclosure, destruction or modification of data or disruption of our services;

•	technical, operational and regulatory risks related to our information technology systems and third-party providers’ systems;

•	reliance on third parties for significant services;

•	exposure to economic conditions and political risks affecting consumer and commercial spending, including the use of credit cards;

•	our ability to increase our existing vertical markets, expand into new vertical markets and execute our growth strategy;

•	our ability to successfully identify acquisition targets and, thereafter to complete and effectively integrate those acquisitions into our services;

•	potential degradation of the quality of our products, services and support;

•	our ability to retain clients, many of which are SMBs, which can be difficult and costly to retain;

•	our ability to successfully manage our intellectual property;

•	our ability to attract, recruit, retain and develop key personnel and qualified employees;

•	risks related to laws, regulations and industry standards;

•	our indebtedness and potential increases in our indebtedness;

•	operating and financial restrictions imposed by our 2019 Senior Secured Credit Facility; and

•	the other factors described in “Risk Factors.”
In response to any one or more of these events, the market price of shares of our Class A common stock could decrease significantly. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make our Class A common stock less attractive to investors.
We qualify as an “emerging growth company” (as defined in the JOBS Act). An emerging growth company may take advantage of certain reduced disclosure and other requirements that are otherwise generally applicable to public companies. We have chosen to take advantage of each of these exemptions. The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected not to opt out of such extended transition period, which means that when an accounting standard is issued or revised, and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make it difficult or impossible because of the potential differences in accounting standards used to compare our financial statements with the financial statements of a public company that is not an emerging growth company, or the financial statements of an emerging growth company that has opted out of using the extended transition period. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of our IPO. We cannot predict if investors will find our Class A common stock less attractive because we elected to rely on these exemptions, or if taking advantage of these exemptions will result in less active trading or more volatility in the price of our Class A common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “pro forma,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance, such as those contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus from our 2018 10-K and our Quarterly Report.
By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus, which include, but are not limited to, the following:

•	our ability to generate revenues sufficient to maintain profitability and positive cash flow;

•	competition in our industry and our ability to compete effectively;

•	our dependence on non-exclusive distribution partners to market our products and services;

•	our ability to keep pace with rapid developments and changes in our industry and provide new products and services;

•	liability and reputation damage from unauthorized disclosure, destruction or modification of data or disruption of our services;

•	technical, operational and regulatory risks related to our information technology systems and third-party providers’ systems;

•	reliance on third parties for significant services;

•	exposure to economic conditions and political risks affecting consumer and commercial spending, including the use of credit cards;

•	our ability to increase our existing vertical markets, expand into new vertical markets and execute our growth strategy;

•	our ability to successfully identify acquisition targets and thereafter to complete and effectively integrate those acquisitions into our services;

•	potential degradation of the quality of our products, services and support;

•	our ability to retain clients, many of which are SMBs, which can be difficult and costly to retain;

•	our ability to successfully manage our intellectual property;

•	our ability to attract, recruit, retain and develop key personnel and qualified employees;

•	risks related to laws, regulations and industry standards;

•	our indebtedness and potential increases in our indebtedness;

•	operating and financial restrictions imposed by our 2019 Senior Secured Credit Facility; and

•	the other factors described in “Risk Factors” contained elsewhere in and incorporated by reference into this prospectus for a further description of these and other factors.
Those factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in or incorporated by reference into this prospectus. In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $97.1 million, or approximately $111.6 million if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and commissions but before offering expenses.
We intend to use the net proceeds of this offering to purchase (1) 1,000,000 Common Units directly from i3 Verticals, LLC, and (2) 3,491,763 Common Units (or 4,165,527 Common Units if the underwriters exercise their option to purchase additional shares in full) from certain Continuing Equity Owners, in each case at a price per Common Unit equal to the price per share paid by the underwriters for shares of our Class A common stock in this offering. i3 Verticals, LLC will receive an estimated $20.9 million in net proceeds from the sale of Common Units to i3 Verticals, Inc., after deducting estimated offering expenses of $0.7 million. i3 Verticals, LLC intends to use all the net proceeds it receives to repay indebtedness outstanding under the 2019 Senior Secured Credit Facility.
As of May 31, 2019, we owed $165.5 million under our 2019 Senior Secured Credit Facility. Our 2019 Senior Secured Credit Facility matures on May 9, 2024. As of May 31, 2019, the interest rate on the borrowings outstanding under our 2019 Senior Secured Credit Facility was 5.0% per annum. We entered into our 2019 Senior Secured Credit Facility on May 9, 2019 and used the proceeds to repay in full our existing senior secured credit facility.

DIVIDEND POLICY
We currently anticipate that we will retain all available funds for use in the operation and expansion of our business and to repay indebtedness, and we do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future. To the extent that we elect to pay dividends in the future, Class B common stock will not be entitled to any dividend payments. Additionally, our ability to pay any cash dividends on our Class A common stock is limited by restrictions on the ability of i3 Verticals, LLC and our other subsidiaries to pay dividends or make distributions under the terms of our 2019 Senior Secured Credit Facility. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries.
Accordingly, you may need to sell your shares of our Class A common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to this Offering and Ownership of Our Class A Common Stock—We do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future.”
We are a holding company and our principal asset is the Common Units in i3 Verticals, LLC we hold. If we decide to pay a dividend in the future, we would need to cause i3 Verticals, LLC to make distributions to us in an amount sufficient to cover such dividend. If i3 Verticals, LLC makes such distributions to us, the other holders of Common Units will be entitled to receive pro rata distributions. See “Risk Factors—Risks Related to Our Organizational Structure and Our Company—We are a holding company with no operations of our own, and our principal asset is our controlling membership interest in i3 Verticals, LLC. Accordingly, we depend on distributions from i3 Verticals, LLC to pay our taxes and other expenses.”

CAPITALIZATION
The following table sets forth the cash and cash equivalents and capitalization as of March 31, 2019 of:

•	i3 Verticals, Inc. and its subsidiaries on an actual basis; and

•
i3 Verticals, Inc. and its subsidiaries on a pro forma basis after giving effect to the Pace Acquisition and the sale of shares of Class A common stock in this offering at a public offering price of $22.75, with the net proceeds we receive used to purchase (1) 1,000,000 Common Units directly from i3 Verticals, LLC and (2) 3,491,763 Common Units and an equivalent number of Class B common stock (which shares will then be canceled) from certain of the Continuing Equity Owners.

The table below assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock.
This table should be read in conjunction with the sections entitled “Unaudited Pro Forma Consolidated Financial Information” included elsewhere in this prospectus, as well as the sections titled “Selected Financial Data,” "Management's Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in our 2018 10-K and the sections titled “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report.

	As of March 31, 2019
	Actual	Pro Forma
(in thousands, except share data)	(unaudited)
Cash and cash equivalents	$1,393	$—
Debt, including current portion
2017 Senior Secured Credit Facility	76,250	108,859
Debt issuance costs	(1,009)	(1,009)
Total long-term debt, including current portion(1)	75,241	107,850
Total stockholders’ equity:
Stockholders’ equity (deficit)
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized; 0 shares issued and outstanding on an actual and as adjusted basis	—	—
Class A common stock, par value $0.0001 per share, 150,000,000 shares authorized; 9,192,030 shares issued and outstanding, actual, and 13,683,793 shares issued and outstanding, on a pro forma basis	1	1
Class B common stock, par value $0.0001 per share, 40,000,000 shares authorized; 17,112,164 shares issued and outstanding, actual, and 13,620,401 shares issued and outstanding, on a pro forma basis	2	2
Additional paid-in capital	41,284	65,596
Accumulated (deficit) earnings	(188)	4,436
Total stockholders’ equity	41,099	70,035
Non-controlling interest(2)	73,636	54,307
Total capitalization	$189,976	$232,192
_____________________

(1)
As of March 31, 2019, we had $66.3 million of availability under our 2017 Senior Secured Credit Facility. On May 9, 2019, the Company replaced its existing 2017 Senior Secured Credit Facility with the 2019 Senior Secured Credit Facility. The 2019 Senior Secured Credit Facility consists of a $300.0 million revolving line of credit, together with an option to increase the revolving line of credit and/or obtain incremental term loans in an additional principal amount of up to $50.0 million in the aggregate (subject to the receipt of additional commitments for any such incremental loan amounts). As of May 31, 2019, we owed $165.5 million under our 2019 Senior Secured Credit Facility.

(2)	Represents the portions of i3 Verticals, LLC not owned by us, which represents 65.1% of i3 Verticals, LLC's outstanding Common Units prior to this offering and 49.9% following this offering.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
We have derived the unaudited pro forma consolidated statement of operations for the year ended September 30, 2018 set forth below by the application of pro forma adjustments to the audited consolidated financial statements of i3 Verticals, Inc. and subsidiaries included in our 2018 10-K and incorporated by reference herein. We have derived the unaudited pro forma condensed consolidated statement of operations for the six months ended March 31, 2019 and the unaudited pro forma condensed consolidated balance sheet as of March 31, 2019 set forth below by the application of pro forma adjustments to the unaudited condensed consolidated financial statements of i3 Verticals, Inc. and subsidiaries included in our Quarterly Report and incorporated by reference herein.
The unaudited pro forma consolidated statement of operations for the year ended September 30, 2018 and for the six months ended March 31, 2019, and the unaudited pro forma consolidated balance sheet as of March 31, 2019, present our unaudited pro forma consolidated results of operations and financial position to give pro forma effect to the Reorganization Transactions, the IPO, the Pace Acquisition, the sale of shares of Class A common stock in this offering (excluding shares issuable upon exercise of the underwriters’ option to purchase additional shares), and the application of the net proceeds by us and i3 Verticals, LLC from this offering and the other transactions described elsewhere in this section, as if all such transactions had been completed as of October 1, 2017 with respect to the unaudited pro forma consolidated statements of operations, and as of March 31, 2019, with respect to the unaudited pro forma consolidated balance sheet. The unaudited pro forma consolidated financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable, but are subject to change. The adjustments in the unaudited pro forma condensed consolidated financial statements are to give effect to pro forma events that are (i) directly attributable to the items described below, (ii) factually supportable and (iii) expected to have a continuing impact on the Company’s consolidated results. We have made, in our opinion, all adjustments that are necessary to present fairly the pro forma financial information.
The pro forma adjustments principally give effect to the following items:

•	the Reorganization Transactions and IPO;

•	the Pace Acquisition;

•
this offering (based on a public offering price of $22.75 per share) and our payment of fees and expenses related to this offering and the use of a portion of the proceeds by i3 Verticals, LLC (from the sale of Common Units to us using the proceeds of this offering) to repay approximately $20.9 million of the indebtedness outstanding under the 2019 Senior Secured Credit Facility as described under “Use of Proceeds” (for the purposes of the unaudited pro forma consolidated financial information we have assumed the proceeds of this offering repaid indebtedness outstanding under the 2017 Senior Secured Credit Facility which was in effect during the periods presented); and

•
the recording of a deferred tax asset as a result of the increase in tax basis that is expected to result from the purchase by us of an aggregate of 3,491,763 Common Units held by the Continuing Equity Owners and the liability that is expected to be incurred as a result under the Tax Receivable Agreement that requires us to pay 85% of such benefits to the Continuing Equity Owners selling in this offering.

The unaudited pro forma condensed consolidated financial information and related notes related to the Pace Acquisition were prepared using the purchase method of accounting with i3 Verticals as the acquiring entity. Accordingly, the total consideration transferred by i3 Verticals to complete the Pace Acquisition will be allocated to assets and liabilities based upon their estimated fair values as of the date of completion of the Pace Acquisition. The allocation is dependent upon certain preliminary valuations utilized to allocate the total consideration transferred and is based on the actual net tangible and intangible assets of Pace which existed as of May 31, 2019, the date of the acquisition. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analysis is performed. Such further adjustments could be material. The pro forma purchase price adjustments have been made solely for the purpose of providing the unaudited pro forma condensed consolidated financial information presented below. Increases or decreases in the fair value of relevant amounts of assets acquired and liabilities assumed will result in adjustments to the historical balance sheet and/or statement of operations. There can be no assurances that the final determination will not result in material changes.

The unaudited pro forma consolidated financial information presented assumes no exercise by the underwriters of their option to purchase additional shares.
The unaudited pro forma consolidated financial statements reflect the acquisition of the equity interests in i3 Verticals, LLC and do not reflect a change in the recorded book basis of i3 Verticals, LLC, because those transactions are between entities under common control.
The unaudited pro forma consolidated financial information is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had this offering actually occurred on the dates indicated, and does not purport to be indicative of statements of financial condition data or results of operations as of any future date or for any future period. You should read our unaudited pro forma consolidated financial information and the accompanying notes in conjunction with all of the historical financial statements and related notes incorporated by reference and the financial and other information appearing elsewhere in this prospectus or incorporated by reference, including information contained in “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Summary Historical and Pro Forma Consolidated Financial and Other Data” appearing elsewhere in this prospectus, and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2018 10-K and Quarterly Report and incorporated by reference herein.

i3 Verticals, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2019
(In thousands, except share data)

	Historical i3 Verticals, Inc.	Historical Pace Payment Systems, Inc. (a)	Business Combination Adjustments (b)		As Adjusted Before Offering	Offering Adjustments		Pro Forma i3 Verticals, Inc.
Assets
Current assets
Cash and cash equivalents	$1,393	$184	$(1,577)	(b1)	$—	$—	(f)(g)	$—
Accounts receivable, net	11,703	526	—		12,229	—		12,229
Settlement assets	439	—	—		439	—		439
Prepaid expenses and other current assets	3,246	450	—		3,696	—		3,696
Total current assets	16,781	1,160	(1,577)		16,364	—		16,364

Property and equipment, net	3,055	157	—		3,212	—		3,212
Restricted cash	666	—	—		666	—		666
Capitalized software, net	7,041	330	—		7,371	—		7,371
Goodwill	104,651	15,675	25,209	(b2)	145,535	—		145,535
Intangible assets, net	82,661	—	18,700	(b3)	101,361	—		101,361
Deferred income taxes	1,932	—	—		1,932	21,913	(c)	23,845
Other assets	1,712	—	—		1,712	—		1,712
Total assets	$218,499	$17,322	$42,332		$278,153	$21,913		$300,066

i3 Verticals, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet (Continued)
As of March 31, 2019
(In thousands, except share data)

	Historical i3 Verticals, Inc.	Historical Pace Payment Systems, Inc. (a)	Business Combination Adjustments (b)		As Adjusted Before Offering	Offering Adjustments		Pro Forma i3 Verticals, Inc.
Liabilities and equity
Liabilities
Current liabilities
Accounts payable	$3,359	$758	$—		$4,117	$—		$4,117
Current portion of long-term debt	5,000	600	(600)	(b4)	5,000	—		5,000
Accrued expenses and other current liabilities	15,588	2,053	—		17,641	35	(c)	17,676
Settlement obligations	439	—	—		439	—		439
Deferred revenue	4,413	—	—		4,413	—		4,413
Total current liabilities	28,799	3,411	(600)		31,610	35		31,645

Long-term debt, less current portion and debt issuance costs, net	70,241	37,953	15,526	(b5)	123,720	(20,870)	(g)	102,850
Tax receivable agreement obligations	1,420	—	—		1,420	18,661	(c)	20,081
Other long-term liabilities	3,304	—	17,844	(b6)	21,148	—		21,148
Total liabilities	103,764	41,364	32,770		177,898	(2,174)		175,724

Commitments and contingencies
Stockholders' equity
Redeemable preferred stock, Series A, $0.001 par value (including accrued dividends of $9,154,952), 1,228,500 shares authorized and issued; 1,213,435 shares outstanding	—	21,440	(21,440)	(b7)	—	—		—
Preferred stock, Series B, $0.001 par value, 300,000 shares authorized, issued and outstanding	—	2,000	(2,000)	(b8)	—	—		—
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2019	—	—	—		—	—		—
Common stock, $0.001 par value, 2,000,000 shares authorized; 178,895 shares issued and outstanding; 198,507 restricted shares issued and 196,172 shares outstanding	—	—	—	(b9)	—	—		—
Class A common stock, par value $0.0001 per share, 150,000,000 shares authorized; 9,192,030 shares issued and outstanding as of March 31, 2019, actual, and 13,692,592 shares issued and outstanding, pro forma	1	—	—	(b10)	1	—	(b)(d)	1
Class B common stock, par value $0.0001 per share, 40,000,000 shares authorized; 17,112,164 shares issued and outstanding as of March 31, 2019, actual, and 13,620,401 shares issued and outstanding, pro forma	2	—	—		2	—	(d)	2
Additional paid-in-capital	41,284	2	223	(b11)	41,509	24,087	(a)(d)	65,596
Accumulated (deficit) earnings	(188)	(47,333)	32,628	(b12)	(14,893)	19,329	(e)	4,436
Treasury stock, 15,065 preferred shares, 2,335 common shares, at cost	—	(151)	151	(b13)	—	—		—
Total Stockholders' equity (deficit)	41,099	(24,042)	9,562		26,619	43,416		70,035
Non-controlling interest	73,636	—	—		73,636	(19,329)	(e)	54,307
Total equity (deficit)	114,735	(24,042)	9,562		100,255	24,087		124,342
Total liabilities and stockholders' equity (deficit)	$218,499	$17,322	$42,332		$278,153	$21,913		$300,066
See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)
On May 31, 2019, i3-SDCR, Inc., an indirect wholly owned subsidiary of the Company, acquired all of the stock of Pace. Total preliminary estimated purchase consideration included $52.5 million in cash consideration paid at closing, funded by revolving line of credit proceeds, and $12.6 million of contingent consideration as estimated on a preliminary basis and $0.2 million of restricted shares of Class A common stock in i3 Verticals.

Certain provisions in the merger agreement provide for contingent consideration of up to $20.0 million, to be paid based upon achievement of specified financial performance targets, as defined in the purchase agreement, through December 2021. We determined the preliminary estimated acquisition date fair value of the liability for the contingent consideration based on a forecast of financial performance. We plan to complete a Monte Carlo simulation to establish a final acquisition date estimated fair value of the liability for the contingent consideration. In each subsequent reporting period we will reassess the current estimates of performance relative to the targets and adjust the contingent liability to its fair value through earnings.
We are still evaluating the allocation of the preliminary estimated purchase consideration. The pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analysis is performed. Such further adjustments could be material.
The goodwill associated with the acquisition is not deductible for tax purposes.
The acquired merchant relationships intangible asset has a preliminary estimated amortization period of 15 years. The non-compete agreement and trade name have preliminary estimated amortization periods of 3 and 5 years, respectively. The weighted-average preliminary estimated amortization period for all intangibles is 14 years.
Acquisition-related costs for Pace to date were $1.6 million, none of which were included in i3 Verticals' historical financial statements or Pace's historical financial statements. The costs have been reflected as a pro forma adjustment in the unaudited pro forma condensed consolidated balance sheet.

(b)	In accordance with the rules of Article 11 of Regulation S-X, the following adjustments were made for the Pace Acquisition (amounts in thousands):

(b1)	Adjustments to cash and cash equivalents:

To reflect i3 Verticals' transaction costs, comprised of professional fees and expenses	$(410)
To reflect Pace's estimated transaction costs, comprised of professional fees and expenses of $1,911, and restructuring costs of $235, which includes severance payments	(2,146)
To reflect proceeds from long-term debt to cover transaction costs	979
$(1,577)

(b2)	Adjustments to goodwill:

To eliminate Pace's historical goodwill	$(15,675)
To reflect the preliminary goodwill for the amount of consideration paid in excess of fair value of assets received and liabilities assumed	40,884
$25,209

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(b3)	Adjustments to intangibles, net:

To record the preliminary estimated fair value of separately identified merchant relationships	$17,100
To record the preliminary estimated fair value of separately identified non-compete	100
To record the preliminary estimated fair value of separately identified trade names	1,500
$18,700

(b4)	Adjustments to current portion of long-term debt:

To reflect the pay down of Pace's current portion of long-term debt	$(600)

(b5)	Adjustments to long-term debt, less current portion and debt issuance costs, net:

To reflect proceeds from long-term debt to cover transaction costs	$979
To reflect the pay down of Pace's long-term debt, less current portion	(37,953)
To record the proceeds from the Company's 2019 Senior Secured Credit Facility used to finance the cash consideration for the Pace Acquisition	52,500
$15,526

(b6)	Adjustments to other long-term liabilities:

To record long-term contingent consideration as estimated on a preliminary basis	$12,645
To record a deferred tax liability for the fair-market step-up of intangible assets	5,199
$17,844

(b7)	Adjustments to redeemable preferred stock:

To eliminate Pace's redeemable preferred stock	$(21,440)

(b8)	Adjustments to preferred stock, Series B:

To eliminate Pace's preferred stock	$(2,000)

(b9)	Adjustments to common stock:

To eliminate Pace's common stock	$—

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(b10)	Adjustments to Class A common stock:

To record restricted shares of Class A common stock issued as purchase consideration	$—

(b11)	Adjustments to additional paid-in-capital:

To eliminate Pace's additional paid-in-capital	$(2)
To record restricted shares of Class A common stock issued as purchase consideration	225
$223

(b12)	Adjustments to accumulated deficit:

To eliminate Pace's accumulated deficit	$34,490
To reflect i3 Verticals, Inc.'s estimated transaction costs, net of tax	(313)
To reflect Pace's estimated transaction costs, net of tax	(1,549)
$32,628

(b13)	Adjustments to treasury stock:

To eliminate Pace's treasury stock	$151

(c)
We expect to obtain an increase in the tax basis of our share of the assets of i3 Verticals, LLC when Common Units are exchanged by the Continuing Equity Owners. This increase in tax basis may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The increase in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. On June 25, 2018, we entered into a tax receivable agreement with the Continuing Equity Owners that provides for the payment by us to the Continuing Equity Owners of 85% of the amount of tax benefits, if any, that we actually realize or in some cases are deemed to realize as a result of (i) increases in the tax basis of the assets of i3 Verticals, LLC resulting from the purchase of Common Units in exchange for net cash proceeds in connection with the consummation of this offering and any future redemptions or exchanges of Common Units or any prior sales of interests in i3 Verticals, LLC and (ii) certain other tax benefits related to payments we make under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” in this prospectus.

The exchange by the Continuing Equity Owners in connection with this offering of their Common Units for net cash proceeds triggers an increase in the tax basis of the assets of i3 Verticals, LLC subject to the provisions of the Tax Receivable Agreement. At the public offering price of $22.75, we will recognize a deferred tax asset in the amount of $21.9 million, a liability of $18.7 million, representing 85% of the tax benefits due to the Continuing Equity Owners exchanging their units in connection with this offering and an adjustment to additional paid-in capital for the difference.

(d)
These adjustments reflect the issuance of Class A common stock in connection with this offering and concurrent exchange by the Continuing Equity Owners of 3,491,763 Common Units for net cash proceeds (and the cancellation of their shares of Class B common stock on a one-for-one basis upon such exchange). The adjustments assume no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(e)
Following this offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock, we will own 50.1% of the economic interest of i3 Verticals, LLC and the Continuing Equity Owners will own the remaining 49.9% of the economic interest of i3 Verticals, LLC. This pro forma adjustment represents the adjustment to the carrying value of the non-controlling interest to reflect our increased ownership in i3 Verticals, LLC. This amount has been determined based on the assumption that the underwriters' option to purchase 673,764 additional shares of our Class A common stock is not exercised. If the underwriters exercise their option to purchase additional shares of our Class A common stock in full, we will own 52.6% of the economic interest in i3 Verticals, LLC and the Continuing Equity Owners will own the remaining 47.4% of the economic interest in i3 Verticals, LLC.

The following table describes the adjustments to stockholders’ equity as part of the offering adjustments and calculates the relevant non-controlling interest in i3 Verticals, LLC (dollars in thousands):

Total non-controlling interest owned by Continuing Equity Owners	$73,636
Total Common Units in i3 Verticals, LLC owned by Continuing Equity Owners (in units)	17,112,164
Total non-controlling interest per Common Unit	4.30
Common Units acquired (in units)	4,491,763
Total adjustment to non-controlling interest	$19,329

(f)
We estimate that the net proceeds to i3 Verticals, Inc. from this offering will be approximately $97.1 million after underwriting discounts and commissions but before offering expenses. This amount has been determined based on the assumption that the underwriters’ option to purchase additional shares in our Class A common stock is not exercised. A reconciliation on the gross proceeds from this offering to the net proceeds is set forth below (dollars in thousands except per share amounts):

Assumed public offering price per share	$22.75
Shares of Class A common stock issued in this offering	4,491,763
Gross proceeds	102,188
Less: underwriting discounts and commissions	5,109
Net cash proceeds to i3 Verticals, Inc.	97,079
Less: offering expenses	743
Less: Purchase of units from Continuing Equity Owners, net of underwriting discount	75,466
Net cash proceeds to i3 Verticals, LLC	$20,870

(g)
i3 Verticals, LLC intends to use the $20.9 million in net proceeds it receives from the sale of Common Units to i3 Verticals, Inc. (after deducting estimated offering expenses of $0.7 million) to repay outstanding borrowings under the revolving loan of our 2019 Senior Secured Credit Facility.

i3 Verticals, Inc. and Subsidiaries
Unaudited Pro Forma Interim Condensed Consolidated Statement of Operations
For The Six Months Ended March 31, 2019
(In thousands, except share and per share data)

	Historical i3 Verticals, Inc.	Historical Pace Payment Systems, Inc.	Business Combination Adjustments		As Adjusted Before Offering	Offering Adjustments		Pro Forma i3 Verticals, Inc.

Revenue	$170,262	$14,343	$—		$184,605	$—		$184,605

Operating expenses
Interchange and network fees	110,514	—	—		110,514	—		110,514
Other costs of services	19,983	12,087	—		32,070	—		32,070
Selling general and administrative	26,835	1,771	—		28,606	—		28,606
Depreciation and amortization	7,450	123	737	(a1)	8,310	—		8,310
Change in fair value of contingent consideration	2,153	—	—		2,153	—		2,153
Total operating expenses	166,935	13,981	737		181,653	—		181,653

Income from operations	3,327	362	(737)		2,952	—		2,952

Interest expense, net	2,069	3,135	(1,809)	(a2)	3,395	(527)	(b)	2,868

Income (loss) before income taxes	1,258	(2,773)	1,072		(443)	527		84

Provision for (benefit from) income taxes	129	—	556	(a3)	685	(665)	(c)	20

Net income (loss)	1,129	(2,773)	516		(1,128)	1,192		64

Net income attributable to non-controlling interests	2,053	—	(1,540)	(a4)	513	(471)	(d)	42
Net (loss) income attributable to i3 Verticals, Inc.	$(924)	$(2,773)	$2,056		$(1,641)	$1,663		$22

Net (loss) income per share data (a5) (e):
Net (loss) income available to Class A common stock per share:
Basic	$(0.10)							$—
Diluted	$(0.10)							$—
Weighted average shares of Class A common stock outstanding:
Basic	8,849,431							12,031,849
Diluted	8,849,431							13,203,229
See accompanying Notes to the Unaudited Pro Forma Interim Condensed Consolidated Statement of Operations

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Interim Condensed Consolidated Statement of Operations

(a)	In accordance with the rules of Article 11 of Regulation S-X, the following adjustments were made for the Pace Acquisition (tables in thousands):

(a1)	Adjustments to depreciation and amortization:

To reflect the preliminary estimated amortization of separately identified merchant relationships	$570
To reflect the preliminary estimated amortization of separately identified non-compete	17
To reflect the preliminary estimated amortization of separately identified trade names	150
$737
Increased amortization expense reflects identified intangible assets in the Pace Acquisition. The weighted average amortization period for all intangibles is 14 years.

(a2)	Adjustments to interest expense, net:

To eliminate Pace's interest expense on debt paid down at closing	$(3,135)
To reflect the interest expense on proceeds from the 2019 Senior Secured Credit Facility used to finance cash consideration for the Pace Acquisition	1,326
$(1,809)
Interest has been adjusted to reflect the full repayment of Pace's outstanding long-term debt as of October 1, 2017, and the increased borrowings to fund the acquisition using a 5.1% interest rate, which represents our incremental borrowing rate as of October 1, 2018. If the interest rate were increased or decreased by 1.25% it would result in a $0.3 million change in net interest expense for the six months ended March 31, 2019.

(a3)	Adjustments to (benefit from) provision for income taxes:

To reflect the income tax effect of pro forma adjustments	$556
Income tax expense has been adjusted to reflect the increased pre-tax loss resulting from pro forma adjustments. For pro forma adjustments impacting Pace pre-tax loss, a marginal tax rate of 27.8% was applied. For pro forma adjustments impacting the Company, a reduction for non-controlling interest and a marginal tax rate of 23.7% was applied.

(a4)	Adjustments to net income (loss) attributable to non-controlling interest:

Contributed loss from Pace and associated pro forma adjustments	$(1,041)
Contributed loss from interest expense on proceeds from the 2019 Senior Secured Credit Facility used to finance the cash consideration for the Pace Acquisition	(1,326)
Total contributed loss prior to non-controlling interest in i3 Verticals	(2,367)
Non-controlling interest in i3 Verticals	65.1%
$(1,540)
i3 Verticals is the sole managing member of i3 Verticals, LLC, and as a result, consolidates the financial results of i3 Verticals, LLC and its subsidiaries, which will include Pace, and reports a non-controlling interest representing the Common Units of i3 Verticals, LLC held by other parties.

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Interim Condensed Consolidated Statement of Operations

(a5)
Under the terms of the merger agreement, at the close of the Pace Acquisition, the Company issued 8,799 restricted shares of Class A common stock in i3 Verticals to certain former equity holders of Pace upon the commencement of their service with the Company. The restricted shares of Class A common shares issued under the Company's 2018 Plan are included in our pro forma diluted earnings per share calculation.

(b)
As described in “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering (assuming that the underwriters’ option to purchase additional shares of our Class A common stock is not exercised) to purchase Common Units directly from i3 Verticals, LLC at a price per unit equal to the public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions. i3 Verticals, LLC intends to use the $20.9 million in net proceeds it receives from the sale of Common Units to i3 Verticals, Inc. to repay $20.9 million in outstanding borrowings under the revolving loan of our 2019 Senior Secured Credit Facility. Accordingly, pro forma adjustments have been made to reflect a reduction in interest expense of $0.5 million for the six months ended March 31, 2019, computed at an interest rate of 5.1%, as if the outstanding borrowings had been repaid on October 1, 2018.

(c)
Represents the additional current income tax expense for the period based on an effective income tax rate of 23.7% for the six months ended March 31, 2019, which was calculated assuming the U.S. federal rates currently in effect and the highest statutory rates apportioned to each applicable state and local jurisdiction. After giving effect to the adjustments for the Pace Acquisition and this offering, the additional current income tax benefit on our 50.1% interest in i3 Verticals, LLC was $0.7 million for the six months ended March 31, 2019.

The effective tax rate derived from the face of the unaudited pro forma consolidated statement of income will not equal the stated effective tax rate because the effective tax rate is applied to only 50.1% of the income before taxes based on i3 Verticals, Inc.’s economic interest in i3 Verticals, LLC.
After giving effect to the adjustments for the Pace Acquisition and this offering, our pro forma allocable share of taxable loss from i3 Verticals, LLC was nominal, and our income tax expense was nominal for the six months ended March 31, 2019.

(d)
The adjustment reflects the impact of the change of the portion of i3 Verticals, LLC owned by i3 Verticals, Inc. immediately following this offering, assuming the offering occurred on October 1, 2017, as a result of which i3 Verticals, Inc. owns 50.1% of the economic interest of i3 Verticals, LLC and the ownership percentage of i3 Verticals, LLC held by the Continuing Equity Owners will be 49.9%. The net income attributable to the Continuing Equity Owners accordingly will represent 49.9% of the income attributable to i3 Verticals, LLC.

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Interim Condensed Consolidated Statement of Operations

(e)
Pro forma basic net income per share is computed by dividing the net income available to Class A common stockholders by the weighted-average shares of Class A common stock outstanding during the period. Pro forma diluted net income per share is computed by adjusting the net income available to Class A common stockholders and the weighted-average shares of Class A common stock outstanding to give effect to potentially dilutive securities. Shares of our Class B common stock are not entitled to receive any distributions or dividends and have no rights to convert into Class A common stock. When a Common Unit is exchanged for, at our election, cash or Class A common stock by a Continuing Equity Owner who holds shares of our Class B common stock, such Continuing Equity Owner will be required to surrender a share of Class B common stock, which we will cancel for no consideration. Therefore, we do not include shares of our Class B common stock in the computation of pro forma basic net loss per share. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted net loss per share (in thousands, except share and per share data):

Pro Forma i3 Verticals, Inc. Six months ended March 31, 2019
Basic net income per share:
Numerator
Net income	$64
Less: Net income attributable to non-controlling interests	42
Net income attributable to Class A common stockholders	$22
Denominator
Weighted average shares of Class A common stock outstanding(1)	12,031,849

Basic net income per share	$0.00

Diluted net income per share:
Numerator
Net income attributable to Class A common stockholders	$22
Denominator
Weighted average shares of Class A common stock outstanding(1)	12,031,849
Weighted average effect of dilutive securities(2)	1,171,380
Weighted average shares of Class A common stock outstanding - diluted	13,203,229

Diluted net income per share	$0.00
________________________

(1)
We plan to use a portion of the net proceeds from this offering (assuming that the underwriters’ option to purchase additional shares of our Class A common stock is not exercised) to purchase Common Units directly from i3 Verticals, LLC at a price per unit equal to the offering price per share of Class A common stock in this offering less the underwriting discounts and commissions. This weighted average calculation assumes that this offering occurred at the beginning of the fiscal year presented. Excludes 286,557 shares of unvested restricted Class A common stock.

(2)
Includes 286,557 shares of unvested restricted Class A common stock and 884,823 shares of Class A common stock resulting from estimated stock option exercises as calculated by the treasury stock method. The following securities were excluded from the weighted average effect of dilutive securities in the computation of diluted earnings per share of Class A common stock:

a.
13,620,401 shares of Class A common stock issuable upon the exchange of Common Units to be held by the Continuing Equity Owners after this offering, along with the reallocation of net income assuming conversion of these shares, were excluded because the effect would have been anti-dilutive, and

b.
33,000 stock options were excluded because the exercise price of these stock options exceeded the average market price of our Class A common stock during the period (“out-of-the-money”) and the effect of including them would have been anti-dilutive.

i3 Verticals, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Operations
Fiscal Year Ended September 30, 2018
(In thousands, except share and per share data)

	Historical i3 Verticals, Inc.	Reorganization and IPO Transactions		Historical Pace Payment Systems, Inc.	Business Combination Adjustments		As Adjusted Before Offering

Revenue	$323,508	$—		$28,978	$—		$352,486

Operating expenses
Interchange and network fees	214,543	—		—	—		214,543
Other costs of services	40,314	—		24,375	—		64,689
Selling general and administrative	40,585	1,357	(a)	3,676	—		45,618
Depreciation and amortization	11,839	—		129	1,473	(e1)	13,441
Change in fair value of contingent consideration	3,866	—		—	—		3,866
Total operating expenses	311,147	1,357		28,180	1,473		342,157

Income from operations	12,361	(1,357)		798	(1,473)		10,329

Other expenses
Interest expense, net	8,498	(4,817)	(b)	5,801	(2,796)	(e2)	6,686
Change in fair value of warrant liability	8,487	—		—	—		8,487
Total other expenses	16,985	(4,817)		5,801	(2,796)		15,173

(Loss) before income taxes	(4,624)	3,460		(5,003)	1,323		(4,844)

Provision for (benefit from) income taxes	337	(1,632)	(c)	—	921	(e3)	(374)

Net (loss)	(4,961)	5,092		(5,003)	402		(4,470)

Net income (loss) attributable to non-controlling interests	1,937	(5,107)	(d)	—	(849)	(e4)	(4,019)
Net (loss) attributable to i3 Verticals, Inc.	$(6,898)	$10,199		$(5,003)	$1,251		$(451)

Net income per share data(1):
Net income available to Class A common stock per share:
Basic	$0.08
Diluted	$0.08
Weighted average shares of Class A common stock outstanding:
Basic	8,812,630
Diluted	26,873,878
_____________________

(1)
Basic and diluted net income per Class A common stock for the historical i3 Verticals, Inc. statement of operations are presented only for the period after the Company’s Reorganization Transactions. As part of the pro forma adjustments we have recast the statement of operations as if the Reorganization Transactions occurred at the beginning of the fiscal year. As such, the basic and diluted income per share of Class A common stock for the pro forma i3 Verticals, Inc. statement of operations reflects the entire fiscal year.

i3 Verticals, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Operations (Continued)
Fiscal Year Ended September 30, 2018
(In thousands, except share and per share data)

	As Adjusted Before Offering	Offering Adjustments		Pro Forma i3 Verticals, Inc.

Revenue	$352,486	$—		$352,486

Operating expenses
Interchange and network fees	214,543	—		214,543
Other costs of services	64,689	—		64,689
Selling general and administrative	45,618	—		45,618
Depreciation and amortization	13,441	—		13,441
Change in fair value of contingent consideration	3,866	—		3,866
Total operating expenses	342,157	—		342,157

Income from operations	10,329	—		10,329

Other expenses
Interest expense, net	6,686	(1,188)	(f)	5,498
Change in fair value of warrant liability	8,487	—		8,487
Total other expenses	15,173	(1,188)		13,985

(Loss) before income taxes	(4,844)	1,188		(3,656)

(Benefit from) income taxes	(374)	(271)	(g)	(645)

Net (loss) income	(4,470)	1,459		(3,011)

Net (loss) attributable to non-controlling interests	(4,019)	2,184	(h)	(1,835)
Net (loss) attributable to i3 Verticals, Inc.	$(451)	$(725)		$(1,176)

Net (loss) per share data(1) (e5) (i):
Net (loss) available to Class A common stock per share:
Basic				$(0.09)
Diluted				$(0.09)
Weighted average shares of Class A common stock outstanding:
Basic				13,612,604
Diluted				27,334,647
_____________________

(1)
Basic and diluted net income per Class A common stock for the historical i3 Verticals, Inc. statement of operations are presented only for the period after the Company’s Reorganization Transactions. As part of the pro forma adjustments we have recast the statement of operations as if the Reorganization Transactions occurred at the beginning of the fiscal year. As such, the basic and diluted income per share of Class A common stock for the pro forma i3 Verticals, Inc. statement of operations reflects the entire fiscal year.

See accompanying Notes to the Unaudited Pro Forma Consolidated Statement of Operations

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Statement of Operations

(a)
In connection with our IPO, we granted options to purchase 2,045,000 shares of our Class A common stock with an exercise price of $13.00 per share. This adjustment represents an increase in compensation expense we would have incurred during the year ended September 30, 2018, assuming the stock options were granted on October 1, 2017. The grant date fair values of the stock options were determined using the Black-Scholes valuation model using the following assumptions:

Expected volatility	26.2%
Expected dividend yield	—%
Expected term (in years)	6.0
Risk-free interest rate	2.9%

(b)
In connection with the IPO, we used a portion of the net proceeds to purchase Common Units directly from i3 Verticals, LLC at a price per unit equal to the initial public offering price per share of Class A common stock less the underwriting discounts and commissions. i3 Verticals, LLC used the $84.9 million in net proceeds it received from the sale of Common Units to i3 Verticals, Inc. and the $2.8 million it received from the exercise of warrants to repay the Mezzanine Notes in full in the amount of $10.6 million, our outstanding Junior Subordinated Notes in full in the amount of $8.1 million (after taking into account the $8.1 million conversion of our Junior Subordinated Notes for Class A common stock) and $66.3 million of outstanding borrowings under the revolving loan of our 2017 Senior Secured Credit Facility. Accordingly, pro forma adjustments have been made to reflect a reduction in interest expense of $4.9 million for the year ended September 30, 2018, computed at a weighted-average interest rate of 7.7%, as if the outstanding borrowings had been repaid on October 1, 2017.

This reduction in interest expense also reflects the impact of nominally lower amortization of deferred financing costs as a result of the repayment of the Mezzanine Notes and Junior Subordinated Notes and the write-off of the $0.1 million related unamortized debt issuance costs.

(c)
i3 Verticals, LLC has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, income generated by i3 Verticals, LLC will flow through to its members, including us, and is generally not subject to tax at the i3 Verticals, LLC level. Following the Reorganization Transactions and IPO, we became subject to U.S. federal income taxes, in addition to state and local income taxes with respect to our allocable share of any taxable income of i3 Verticals, LLC. As a result, the unaudited pro forma consolidated statement of operations reflects adjustments to our income tax expense to reflect an effective income tax rate of 27.2% for the year ended September 30, 2018, which was calculated assuming the U.S. federal rates currently in effect and the highest statutory rates apportioned to each applicable state and local jurisdiction.

The income tax expense for the reorganization and IPO adjustments is determined using the Continuing Equity Owners’ economic interest in i3 Verticals, LLC of 65.4% after giving effect to the issuance of shares of Class A common stock in the IPO and the Former Equity Owners’ conversion of their ownership interest in Common Units of i3 Verticals, LLC for shares of Class A common stock, based on the pro forma i3 Verticals, LLC income before income taxes adjusted for stock option expense and the reduction in interest expense as a result of the repayment of our Mezzanine Notes in full in the amount of $10.5 million, our Junior Subordinated Notes in full in the amount of $16.1 million, and $66.3 million of outstanding borrowings under our 2017 Senior Secured Credit Facility.
The effective tax rate derived from the face of the unaudited pro forma consolidated statement of income will not equal the stated effective tax rate because the effective tax rate is applied to only 34.6% of the income before taxes based on i3 Verticals, Inc.’s economic interest in i3 Verticals, LLC, and because of the impact of the provisional discrete tax benefit related to the re-measurement of its deferred tax assets and liabilities for the reduced federal tax rates. On December 22, 2017, the Tax Cuts and Jobs Act was enacted into law. The new legislation contains several key tax provisions, including the reduction of the federal corporate income tax

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Statement of Operations

rate to 21% effective January 1, 2018, as well as a variety of other changes, including limitation of the tax deductibility of interest expense, acceleration of expensing of certain business assets and reductions in the amount of executive pay that could qualify as a tax deduction. The Company recorded a provisional discrete tax benefit related to the re-measurement of its deferred tax assets and liabilities of $0.5 million for the reduced federal tax rates during the twelve-month period ended September 30, 2018.
Our pro forma allocable share of taxable loss from i3 Verticals, LLC was $0.4 million, and our income tax benefit was $0.4 million for the year ended September 30, 2018.

(d)
As a result of the Reorganization Transactions and IPO, we became the sole managing member of i3 Verticals, LLC and owned 34.6% of i3 Verticals, LLC. Although we have a minority economic interest in i3 Verticals, LLC, we have the sole voting power in, and control the management of, i3 Verticals, LLC. Accordingly, we consolidate the financial results of i3 Verticals, LLC and report a non-controlling interest in our consolidated financial statements. This adjustment reflects the recognition of the net loss attributable to non-controlling interests, which represent the remaining 65.4% ownership interest of i3 Verticals, LLC held by the Continuing Equity Owners, assuming the IPO and Reorganization Transactions occurred on October 1, 2017.

(e)	In accordance with the rules of Article 11 of Regulation S-X, the following adjustments were made for the Pace Acquisition (tables in thousands):

(e1)	Adjustments to depreciation and amortization:

To reflect the preliminary estimated amortization of separately identified merchant relationships	$1,140
To reflect the preliminary estimated amortization of separately identified non-compete	33
To reflect the preliminary estimated amortization of separately identified trade names	300
$1,473
Increased amortization expense reflects identified intangible assets in the Pace Acquisition. The weighted average amortization period for all intangibles is 14 years.

(e2)	Adjustments to interest expense, net:

To eliminate Pace's interest expense on debt paid down at closing	$(5,801)
To reflect the interest expense on proceeds from the 2019 Senior Secured Credit Facility used to finance cash consideration for the Pace Acquisition	3,005
$(2,796)
Interest has been adjusted to reflect the full repayment of Pace's outstanding long-term debt as of October 1, 2017, and the increased borrowings to fund the acquisition using a 5.7% interest rate, which represents our incremental borrowing rate as of October 1, 2017. If the interest rate were increased or decreased by 1.25% it would result in a $0.7 million change in net interest expense for the year ended September 30, 2018.

(e3)	Adjustments to (benefit from) provision for income taxes:

To reflect the income tax effect of pro forma adjustments	$921
Income tax expense has been adjusted to reflect the increased pre-tax loss resulting from pro forma adjustments. For pro forma adjustments impacting Pace pre-tax loss, a marginal tax rate of 27.8% was

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Statement of Operations

applied. For pro forma adjustments impacting the Company, a reduction for non-controlling interest and a marginal tax rate of 27.8% was applied.

(e4)	Adjustments to net income (loss) attributable to non-controlling interest:

Contributed loss from Pace and associated pro forma adjustments	$(499)
Contributed loss from interest expense on proceeds from the 2019 Senior Secured Credit Facility used to finance the cash consideration for the Pace Acquisition	(799)
Total contributed loss prior to non-controlling interest in i3 Verticals	(1,298)
Non-controlling interest in i3 Verticals	65.4%
$(849)
i3 Verticals is the sole managing member of i3 Verticals, LLC, and as a result, consolidates the financial results of i3 Verticals, LLC and its subsidiaries, which will include Pace, and reports a non-controlling interest representing the Common Units of i3 Verticals, LLC held by other parties.

(e5)
Under the terms of the merger agreement, at the close of the Pace Acquisition, the Company issued 8,799 restricted shares of Class A common stock in i3 Verticals to certain former equity holders of Pace upon the commencement of their service with the Company. The restricted shares of Class A common shares issued under the Company's 2018 Plan are included in our pro forma diluted earnings per share calculation.

(f)
As described in “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering (assuming that the underwriters’ option to purchase additional shares of our Class A common stock is not exercised) to purchase Common Units directly from i3 Verticals, LLC at a price per unit equal to the public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions. i3 Verticals, LLC intends to use the $20.9 million in net proceeds it receives from the sale of Common Units to i3 Verticals, Inc. to repay $20.9 million in outstanding borrowings under the revolving loan of our 2019 Senior Secured Credit Facility. Accordingly, pro forma adjustments have been made to reflect a reduction in interest expense of $1.2 million for the year ended September 30, 2018, computed at an interest rate of 5.7%, as if the outstanding borrowings had been repaid on October 1, 2017.

(g)
Represents the additional current income tax expense for the period based on an effective income tax rate of 27.2% for the year ended September 30, 2018, which was calculated assuming the U.S. federal rates currently in effect and the highest statutory rates apportioned to each applicable state and local jurisdiction. After giving effect to the adjustments for the Reorganization Transactions, our IPO, the Pace Acquisition and this offering, the additional current income tax benefit on our 49.8% interest in i3 Verticals, LLC was $0.3 million for the year ended September 30, 2018.

The effective tax rate derived from the face of the unaudited pro forma consolidated statement of income will not equal the stated effective tax rate because the effective tax rate is applied to only 49.8% of the income before taxes based on i3 Verticals, Inc.’s economic interest in i3 Verticals, LLC, and because of the impact of the provisional discrete tax benefit related to the re-measurement of its deferred tax assets and liabilities for the reduced federal tax rates, as described in footnote (c) above.
After giving effect to the adjustments for the Reorganization Transactions, our IPO, the Pace Acquisition and this offering, our pro forma allocable share of taxable loss from i3 Verticals, LLC was $1.0 million, and our income tax benefit was $0.6 million for the year ended September 30, 2018.

(h)
The adjustment reflects the impact of the change of the portion of i3 Verticals, LLC owned by i3 Verticals, Inc. immediately following this offering, assuming the offering occurred on October 1, 2017, as a result of which i3 Verticals, Inc. owns 49.8% of the economic interest of i3 Verticals, LLC and the ownership percentage of i3

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Statement of Operations

Verticals, LLC held by the Continuing Equity Owners will be 50.2%. The net income attributable to the Continuing Equity Owners accordingly will represent 50.2% of the income attributable to i3 Verticals, LLC.

(i)
Pro forma basic net income per share is computed by dividing the net income available to Class A common stockholders by the weighted-average shares of Class A common stock outstanding during the period. Pro forma diluted net income per share is computed by adjusting the net income available to Class A common stockholders and the weighted-average shares of Class A common stock outstanding to give effect to potentially dilutive securities. Shares of our Class B common stock are not entitled to receive any distributions or dividends and have no rights to convert into Class A common stock. When a Common Unit is exchanged for, at our election, cash or Class A common stock by a Continuing Equity Owner who holds shares of our Class B common stock, such Continuing Equity Owner will be required to surrender a share of Class B common stock, which we will cancel for no consideration. Therefore, we do not include shares of our Class B common stock in the computation of pro forma basic net loss per share. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted net loss per share (in thousands, except per share data):

Pro Forma i3 Verticals, Inc. Year ended September 30, 2018
Basic net loss per share:
Numerator
Net loss	$(3,011)
Less: Net loss attributable to non-controlling interests	(1,835)
Net loss attributable to Class A common stockholders	$(1,176)
Denominator
Weighted average shares of Class A common stock outstanding(1)	13,612,604

Basic net loss per share	$(0.09)

Diluted net loss per share:
Numerator
Net loss attributable to Class A common stockholders	$(1,176)
Reallocation of net loss assuming conversion of Common Units(2)	(1,395)
Net loss attributable to Class A common stockholders - diluted	$(2,571)
Denominator
Weighted average shares of Class A common stock outstanding(1)	13,612,604
Weighted average effect of dilutive securities(3)	13,722,043
Weighted average shares of Class A common stock outstanding - diluted	27,334,647

Diluted net loss per share	$(0.09)
________________________

(1)
We plan to use a portion of the net proceeds from this offering (assuming that the underwriters’ option to purchase additional shares of our Class A common stock is not exercised) to purchase Common Units directly from i3 Verticals, LLC at a price per unit equal to the offering price per share of Class A common stock in this offering less the underwriting discounts and commissions. This weighted average calculation assumes that this offering occurred at the beginning of the fiscal year presented. Excludes 308,211 unvested restricted Class A common stock units.

(2)
The reallocation of net income, assuming conversion of Common Units represents the tax effected net income attributable to non-controlling interest using the effective income tax rates described in footnote (c) above and assuming all Common Units of i3 Verticals, LLC were exchanged for Class A common stock at the beginning of the period. The Common Units of i3 Verticals, LLC held by the Continuing Equity Owners are potentially dilutive securities, and the computations of pro forma diluted net loss per share

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Statement of Operations

assume that all Common Units of i3 Verticals, LLC were exchanged for shares of Class A common stock at the beginning of the period. This adjustment was made only for purposes of calculating pro forma diluted net income per share and does not necessarily reflect the amount of exchanges that may occur subsequent to this offering.

(3)
Includes 13,722,043 shares of Class A common stock issuable upon the exchange of Common Units to be held by the Continuing Equity Owners after this offering. The following securities were excluded from the weighted average effect of dilutive securities in the computation of diluted earnings per share of Class A common stock:

a.
17,500 stock options were excluded because the exercise price of these stock options exceeded the average market price of our Class A common stock during the period ("out-of-the-money") and the effect of including them would have been anti-dilutive,

b.	539,919 shares of Class A common stock resulting from estimated stock option exercises as calculated by the treasury stock method were excluded because the effect would have been anti-dilutive, and

c.	308,211 shares of unvested restricted Class A common stock were excluded because the effect of including them would have been anti-dilutive.

MANAGEMENT
The following table sets forth certain information as of May 31, 2019 about our executive officers and members of our Board of Directors:

Name	Age	Position
Gregory Daily	60	Chief Executive Officer and Chairman
Clay Whitson	61	Chief Financial Officer and Director
Rick Stanford	58	President
Robert Bertke	50	Chief Technology Officer
Scott Meriwether	37	Senior Vice President — Finance
Paul Maple	45	General Counsel and Secretary
Elizabeth Seigenthaler Courtney	55	Director
John Harrison	62	Director
Burton Harvey	55	Director
Timothy McKenna	65	Director
David Morgan	67	Director
David Wilds	79	Lead Independent Director
Executive Officers
Gregory Daily has served as our Chief Executive Officer and Chairman of our Board of Directors since our formation in January 2018 and as the Chief Executive Officer of i3 Verticals, LLC and a member of i3 Verticals, LLC’s board of directors since he founded i3 Verticals, LLC (formerly Charge Payment, LLC) in 2012. Before founding i3 Verticals, LLC, Mr. Daily founded iPayment, Inc. (Nasdaq: IPMT) in 2001 and served as its Chairman and Chief Executive Officer until his departure in 2011. In 1984, Mr. Daily co-founded PMT Services, Inc. (Nasdaq: PMT), a credit card processing company, and served as its President until the company was sold in 1998 to NOVA Corporation, where he continued to serve as Vice Chairman of the board of directors until 2001. Mr. Daily holds a Bachelor of Arts from Trevecca Nazarene University. Our Board of Directors has concluded that Mr. Daily’s detailed knowledge of our operations, finances, strategies and industry qualify him to serve as our Chief Executive Officer and as Chairman of our Board of Directors. For information related to a prior bankruptcy case involving Mr. Daily, please see “—Certain Legal Proceedings” below.
Clay Whitson has served as our Chief Financial Officer since our formation in January 2018 and as the Chief Financial Officer and Secretary of i3 Verticals, LLC and a member of i3 Verticals, LLC’s board of directors since May 2014. Before joining i3 Verticals, LLC, Mr. Whitson was the Chief Financial Officer at Edo Interactive, a provider of card-linked services, from October 2010 to April 2014. From 2002 to 2010, Mr. Whitson served as Chief Financial Officer and Treasurer of iPayment, Inc. (Nasdaq: IPMT) and as a member of its board of directors from 2002 to 2006. Prior to 2002, he served in a variety of roles, including as Chief Financial Officer for The Corporate Executive Board (Nasdaq: EXBD) from 1998 to 2002, Secretary of The Corporate Executive Board from 1999 to 2002, Treasurer of The Corporate Executive Board from 2000 to 2002 and as Chief Financial Officer and Treasurer of PMT Services, Inc. (Nasdaq: PMT) from 1996 to 1998. Mr. Whitson holds a Bachelor of Arts from Southern Methodist University and a Masters of Business Administration from the University of Virginia Darden School of Business. Our Board of Directors has concluded that Mr. Whitson’s extensive knowledge of our operations, finances, strategies and industry make him well-qualified to serve on our Board of Directors.
Rick Stanford has served as our President since our formation in January 2018, as the President of i3 Verticals, LLC since November 2017 and as the Executive Vice President of i3 Verticals, LLC from January 2013 to October 2017. In his role as our President and in his previous roles with i3 Verticals, LLC, Mr. Stanford is and has been responsible for acquisitions, among other duties. Prior to joining i3 Verticals, LLC, Mr. Stanford was Chief Marketing Officer for Direct Connect, a provider of electronic payment processing solutions, from 2011 to 2012, Senior Vice President of Sales for Sage Payment Solutions, a provider of online and cloud business management services, from 2009 to 2011, Vice President of Verus Financial Management from 2006 to 2009 prior to its acquisition by Sage Payment Solutions, Executive Vice President of Network 1 Financial, Inc. from 1999 to 2006 prior to its acquisition by Verus Financial Management and Vice President of PMT Services, Inc. (Nasdaq: PMT) from 1989 to 1999. Mr. Stanford holds a Bachelor of Science from the University of Memphis.
Robert Bertke has served as our Chief Technology Officer since March 2018 and previously served as Executive Vice President—Information Technology since our formation in January 2018. Mr. Bertke has served as Chief Technology Officer of i3 Verticals, LLC since March 2018 and previously served as Executive Vice President—Information Technology of i3 Verticals, LLC from August 2016 to March 2018. Prior to joining i3 Verticals, LLC, Mr. Bertke held leadership positions as Senior Vice President of Research & Development at Sage Payment Solutions from December 2008 to January 2016, as Group Vice President at SunTrust Bank, Inc. (NYSE: STI) from 2005 to 2008, as Program Manager at Open Business Exchange from 2002 to 2004 and as Managing Consultant/Product Development at American Express Company (NYSE: AXP) from 1996 to 2002. Mr. Bertke holds a Bachelor of Business Administration from Georgia State University.
Scott Meriwether has served as our Senior Vice President of Finance since our formation in January 2018 and as the Senior Vice President of Finance of i3 Verticals, LLC since March 2017 and the Vice President of Finance of i3 Verticals, LLC from April 2014 to February 2017. Prior to joining i3 Verticals, LLC, Mr. Meriwether served as the Vice President of Finance at Metro Medical Supply, Inc., a pharmaceutical and medical supply company, from December 2010 to April 2014, before which he served as the Assistant Treasurer of iPayment, Inc. (Nasdaq: IPMT). Mr. Meriwether’s career began at PricewaterhouseCoopers, LLP where he served as Senior Associate. Mr. Meriwether holds a Bachelor of Arts from the University of Tennessee (Knoxville) and is an inactive Certified Public Accountant in the state of Tennessee.
Paul Maple has served as our General Counsel and Secretary since our formation in January 2018 and as the General Counsel of i3 Verticals, LLC since June 2017. Prior to joining i3 Verticals, LLC, Mr. Maple served as Chief Compliance Officer and Assistant General Counsel at CLARCOR, Inc. (NYSE: CLC), a filtration systems and packaging materials manufacturer, from May 2007 to May 2017. Prior to serving at CLARCOR, Inc., he was a partner at the law firm of Waller Lansden Dortch & Davis, LLP. Mr. Maple holds a Bachelor of Arts from Harding University and a Juris Doctor from the University of Mississippi.
Directors
For the principal occupation and employment experience of Mr. Daily and Mr. Whitson during the last five years, see “—Executive Officers.”
Elizabeth Seigenthaler Courtney has served on our Board of Directors since May 2018. Since March 2015, Ms. Courtney has served as President and Managing Partner of DVL Seigenthaler, a public relations firm and a part of Finn Partners, Inc., a provider of marketing communications services. In 1987, Ms. Courtney joined Seigenthaler Public Relations, Inc., a provider of public relations services, where she served as Chairman and CEO from 2004 to March 2015. Ms. Courtney currently serves on the board of directors of Richards & Richards, Inc., a provider of information management services, and served as chairman of the LocalShares Investment Trust, an investment fund, from May 2013 to September 2017. She currently also serves on the boards of directors of the Ensworth School, Nashville Public Radio, Nashville Songwriters Hall of Fame and the Tennessee Performing Arts Center. Ms. Courtney holds a B.A. in English and Communications from Boston College. Our Board of Directors has concluded that Ms. Courtney’s communications, corporate governance, and business experience make her well qualified to serve on our Board of Directors.
John Harrison has served on the Board of Directors of i3 Verticals, Inc. since its formation in January 2018 and as a member of i3 Verticals, LLC’s board of directors since August 2013. Mr. Harrison joined Harbert Management Corporation (“HMC”), an investment fund, in February 2000, where he serves as the Senior Managing Director of the HMC Credit Solutions Team and oversees the daily functions of HMC’s mezzanine investment activities. Mr. Harrison is a member of the Investment Committee of the Harbert European Growth Fund and is a director of HMC. Prior to joining HMC, he served as Vice President of Sirrom Capital Corporation, a business development company, when it was acquired by Finova Group Inc., a private equity firm. Our Board of Directors has concluded that Mr. Harrison’s private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings make him well qualified to serve on our Board of Directors. For information related to a legal proceeding involving a company of which Mr. Harrison served as director, please see “Certain Legal Proceedings” below.
Burton Harvey has served on the Board of Directors of i3 Verticals, Inc. since its formation in January 2018 and as a member of i3 Verticals, LLC’s board of directors since August 2016. Since January 2012, Mr. Harvey has served as Managing Partner of Capital Alignment Partners. Mr. Harvey began his career at Wachovia Bank, where he served as Vice President from 1988 to 1993. From 1994 to 1996, he worked for Bank of America as Vice President. Mr. Harvey has more than two decades of experience with senior and subordinated debt and private equity capital, including management roles at Sirrom Capital Corporation, a business development company, from 1996 to 2000 and as a Founding Partner at the Morgan Keegan Mezzanine Funds, an investment fund, where he served from 2000 to 2009. He currently serves as a board member of, or maintains visitation rights to, several boards, including Employment Staffing Partners, Inc., an employment staffing company, since 2010 and Intermountain Drilling Supply Corp., a provider of drilling supplies and drilling products, since 2010. From 2013 to 2017, Mr. Harvey was on the board of directors of Care Hospice, a provider of hospice services. Our Board of Directors has concluded that Mr. Harvey’s private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings make him well qualified to serve on our Board of Directors.
Timothy McKenna has served on the Board of Directors of i3 Verticals, Inc. since its formation in January 2018 and as a member of i3 Verticals, LLC’s board of directors since 2012. Prior to his retirement in 2000, Mr. McKenna served as President of Fidelity Capital Markets, the institutional trading arm of Fidelity Investments. Before becoming President of Fidelity Capital Markets in 1996, he spent nine years in various other capacities at Fidelity Capital Markets, including Executive Vice President—Fixed Income. Mr. McKenna’s early career was spent primarily in municipal bond trading and management at the First National Bank of Boston and Kidder, Peabody & Co. During those years, he also served on the boards of the Pacific and Cincinnati Stock Exchanges, as well as the Regional Advisory Committee of the New York Stock Exchange and the National Association of Security Dealers. Our Board of Directors has concluded that Mr. McKenna’s extensive strategic, risk management and organizational leadership experience makes him well qualified to serve on our Board of Directors.
David Morgan has served on our Board of Directors since March 2018. Since June 2015, Mr. Morgan has served as the Chairman and Vice President of LBMC Financial Services, LLC, a provider of financial, human resources and technology services. From 1984 to May 2015, Mr. Morgan worked with Lattimore Black Morgan & Cain, PC (“LBMC”), a certified public accountant and consulting firm, which he co-founded in 1984. At LBMC, he held different roles including the last 25 years as President. Mr. Morgan currently serves as a director of several non-profits and as a member of the Finance Committee of the Tennessee Society of Certified Public Accountants, where he has previously served as Chairman of the Finance Committee, President and as a member of the board of directors. Mr. Morgan also previously served on the board of directors of the American Institute of Certified Public Accountants and as the Treasurer and the Finance Committee Chairman of the Nashville Symphony. Mr. Morgan holds a B.S. in Accounting from Tennessee Technological University and is a Certified Public Accountant in the state of Tennessee. Our Board of Directors has concluded that Mr. Morgan’s accounting and financial expertise make him well qualified to serve on our Board of Directors.
David Wilds has served on the Board of Directors of i3 Verticals, Inc. since its formation in January 2018 and as a member of i3 Verticals, LLC’s board of directors since 2012. Mr. Wilds is actively involved in managing the private equity investments of First Avenue Partners, a private equity fund that he founded in 1998 and of which he is the managing partner. From 1998 to August 2017, Mr. Wilds served at TFO, LLC, a global investment manager, including as Chief Executive Officer. Mr. Wilds was a principal with Nelson Capital Group from 1995 to 1998, Chairman of the Board of Directors of Cumberland Health Systems, Inc., an operator of hospitals and medical centers, from 1990 to 1995, and a partner at J.C. Bradford & Company, a banking and brokerage firm, from 1969 to 1990, where he was the head of research and institutional equity sales. Mr. Wilds has served as a member of the boards of directors of several public companies, including iPayment, Inc. (Nasdaq: IPMT), Dollar General Corporation (NYSE: DG), Symbion, Inc. (Nasdaq: SMBI), Internet Pictures Corporation (Nasdaq: IPIXQ), and Comdata Holdings Corporation (Nasdaq: CMDT). Mr. Wilds serves or has served on the boards of directors for a number of growth companies, including ILD Telecommunications, Inc., a provider of online back-office support services, and HCCA International, Inc., a healthcare company. Our Board of Directors has concluded that Mr. Wilds’ experience as a public company director, private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings make him well qualified to serve as our Lead Independent Director.
Certain Legal Proceedings
In 2002, Mr. Daily was personally named in a lawsuit in the Superior Court of Los Angeles, California related to a purported contractual relationship between a third party and iPayment, Inc., a company for which he served as its Chairman and Chief Executive Officer until his departure in 2011. Mr. Daily was alleged to have interfered with such contract. In 2009, a jury rendered a $350 million judgment against Mr. Daily in this lawsuit. As a result of this judgment, Mr. Daily filed for personal bankruptcy protection under Chapter 11 of the Bankruptcy Code in May 2009. The claims in the bankruptcy proceeding relating to this judgment were settled through the redemption of Mr. Daily’s ownership in iPayment, Inc. for $118.5 million. Mr. Daily received a full discharge and the final decree was issued in December 2011.
Mr. Harrison has served as a director of HMC since 2004 and may be deemed a control person of HMC. Prior to March 2009, HMC was affiliated with entities that acted as the general partners of funds related to Harbinger Capital Partners LLC (“Harbinger”) managed by Philip Falcone. In June 2012, the SEC filed civil fraud charges against Mr. Falcone and Harbinger related to, among other things, its trading in certain corporate bonds in 2006 to 2008 that the SEC alleged to have been “manipulative” in violation of Section 10(b) of the Exchange Act. The SEC also sought to hold HMC derivatively liable as a “control person” under Section 20(A) of the Exchange Act. Mr. Harrison was not named as an individual defendant in the SEC proceeding. In June 2012, HMC settled with the SEC without admitting or denying liability. In connection with the settlement, HMC agreed to pay a civil fine of $1 million and consented to an injunction restraining future violations of Section 10(b). In August 2013, Mr. Falcone and Harbinger settled with the SEC, resulting in civil penalties and, for Mr. Falcone, restrictions on practicing in the securities industry.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” in our 2018 10-K, the following is a description of transactions since October 1, 2015 and each currently proposed transaction, to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our Class A common stock and Class B common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.
Policies and Procedures for Related Party Transactions
Our Board of Directors has adopted a written related party transaction policy (the “Related Party Policy”), setting forth the policies and procedures for the review and approval or ratification of related person transactions. The Related Party Policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related person had or will have a direct or indirect material interest, as determined by the Audit Committee of our Board of Directors, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, and indebtedness, guarantees of indebtedness or our employment of a related person. In reviewing any such proposed transaction, our Audit Committee is tasked to consider all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person.
i3 Verticals, LLC Related Party Debt
Mezzanine Notes
In August 2013, i3 Verticals, LLC issued the Mezzanine Notes to an affiliate of Harbert Management Corporation ($5.25 million), in which John Harrison, our director, serves as a senior managing director, and certain affiliates of Capital Alignment Partners ($5.25 million), in which Burton Harvey, our director, is a managing partner. The Mezzanine Notes bore interest at a rate of 12.0%, payable monthly, and the outstanding principal of $10.5 million was payable at maturity on November 29, 2020. In connection with this transaction, the purchasers of the Mezzanine Notes received warrants to purchase 1,423,688 Common Units of i3 Verticals, LLC at $0.01 per unit. The Mezzanine Notes were secured by substantially all assets of i3 Verticals, LLC in accordance with the terms of a security agreement but were subordinate to our senior secured credit facility. The amount of interest paid from October 1, 2017 to September 30, 2018 with respect to the Mezzanine Notes was $952,000. i3 Verticals, LLC used a portion of the proceeds from the IPO to repay the Mezzanine Notes in full.
Junior Subordinated Notes
In February 2014 and July 2014, i3 Verticals, LLC issued Junior Subordinated Notes payable in the total aggregate principal of $17.6 million to unrelated and related creditors. Junior Subordinated Notes payable to related creditors included $4.1 million to Greg Daily, our CEO, and parties affiliated with him, $175,000 to Clay Whitson, our CFO, and $283,000 to Hayes Bryant, a former member of our Board of Directors and our former interim CFO, and parties affiliated with him. The Junior Subordinated Notes accrued interest, payable monthly, at a fixed rate of 10.0% and were to mature on February 14, 2019, when all outstanding principal and accrued and unpaid interest was due. However, the unsecured notes were subordinated to the Mezzanine Notes and the senior secured credit facility, both of which had maturities beyond the Junior Subordinated Notes. For every $1.0 million of Junior Subordinated Notes purchased, the purchasers received warrants to purchase 81,436 Common Units of i3 Verticals, LLC at $2.095 per unit. The amount of interest paid from October 1, 2017 to September 30, 2018 with respect to the Junior Subordinated Notes was $2.4 million, and no principal payments were made during this period. In June 2016 and July 2017, Mr. Daily converted $1.0 million and $500,000, respectively, of the Junior Subordinated Notes into Class A units in i3 Verticals, LLC, as approved by the Board of Directors of i3 Verticals, LLC and its Class A unitholders.
In connection with the Reorganization Transactions, we issued 619,542 shares of our Class A common stock (based on the IPO price of $13.00 per share of Class A common stock) pursuant to a voluntary private note conversion with certain eligible holders of the Junior Subordinated Notes who elected to convert $8.1 million in aggregate indebtedness into Class A common stock. Of this indebtedness, $2.9 million was attributable to the

Continuing Equity Owners. i3 Verticals, LLC used a portion of the proceeds from the IPO to repay in full the remaining balance of the Junior Subordinated Notes.
The following table sets forth the Class A common stock beneficially owned and cash proceeds received by our current directors, executive officers and other persons and entities which became holders of 5% or more of our voting securities upon the consummation of the Reorganization Transactions as a result of the repayment of the remaining balance of the Junior Subordinated Notes and voluntary private note conversion as described above (based on the IPO price of $13.00 per share):

Name	Number of Shares of Class A Common Stock	Cash Proceeds (in thousands)
Gregory Daily (1)	10,796	$2,521
Clay Whitson	3,092	$135
__________________________

(1)
Class A Common Stock and Cash Proceeds related to Mr. Daily resulted from the repayment or conversion of Junior Subordinated Notes held by (a) Greg Daily and Collie Daily, Mr. Daily’s spouse, (b) Courtney Daily, Mr. Daily’s daughter and (c) Daily Family Investments, LLC, of which Mr. Daily serves as tax matters member. See Footnote 10 of “Principal Stockholders” for further information.

Daily Note
In May 2013, i3 Verticals, LLC issued an unsecured convertible note, as amended, in the total aggregate principal amount of $1.0 million to Greg Daily, our CEO (the “Daily Note”). The Daily Note accrued interest at a fixed rate of 10.0%, payable monthly, and was set to mature on February 14, 2019, when all outstanding principal and accrued and unpaid interest was due. The Daily Note contained a conversion option into i3 Verticals, LLC’s Class A units until the maturity date. On March 31, 2016, the Daily Note was converted according to its terms into 1,000,000 Class A units in i3 Verticals, LLC pursuant to the provisions of the note. The amount of interest paid with respect to the Daily Note from October 31, 2015 to March 31, 2016 was $150,000.
The Reorganization Transactions
In connection with our IPO, we consummated the Reorganization Transactions, which included transactions with certain of our directors, executive officers and other persons and entities which were or became holders of 5% or more of our equity securities. See “Prospectus Summary—IPO and Reorganization Transactions.”
i3 Verticals LLC Agreement
On June 25, 2018, i3 Verticals, LLC amended and restated the i3 Verticals LLC Agreement.
Appointment as Manager. Pursuant to the i3 Verticals LLC Agreement, i3 Verticals, Inc. became a member and the sole manager of i3 Verticals, LLC. As the sole manager, we control all of the day-to-day business affairs and decision-making of i3 Verticals, LLC without the approval of any other member. Through our officers and directors, we are responsible for all operational and administrative decisions of i3 Verticals, LLC and the day-to-day management of i3 Verticals, LLC’s business. Under the i3 Verticals LLC Agreement, we cannot, under any circumstances, be removed or replaced as the sole manager of i3 Verticals, LLC except by our resignation, which may be given at any time by written notice to the members.
Appointment as Partnership Representative. We are the “Partnership Representative” with respect to i3 Verticals, LLC. As such, we will represent i3 Verticals, LLC in connection with all examinations of its affairs by tax authorities.
Compensation, Fees and Expenses. We are not entitled to compensation for our services as manager. We are entitled to reimbursement by i3 Verticals, LLC for reasonable fees and expenses incurred on behalf of i3 Verticals, LLC, including all expenses associated with this and any subsequent offering of our Class A common stock, redemptions or exchanges of Common Units for Class A common stock, being a public company and maintaining our corporate existence.

Distributions. The i3 Verticals LLC Agreement requires “tax distributions” to be made by i3 Verticals, LLC to its members, as that term is used in the agreement, except to the extent such distributions would render i3 Verticals, LLC insolvent or are otherwise prohibited by law, by our senior secured credit facility or by any of our future debt agreements. Tax distributions are made on a quarterly basis to each member of i3 Verticals, LLC, including us, based on such member’s allocable share of the taxable income of i3 Verticals, LLC and an assumed tax rate that we determine. For this purpose, i3 Verticals, Inc.’s allocable share of i3 Verticals, LLC’s taxable income shall be net of its share of taxable losses of i3 Verticals, LLC and shall be determined without regard to any Basis Adjustments (as described below under “—Tax Receivable Agreement”). The tax rate used to determine tax distributions applies regardless of the actual final tax liability of any such members. Tax distributions are also made only to the extent all distributions from the Company for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The i3 Verticals LLC Agreement also allows for cash distributions to be made by i3 Verticals, LLC (subject to our sole discretion as the sole manager of i3 Verticals, LLC) to its members on a pro rata basis out of “distributable cash,” as that term is defined in the agreement. We expect i3 Verticals, LLC may make distributions out of distributable cash periodically and as necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement, except to the extent such distributions would render i3 Verticals, LLC insolvent or are otherwise prohibited by law, by our senior secured credit facility or by any of our future debt agreements.
Transfer Restrictions. The i3 Verticals LLC Agreement generally does not permit transfers of Common Units by members, except for transfers to permitted transferees, transfers pursuant to the participation right described below and transfers we approve in writing, as manager, and other limited exceptions. In the event of a permitted transfer under the i3 Verticals LLC Agreement, the transferring member is required to simultaneously transfer shares of Class B common stock to such transferee equal to the number of Common Units that the member transferred to such transferee in the permitted transfer.
The i3 Verticals LLC Agreement provides that, if a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock, each of which we refer to as a Pubco Offer, is approved by our Board of Directors or otherwise effected or to be effected with the consent or approval of our Board of Directors, each holder of Common Units of i3 Verticals, LLC shall be permitted to participate in such Pubco Offer by delivering a redemption notice, which shall be effective immediately prior to, and contingent upon, the consummation of such Pubco Offer. If a Pubco Offer is proposed by i3 Verticals, Inc., then i3 Verticals, Inc. is required to use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the holders of such Common Units to participate in such Pubco Offer to the same extent as or on an economically equivalent basis with the holders of shares of Class A common stock, provided that in no event shall any holder of Common Units of i3 Verticals, LLC be entitled to receive aggregate consideration for each Common Unit that is greater than the consideration payable in respect of each share of Class A common stock pursuant to the Pubco Offer.
Except for certain exceptions, any transferee of Common Units must assume, by operation of law or executing a joinder to the i3 Verticals LLC Agreement, all of the obligations of a transferring member with respect to the transferred units, and such transferee shall be bound by any limitations and obligations under the i3 Verticals LLC Agreement even if the transferee is not admitted as a member of i3 Verticals, LLC. A member shall remain as a member with all rights and obligations until the transferee is accepted as substitute member in accordance with the i3 Verticals LLC Agreement.
Maintenance of One-to-one Ratio between Shares of Class A Common Stock and Common Units Owned by i3 Verticals, Inc. and One-to-one Ratio between Shares of Class B Common Stock and Common Units Owned by the Continuing Equity Owners. In connection with the IPO, we issued to each Continuing Equity Owner for nominal consideration one share of Class B common stock for each Common Unit of i3 Verticals, LLC that such Continuing Equity Owner owned prior to the IPO. The i3 Verticals LLC Agreement requires i3 Verticals, LLC to take all actions with respect to its Common Units, including issuances, reclassifications, distributions, divisions or recapitalizations, such that:

(1)	we at all times maintain a ratio of one Common Unit we own, directly or indirectly, for each share of Class A common stock we issue, and

(2)
i3 Verticals, LLC at all times maintains (a) a one-to-one ratio between the number of shares of Class A common stock we issue and the number of Common Units we own and (b) a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners and the number of Common Units owned by the Continuing Equity Owners.

The ratio requirement disregards (1) shares of our Class A common stock under unvested options we issue, (2) treasury stock and (3) preferred stock or other debt or equity securities (including warrants, options or rights) we issue that are convertible into or redeemable or exchangeable for shares of Class A common stock, except to the extent we have contributed the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, redemption or exchange thereof, to the equity capital of i3 Verticals, LLC. In addition, the Class A common stock ratio requirement disregards all Common Units at any time held by any other person, including the Continuing Equity Owners and the holders of any options over Common Units. If we issue, transfer or deliver from treasury stock or repurchase shares of Class A common stock in a transaction not contemplated by the i3 Verticals LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units we own equals, on a one-for-one basis, the number of outstanding shares of Class A common stock. If we issue, transfer or deliver from treasury stock or repurchase or redeem any of our preferred stock in a transaction not contemplated by the i3 Verticals LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries repurchases or redemptions, we hold (in the case of any issuance, transfer or delivery) or cease to hold (in the case of any repurchase or redemption) equity interests in i3 Verticals, LLC which (in our good faith determination) are in the aggregate substantially equivalent to our preferred stock so issued, transferred, delivered, repurchased or redeemed. i3 Verticals, LLC is prohibited from undertaking any subdivision (by any split of units, distribution of units, reclassification, recapitalization or similar event) or combination (by reverse split of units, reclassification, recapitalization or similar event) of the Common Units that is not accompanied by an identical subdivision or combination of (1) our Class A common stock to maintain at all times a one-to-one ratio between the number of Common Units we own and the number of outstanding shares of our Class A common stock, or (2) our Class B common stock to maintain at all times a one-to-one ratio between the number of Common Units owned by the Continuing Equity Owners and the number of outstanding shares of our Class B common stock, as applicable, in each case, subject to exceptions.
Issuance of Common Units upon Exercise of Options or Issuance of Other Equity Compensation. Upon the exercise of options we issue (as opposed to options issued by i3 Verticals, LLC) or our issuance of other types of equity compensation (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we have the right to acquire from i3 Verticals, LLC a number of Common Units equal to the number of our shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation. When we issue shares of Class A common stock in settlement of stock options granted to persons who are not officers or employees of i3 Verticals, LLC or its subsidiaries, we make, or are deemed to have made, a capital contribution in i3 Verticals, LLC equal to the aggregate value of such shares of Class A common stock, and i3 Verticals, LLC issues to us a number of Common Units equal to the number of shares we issued. When we issue shares of Class A common stock in settlement of stock options granted to persons who are officers or employees of i3 Verticals, LLC or its subsidiaries, then we are deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and we are deemed to have sold directly to i3 Verticals, LLC (or the applicable subsidiary of i3 Verticals, LLC) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to employees of i3 Verticals, LLC or its subsidiaries, on each applicable vesting date (a) we are deemed to have sold to i3 Verticals, LLC (or such subsidiary) the number of vested shares at a price equal to the market price per share, (b) i3 Verticals, LLC (or such subsidiary) delivers the shares to the applicable person, and (c) we are deemed to have made a capital contribution in i3 Verticals, LLC equal to the purchase price for such shares in redemption or exchange for an equal number of Common Units of i3 Verticals, LLC.
Dissolution. The i3 Verticals LLC Agreement provides that the consent of i3 Verticals, Inc. as the managing member of i3 Verticals, LLC and members holding a majority of the voting units is required to voluntarily dissolve i3 Verticals, LLC. In addition to a voluntary dissolution, i3 Verticals, LLC will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up i3 Verticals, LLC; (2) second, to pay debts and liabilities owed to creditors of i3 Verticals, LLC, other than members;

and (3) third, to the members pro-rata in accordance with their respective percentage ownership interests in i3 Verticals, LLC (as determined based on the number of Common Units held by a member relative to the aggregate number of all outstanding Common Units).
Confidentiality. We, as manager, and each member agree to maintain the confidentiality of i3 Verticals, LLC’s confidential information. This obligation excludes: (1) information independently obtained or developed by the members; and (2) information that is in the public domain or otherwise disclosed to a member; provided that such information was not obtained in violation of a confidentiality obligation included in the i3 Verticals LLC Agreement or such information was approved for release by written authorization of the Chief Executive Officer, the Chief Financial Officer or the General Counsel of either i3 Verticals, Inc. or i3 Verticals, LLC.
Indemnification. The i3 Verticals LLC Agreement provides for indemnification of the manager, directors and officers of i3 Verticals, LLC and their respective subsidiaries or affiliates.
Common Unit Redemption Right. The i3 Verticals LLC Agreement provides a redemption right to the Continuing Equity Owners that entitles them to have their Common Units redeemed (subject in certain circumstances to time-based and service-based vesting requirements and limitations on the Common Units that converted from Class P units in connection with the Reorganization Transactions) for, at the option of i3 Verticals, LLC, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each Common Unit redeemed, in each case in accordance with the terms of the i3 Verticals LLC Agreement; provided that, at our election, we may effect a direct exchange by i3 Verticals, Inc. of such Class A common stock or such cash, as applicable, for such Common Units. The Continuing Equity Owners may exercise such redemption right for as long as their Common Units remain outstanding. In connection with the exercise of the redemption or exchange of Common Units (1) the Continuing Equity Owners must surrender a number of shares of our Class B common stock registered in the name of such redeeming or exchanging Continuing Equity Owner, which we cancel for no consideration on a one-for-one basis with the number of Common Units so redeemed or exchanged and (2) all redeeming members surrender Common Units to i3 Verticals, LLC for cancellation.
Each Continuing Equity Owner’s redemption rights are subject to certain customary limitations, including the expiration of any contractual lock-up period relating to the shares of our Class A common stock that may be applicable to such Continuing Equity Owner and the absence of any liens or encumbrances on such Common Units redeemed. Additionally, in the case we elect a cash settlement, such Continuing Equity Owner may rescind its redemption request within a specified period of time. Moreover, in the case of a settlement in Class A common stock, such redemption may be conditioned on the closing of an underwritten distribution of the shares of Class A common stock that may be issued in connection with such proposed redemption. In the case of a settlement in Class A common stock, such Continuing Equity Owner may also revoke or delay its redemption request if any of the following conditions exist:

(1)
any registration statement pursuant to which the resale of the Class A common stock to be registered for such Continuing Equity Owner at or immediately following the consummation of the redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(2)	we failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such redemption;

(3)
we exercised our right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Continuing Equity Owner to have its Class A common stock registered at or immediately following the consummation of the redemption;

(4)
such Continuing Equity Owner is in possession of any material non-public information concerning us, the receipt of which results in such Continuing Equity Owner being prohibited or restricted from selling Class A common stock at or immediately following the redemption without disclosure of such information (and we do not permit disclosure);

(5)
any stop order relating to the registration statement pursuant to which the Class A common stock was to be registered by such Continuing Equity Owner at or immediately following the redemption shall have been issued by the SEC;

(6)	there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A common stock is then traded;

(7)	there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental entity that restrains or prohibits the redemption;

(8)
we shall have failed to comply in all material respects with our obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Continuing Equity Owner to consummate the resale of the Class A common stock to be received upon such redemption pursuant to an effective registration statement, as applicable; or

(9)	the redemption date would occur three business days or less prior to, or during, a black-out period.
Moreover, 363,734 Common Units held by Continuing Equity Owners received in exchange for unvested profits interests in connection with the Reorganization Transactions, remain subject to their existing time-based and service-based vesting requirements. As such, the Continuing Equity Owners who hold these Common Units are not able to exercise their redemption rights until the applicable vesting date.
The i3 Verticals LLC Agreement requires that in the case of a redemption by a Continuing Equity Owner we contribute cash or shares of our Class A common stock, as applicable, to i3 Verticals, LLC in exchange for an amount of newly-issued Common Units in i3 Verticals, LLC that are issued to us equal to the number of Common Units redeemed from the Continuing Equity Owner. i3 Verticals, LLC then distributes the cash or shares of our Class A common stock, as applicable, to such Continuing Equity Owner to complete the redemption. If a Continuing Equity Owner elects to redeem such owner’s Common Units, we may, at our option, effect a direct exchange by i3 Verticals, Inc. of cash or our Class A common stock, as applicable, for such Common Units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of Common Units that we own equals the number of our outstanding shares of Class A common stock (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).
Amendments. In addition to certain other requirements, our consent, as manager, and the consent of the holders of a majority of the Common Units then outstanding and entitled to vote (excluding Common Units we hold directly or indirectly) is generally required to amend or modify the i3 Verticals LLC Agreement.
Tax Receivable Agreement
We used net proceeds from the IPO to purchase Common Units of i3 Verticals, LLC directly from i3 Verticals, LLC and some of the Continuing Equity Owners, and we obtained an increase in our share of the tax basis of the assets of i3 Verticals, LLC in connection with this purchase. In addition, we may obtain an increase in our share of the tax basis of the assets of i3 Verticals, LLC in the future, when a Continuing Equity Owner redeems such owner’s Common Units (or we effect a direct exchange therefor) and such owner thereby receives Class A common stock or cash, as applicable, from us, subject in certain circumstances to time-based and service-based vesting requirements and limitations on the Common Units that were converted from Class P units in connection with the Reorganization Transactions. We intend to treat any such exchange, to the extent the law allows, as a direct purchase by us of Common Units from such Continuing Equity Owner for U.S. federal income and other applicable tax purposes, regardless of whether such Common Units are surrendered by a Continuing Equity Owner to i3 Verticals, LLC for redemption or sold to us upon the exercise of our election to acquire such Common Units directly. We refer to such basis increases, together with the basis increases in connection with the purchase of Common Units of i3 Verticals, LLC directly from a Continuing Equity Owner in the Reorganization Transactions, as the Basis Adjustments. Any Basis Adjustment may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.
On June 25, 2018, we entered into the Tax Receivable Agreement with i3 Verticals, LLC and each of the Continuing Equity Owners that provides for the payment by us to the Continuing Equity Owners (either directly or indirectly by contributing such payment to i3 Verticals, LLC for remittance to the Continuing Equity Owners) of 85% of the amount of certain tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize in our tax reporting, as a result of the Reorganization Transactions described above, including the Basis Adjustments and certain other tax benefits attributable to payments made under the Tax Receivable Agreement. i3 Verticals, LLC intends to have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended, effective for each taxable year in which a redemption or exchange of i3 Verticals, LLC Common Units for Class A common stock or cash occurs. Such a redemption or exchange would include a deemed exchange, and would include for this purpose the purchase of Common Units of i3 Verticals, LLC directly from certain Continuing Equity Owners described above. These tax benefit payments are not conditioned upon one or more of the Continuing Equity Owners maintaining a continued ownership interest in i3 Verticals, LLC. If a Continuing Equity Owner transfers Common Units but does not assign to the transferee of such units its rights under the Tax Receivable Agreement, such Continuing Equity Owner generally will continue to be entitled to receive payments under the Tax Receivable Agreement arising in respect of a subsequent exchange of such Common Units. In general, the Continuing Equity Owners’ rights under the Tax Receivable Agreement may not be assigned, sold, pledged or otherwise alienated to any person, other than certain permitted transferees, without (a) our prior written consent, which should not be unreasonably withheld, conditioned or delayed, and (b) such person’s becoming a party to the Tax Receivable Agreement and agreeing to succeed to the applicable Continuing Equity Owner’s interest therein.
The actual Basis Adjustments, as well as any amounts paid to the Continuing Equity Owners under the Tax Receivable Agreement, will vary depending on a number of factors, including:

•
the timing of any future redemptions or exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of i3 Verticals, LLC at the time of each redemption or exchange;

•
the price of shares of our Class A common stock when we purchased Common Units from the Continuing Equity Owners in connection with the IPO and when redemptions or exchanges of Common Units occur in the future—the Basis Adjustments, as well as any related increase in any tax deductions, are directly related to the price of shares of our Class A common stock at the time of such purchases or future redemptions or exchanges;

•	the extent to which such redemptions or exchanges are taxable—if a redemption or exchange is not taxable for any reason, increased tax deductions will not be available; and

•
the amount and timing of our income—the Tax Receivable Agreement generally requires us to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the Tax Receivable Agreement. If i3 Verticals, Inc. does not have taxable income, we generally are not required (absent a change of control or other circumstances requiring an early termination payment and treating any outstanding Common Units held by members other than i3 Verticals, Inc. as having been exchanged for Class A common stock for purposes of determining such early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be used to generate tax benefits in future taxable years. The use of any such tax attributes will result in payments under the Tax Receivable Agreement.

For purposes of the Tax Receivable Agreement, cash savings in income tax is computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no Basis Adjustments, had the Tax Receivable Agreement not been entered into and had there been no tax benefits to us as a result of any payments made under the Tax Receivable Agreement; provided that for purposes of determining cash savings with respect to state and local income taxes we use an assumed tax rate. There is no maximum term for the Tax Receivable Agreement, although we may terminate the Tax Receivable Agreement under an early termination procedure that requires us to pay the Continuing Equity Owners an agreed-upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions).
Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, we expect that the payments that we may be required to make (directly or indirectly) to the Continuing Equity Owners could be substantial. Any payments made to the Continuing Equity Owners under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or to i3 Verticals, LLC. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; provided that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore may result in the acceleration of payments due under the Tax

Receivable Agreement. We anticipate funding ordinary course payments under the Tax Receivable Agreement from cash flow from operations of our subsidiaries, available cash or available borrowings under our senior secured credit facility or any future debt agreements. See “Unaudited Pro Forma Consolidated Financial Information.” Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that a redeeming Continuing Equity Owner receives under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.
The Tax Receivable Agreement provides that if certain mergers, asset sales, other forms of business combination or other changes of control were to occur, if we fail to make any payment pursuant to the Tax Receivable Agreement when due or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor’s obligations, under the Tax Receivable Agreement would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully use all potential future tax benefits that are subject to the Tax Receivable Agreement. In those circumstances, members of i3 Verticals, LLC would be deemed to exchange any remaining outstanding Common Units for Class A common stock and would generally be entitled to payments under the Tax Receivable Agreement resulting from such deemed exchanges. We may elect to completely terminate the Tax Receivable Agreement early only with the written approval of a majority of i3 Verticals, Inc.’s “independent directors” (within the meaning of Rule 10A-3 promulgated under the Exchange Act and the Nasdaq rules).
As a result of the foregoing, we could be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. We also could be required to make cash payments (directly or indirectly) to the Continuing Equity Owners that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine. We will not be reimbursed for any cash payments previously made to the Continuing Equity Owners pursuant to the Tax Receivable Agreement if any tax benefits we initially claim are subsequently challenged by a taxing authority and ultimately disallowed. Instead, any excess cash payments we make to a Continuing Equity Owner will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits we initially claim may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which to net. The applicable federal income tax rules are complex and factual in nature, and there can be no assurance that the Internal Revenue Service or a court will not disagree with our tax reporting positions. As a result, it is possible that cash payments could be made under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings. Although we are not currently aware of any potential challenge, if we subsequently determine that any Basis Adjustments or other tax benefits may be subjected to a reasonable challenge by a taxing authority, we may withhold payments to the Continuing Equity Owners under the Tax Receivable Agreement related to such Basis Adjustments or other tax benefits in an interest-bearing escrow account until such a challenge is no longer possible.
If we receive a formal notice or assessment from a taxing authority with respect to any cash savings covered by the Tax Receivable Agreement, we will place certain subsequent tax benefit payments that would otherwise be made to the Continuing Equity Owners into an interest-bearing escrow account until there is a final determination. We will have full responsibility for, and sole discretion over, all i3 Verticals, Inc. tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation and approval rights held by the Continuing Equity Owners.

Under the Tax Receivable Agreement, we are required to provide the Continuing Equity Owners with a schedule showing the calculation of payments that are due under the Tax Receivable Agreement for each taxable year with respect to which a payment obligation arises within 90 days after filing our federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments under the Tax Receivable Agreement will generally be made to the Continuing Equity Owners within three business days after this schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement, although interest on such payments will begin to accrue at a rate of 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at a rate equal to the sum of the highest rate applicable at the time under our senior secured credit facility (or any replacement thereof), plus 200 basis points (or, if there is no senior secured credit facility at such time, LIBOR plus 500 basis points), until such payments are made, generally including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.
As of March 31, 2019, there were no tax receivable payments due to any director, executive officer or beneficial owner of more than 5% of our Class A common stock and Class B common stock, under the Tax Receivable Agreement.
Registration Rights Agreement
In connection with our IPO, we entered into a Registration Rights Agreement with certain of the Continuing Equity Owners, including Gregory Daily and certain of his affiliates, entities affiliated with First Avenue Partners, entities affiliated with Harbert Management Corporation, entities affiliated with Capital Alignment Partners and Clay Whitson. The Registration Rights Agreement provides certain parties with “demand” registration rights whereby those parties can require us to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of shares of Class A common stock issuable to them, at our election, upon redemption or exchange of their Common Units in i3 Verticals, LLC. The Registration Rights Agreement also provides for customary “piggyback” registration rights for all parties to the agreement. We have agreed to pay certain expenses of the registration rights holders in connection with the exercise of their registration rights, and that we will indemnify the registration rights holders against certain liabilities which may arise under the Securities Act or other federal or state securities laws.
Indemnification Agreements
Our Amended and Restated Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, our Amended and Restated Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.
We have entered into indemnification agreements with our executive officers and directors. We also carry directors’ and officers’ liability insurance.
Agreement with Axia Technologies, LLC
In April 2016, we entered into a purchase agreement to purchase certain assets of Axia Payments, LLC. As part of the purchase, i3 Verticals, LLC entered into a Processing Services Agreement (the “Axia Tech Agreement”) with Axia Technologies, LLC (“Axia Tech”). Under the Axia Tech Agreement, we agreed to provide processing services for certain merchants as designated by Axia Tech from time to time. In fiscal 2017, 2018 and for the six months ended March 31, 2019, we earned net revenues of approximately $27,000, $53,000 and $38,000, respectively, related to the Axia Tech Agreement. i3 Verticals, LLC, Greg Daily and Clay Whitson own 2.0%, 10.5% and 0.4%, respectively, of the outstanding equity of Axia Tech.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding beneficial ownership of our Class A common stock and Class B common stock prior to and immediately following the consummation of this offering, for:

•	each person, or group of affiliated persons, who is known by us to own more than 5% of our Class A and Class B common stock;

•	each of the directors and named executive officers individually; and

•	all directors and executive officers as a group.
As described in “Certain Relationships and Related Party Transactions,” each Common Unit (other than Common Units we hold) is redeemable from time to time at each holder’s option (subject in certain circumstances to time-based and service-based vesting requirements and limitations) for, at our election, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each Common Unit redeemed, in each case, in accordance with the terms of the i3 Verticals LLC Agreement; provided that, at our election, we may effect a direct exchange by i3 Verticals, Inc. of such Class A common stock or such cash, as applicable, for such Common Units. The Continuing Equity Owners may exercise such redemption right for as long as their Common Units remain outstanding. See “Certain Relationships and Related Party Transactions—i3 Verticals LLC Agreement.” As a result, the number of shares of Class B common stock listed in the table below correlates to the number of Common Units of i3 Verticals, LLC each such Continuing Equity Owner owns.
The number of shares beneficially owned by each stockholder as described in this prospectus is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above with respect to each Common Unit, held by such person that are currently exercisable or will become exercisable within 60 days of May 31, 2019, are considered outstanding, although shares of common stock subject to options are not considered outstanding for purposes of computing the percentage ownership of any other person.
The percentage of shares beneficially owned prior to the consummation of this offering is computed based on 9,225,829 shares of our Class A common stock outstanding and 17,087,164 shares of our Class B common stock outstanding as of May 31, 2019. The number of shares beneficially owned after giving effect to this offering assumes the exercise of the underwriters’ option to purchase additional shares in full. Unless otherwise indicated, the address of all listed stockholders is 40 Burton Hills Blvd., Suite 415, Nashville, TN 37215.

Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Class A Common Stock Beneficially Owned (1)				Class B Common Stock Beneficially Owned (1)				Combined Voting Power (1)(2)
	Prior to this offering		After giving effect to this offering (with full exercise of option)		Prior to this offering		After giving effect to this offering (with full exercise of option)		Prior to this offering	After giving effect to this offering (with full exercise of option)
Name of Beneficial Owner (1)	Number	%	Number	%	Number	%	Number	%	%	%
5% Stockholders:
First Avenue Partners (3)	3,103,388	11.8%	1,234,092	4.5%	3,103,388	18.2%	1,234,092	9.6%	11.8%	4.5%
Harbert Management(4)	1,759,478	6.7%	699,672	2.6%	1,759,478	10.3%	699,672	5.4%	6.7%	2.6%
Capital Alignment Partners (5)	1,720,663	6.5%	684,238	2.5%	1,720,663	10.1%	684,238	5.3%	6.5%	2.5%
T. Rowe Price Associates (6)	1,585,103	6.0%	1,585,103	5.8%	—	—%	—	—%	6.0%	5.8%
T. Rowe Price Small-Cap Value Fund, Inc. (7)	1,002,254	3.8%	1,002,254	3.7%	—	—%	—	—%	3.8%	3.7%
Blackrock, Inc.(8)	692,845	2.6%	692,845	2.5%	—	—%	—	—%	2.6%	2.5%
Driehaus Capital Management LLC (9)	483,279	1.8%	483,279	1.8%	—	—%	—	—%	1.8%	1.8%
Named executive officers and directors:
Gregory Daily (10)	7,232,688	27.5%	7,232,688	26.5%	7,221,892	42.3%	7,221,892	55.9%	27.5%	26.5%
Clay Whitson (11)	335,288	1.3%	335,288	1.2%	298,862	1.7%	298,862	2.3%	1.3%	1.2%
Rick Stanford (12)	210,911	*	210,911	*	177,577	1.0%	177,577	1.4%	*	*
Elizabeth Seigenthaler Courtney (13)	13,334	*	13,334	*	—	—%	—	—%	*	*
John Harrison (4)(14)	1,762,812	6.7%	703,006	2.6%	1,759,478	10.3%	699,672	5.4%	6.7%	2.6%
Burton Harvey (5)(15)	1,735,713	6.6%	699,288	2.6%	1,732,379	10.1%	695,954	5.4%	6.6%	2.6%
Timothy McKenna(16)	41,921	*	41,921	*	38,587	*	38,587	*	*	*
David Morgan (17)	15,334	*	15,334	*	—	*	—	*	*	*
David Wilds (3)(18)	3,385,197	12.9%	1,515,901	5.5%	3,381,863	19.8%	1,512,567	11.7%	12.9%	5.5%
All directors and executive officers as a group (12 people)	14,972,306	56.5%	11,006,779	40.0%	14,742,919	86.3%	10,777,392	83.4%	56.5%	40.0%
*Less than one percent
__________________________

(1)
For the reasons described above, in this table, beneficial ownership of Common Units has been reflected as beneficial ownership of our Class A common stock for which such Common Units may be exchanged. When a Common Unit is exchanged by a Continuing Equity Owner who holds our Class B common stock, a corresponding share of Class B common stock will be canceled. Except as otherwise noted, all shares of Class A common stock shown as beneficially owned represent shares of Class A common stock that may be acquired upon the exchange of Common Units of i3 Verticals, LLC for shares of Class A common stock on a one-for-one basis.

(2)
Represents the percentage of voting power of our Class A common stock and Class B common stock voting as a single class. Each share of Class A common stock and each share of Class B common stock entitles the registered holder thereof to one vote per share on all matters presented to stockholders for a vote generally, including the election of directors. The Class A common stock and Class B common stock will vote as a single class on all matters except as required by law or the amended and restated certificate of incorporation.

(3)
Includes (a) 2,618,260 shares of Class A common stock held by First Avenue Partners II, L.P., (b) 468,383 shares of Class A common stock held by First Avenue-ETC Partners, L.P., (c) 16,745 shares of Class A common stock held by Front Street Equities, LLC (together with First Avenue Partners II, L.P. and First Avenue-ETC Partners, L.P., “First Avenue Partners”). Front Street Equities, LLC is the General Partner of First Avenue Partners II, L.P. and First Avenue-ETC Partners, L.P. Mr. Wilds serves as a limited partner and the managing member of First Avenue Partners II, L.P., as the managing member of First Avenue-ETC Partners, L.P., and as the sole member of Front Street Equities, LLC. Decisions regarding the voting or disposition of the shares held by First Avenue Partners are made by Mr. Wilds. The address of First Avenue Partners is 30 Burton Hills Blvd, Ste 550, Nashville, Tennessee.

(4)
Includes (a) 1,759,478 shares of Class A common stock held by HMP III Equity Holdings, LLC. Decisions regarding the voting or disposition of the shares held by the foregoing are made by an investment committee or committees (or authorized sub-committees or designees thereof). The current voting members of these committees are: John Harrison, Rob Bourquin, John Scott, Mike Luce, Sonja Keeton and Trey Ferguson. Each of Mr. Harrison, Mr. Bourquin, Mr. Scott, Mr. Luce, Ms. Keeton and Mr. Ferguson disclaims beneficial ownership of the Class A common stock held by HMP III Equity Holdings, LLC. The address of HMP III Equity Holdings, LLC is 2100 3rd Ave N, Ste 600, Birmingham, Alabama.

(5)
Includes (a) 951,854 shares of Class A common stock held by CCSD II, L.P., (b) 651,719 shares of Class A common stock held by Claritas Capital Specialty Debt Fund, L.P., and (c) 117,090 shares of Class A common stock held by CF i3 Corporation. CCSD GP II, LLC is the general partner of CCSD II, L.P. and CCSD GP LLC is the general partner of Claritas Capital Specialty Debt Fund, L.P. Decisions regarding the voting or disposition of the shares held by the CCSD II, L.P. and Claritas Capital Specialty Debt Fund, L.P. are made by an investment committee or committees (or authorized sub-committees or designees thereof). The current voting members of these committees are: Burton Harvey, Lee Ballew and Mark McManigal. Decisions regarding the voting or disposition of the shares held by the CF i3 Corporation are made by its officers, Mr. Harvey and Mr. Ballew. Each of Mr. Harvey, Mr. Ballew and Mr. McManigal disclaims beneficial ownership of the Class A common stock held by CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and CF i3

Corporation. The address of CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P., CF i3 Corporation, CCSD GP, LLC and CCSD GP II, LLC is 40 Burton Hills Blvd, Ste 250, Nashville, Tennessee.

(6)
Based on information obtained from a Schedule 13G/A filed on February 14, 2019, T. Rowe Price Associates, Inc. has sole voting power over 416,649 shares of Class A common stock and sole dispositive power over 1,585,103 shares of Class A common stock. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(7)
Based on information obtained from a Schedule 13G/A filed on February 14, 2019, T. Rowe Price Small-cap Value Fund, Inc. has sole voting power over 1,002,254 shares of Class A common stock. The address of T. Rowe Price Small-cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(8)
Based on information obtained from a Schedule 13G filed on February 8, 2019, Blackrock, Inc. has sole voting power over 676,023 shares of Class A common stock and sole dispositive power over 692,845 shares of Class A common stock. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(9)
Based on information obtained from a Schedule 13G filed on February 14, 2019, Driehaus Capital Management LLC shared voting and dispositive power over 483,279 shares of Class A Common Stock. The address of Driehaus Capital Management LLC is 25 East Erie Street Chicago, IL 60611.

(10)
Includes (a) 1,259,388 Class A common stock held by Gregory Daily, (b) 3,419,293 shares of Class A common stock held by Gregory Daily and Collie Daily, as joint tenants by the entirety, (c) 10,796 shares of Class A common stock held of record by Courtney Daily, Mr. Daily’s daughter and (d) 2,543,211 shares of Class A common stock held by Daily Family Investments, LLC, of which Mr. Daily serves as tax matters member. Decisions regarding the voting or disposition of the shares held by the Daily Family Investments, LLC are made by its sole manager, Jeffrey Gould. Each of Mr. Daily and Mr. Gould disclaims beneficial ownership of the Class A common stock held by Daily Family Investments, LLC. The address of Daily Family Investments, LLC is 5353 Hillsboro Pike, Nashville, Tennessee.

(11)
Includes (a) 253,622 shares of Class A common stock held by Clay Whitson directly, (b) 48,332 shares of Class A common stock held by the Clay M. Whitson 2018 Grantor Retained Annuity Trust, of which Mr. Whitson is trustee and beneficiary and (c) options to purchase 33,334 shares of Class A common stock that are exercisable within 60 days of May 31, 2019 held by Mr. Whitson directly.

(12)
Includes (a) 177,577 Class A common stock held by Rick Stanford and Stephanie Stanford, as joint tenants by the entirety, and (b) options to purchase 33,334 shares of Class A common stock that are exercisable within 60 days of May 31, 2019 held by Mr. Stanford directly.

(13)	Includes options to purchase 13,334 shares of Class A common stock that are exercisable within 60 days of May 31, 2019.

(14)	Includes options to purchase 3,334 shares of Class A common stock that are exercisable within 60 days of May 31, 2019.

(15)	Includes (a) 11,716 shares of Class A common stock and (b) options to purchase 3,334 shares of Class A common stock that are exercisable within 60 days of May 31, 2019.

(16)	Includes (a) 38,587 shares of Class A common stock and (b) options to purchase 3,334 shares of Class A common stock that are exercisable within 60 days of May 31, 2019.

(17)	Includes (a) 2,000 shares of Class A common stock and (b) options to purchase 13,334 shares of Class A common stock that are exercisable within 60 days of May 31, 2019.

(18)
Includes (a) 270,636 shares of Class A common stock held by David Wilds directly, (b) 7,839 shares of Class A common stock held by Lucinda Beveridge, Mr. Wilds’ spouse and (c) options to purchase 3,334 shares of Class A common stock that are exercisable within 60 days of May 31, 2019 held by David Wilds directly.

DESCRIPTION OF CAPITAL STOCK
The following descriptions are summaries of the material terms of (i) our amended and restated certificate of incorporation and amended and restated bylaws and (ii) certain applicable provisions of Delaware law. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the amended and restated certificate of incorporation and amended and restated bylaws, copies of which are incorporated by reference into the registration statement of which this prospectus is a part.
General
Our authorized capital stock consists of 150,000,000 shares of Class A common stock, par value $0.0001 per share, 40,000,000 shares of Class B common stock, par value $0.0001 per share; and 10,000,000 shares of preferred stock, par value $0.0001 per share.
Upon consummation of this offering, there will be 13,717,592 shares of Class A common stock issued and outstanding (or 14,391,356 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full) and 13,595,401 shares of Class B common stock issued and outstanding (or 12,921,637 shares if the underwriters exercise their option to purchase additional shares in full).
Class A Common Stock
Voting rights. The holders of Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of our Class A common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class.
Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. However, we do not intend to pay dividends for the foreseeable future. Holders of shares of Class B common stock are not entitled to receive dividends in respect of such shares. See “Dividend Policy.”
Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock, then outstanding, if any.
Other rights. The holders of our Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of our Class A common stock are subject to those of the holders of any shares of our preferred stock we may issue in the future.
Class B Common Stock
Shares of Class B common stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of Common Units of i3 Verticals, LLC held by the Continuing Equity Owners and the number of shares of Class B common stock issued to the Continuing Equity Owners. Shares of Class B common stock are transferable only together with an equal number of Common Units of i3 Verticals, LLC. Only permitted transferees of Common Units held by the Continuing Equity Owners are permitted transferees of Class B common stock. See “Certain Relationships and Related Party Transactions—i3 Verticals LLC Agreement.”
Voting rights. The holders of our Class B common stock are entitled to one vote for each share held of record on all matters presented to our stockholders generally. The holders of shares of our Class B common stock do not have cumulative voting rights in the election of directors. Holders of shares of our Class B common stock vote together with holders of our Class A common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our amended and restated certificate of incorporation described below or as otherwise required by applicable law or the amended and restated certificate of incorporation. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class.
Dividend rights. The holders of our Class B common stock will not participate in any dividends declared by our Board of Directors.
Other rights. The holders of shares of our Class B common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class B common stock. Any amendment of our amended and restated certificate of incorporation that gives holders of our Class B common stock (1) any rights to receive dividends or any other kind of distribution, (2) any right to convert into or be exchanged for Class A common stock or (3) any other economic rights must be approved by the majority of the voting power of all of our outstanding voting stock.
Preferred Stock
Our Board of Directors has the authority to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of i3 Verticals, Inc. without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock. At present, we have no shares of preferred stock issued and outstanding and we have no plans to issue any preferred stock.
Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Certain Provisions of Delaware Law
Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A common stock held by stockholders. Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as our Class A common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. Additional shares that may be used in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Election of Directors and Vacancies
Our amended and restated certificate of incorporation provides that our Board of Directors will consist of between three and 15 directors. The exact number of directors is fixed from time to time by our Board of Directors. Each director is elected for a one-year term. There is no limit on the number of terms a director may serve on our Board of Directors.
In addition, our amended and restated certificate of incorporation provides that any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office.
Business Combinations
We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the votes of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by our Board of Directors and by the affirmative vote of holders of at least 66 2/3% of the votes of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the votes of our outstanding voting stock. For purposes of this provision, “voting stock” means any class or series of stock entitled to vote generally in the election of directors.
Under certain circumstances, this provision makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with our company for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Quorum
Our amended and restated certificate of incorporation provides that at any meeting of the Board of Directors, a majority of the total number of directors then in office constitutes a quorum for all purposes.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the amended and restated certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting.
Special Stockholder Meetings
Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the chairman of our Board of Directors, our chief executive officer, or by our Board of Directors, and not by our stockholders. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals
Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board of Directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a stockholder who is a stockholder of record who is entitled to vote at the meeting, or who is a stockholder that holds such stock through a nominee or “street name” holder of record and can demonstrate to us that such indirect ownership of such stock and such stockholder’s entitlement to vote such stock on such business, and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. To be timely, such notice must be delivered to our secretary:

•
in the case of an annual meeting of stockholders, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of such meeting; and

•
in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Amendment of Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Upon consummation of this offering, our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of a majority of the votes which all our stockholders would be eligible to cast in an election of directors.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest, expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, any director or stockholder who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates do not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, if any director or stockholder, other than a director or stockholder who is not employed by us or our affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person has no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity, unless such opportunity was expressly offered to them solely in their capacity as a director, executive officer or employee of us or our affiliates. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or its subsidiaries unless (1) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the amended and restated certificate of incorporation, (2) we or our subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (3) we have an interest or expectancy in such transaction or opportunity and (4) such transaction or opportunity would be in the same or similar line of our or our subsidiaries’ business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to an employee director or employee in his or her capacity as a director or employee of i3 Verticals, Inc. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Limitation of Liability and Indemnification of Directors and Officers
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.
The limitation of liability, indemnification and advancement provisions included in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under the DGCL against expenses, losses and liabilities that may arise in connection with actual or threatened proceedings in which they are involved by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Stockholder Registration Rights
We entered into a Registration Rights Agreement with the Continuing Equity Owners in connection with the IPO pursuant to which such parties have specified rights to require us to register all or a portion of their shares under the Securities Act. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
Listing on the Nasdaq Global Select Market
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “IIIV.”
Transfer Agent and Registrar
The transfer agent and registrar for the Class A common stock is ComputerShare Trust Company, N.A. Its address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is (781) 575-3951.

SHARES ELIGIBLE FOR FUTURE SALE
Sales of substantial amounts of shares of our Class A common stock after this offering or the perception that such sales may occur could adversely affect prevailing market prices of our Class A common stock from time to time. Since some shares of our Class A common stock will not be available for sale for a certain period of time after this offering because they are subject to contractual and legal restrictions on resale, some of which are described below, there may be sales of substantial amounts of our Class A common stock in the public market before (to the extent permitted) or after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.
After completion of this offering, we will have 13,717,592 shares of Class A common stock outstanding (or a maximum of 14,391,356 shares of Class A common stock if the underwriters exercise their option to purchase additional shares in full). All of the shares of Class A common stock will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are owned by our “affiliates” as that term is defined in Rule 144 under the Securities Act and except certain shares that will be subject to the lock-up period described in the next succeeding paragraph after completion of this offering. Any shares owned by our affiliates may not be resold except in compliance with Rule 144 volume limitations, manner of sale and notice requirements, pursuant to another applicable exemption from registration or pursuant to an effective registration statement. The shares of Class A common stock issuable to holders of our Common Units will be “restricted securities” as that term is defined in Rule 144 under the Securities Act, unless we register such issuances. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act. This rule is summarized below.
Each Common Unit held by our Continuing Equity Owners will be redeemable, at the election of each Continuing Equity Owner (subject in certain circumstances to time-based and service-based vesting requirements and limitations on the Common Units converted from Class P units in connection with the Reorganization Transactions), for, at our election, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each Common Unit redeemed, in each case, in accordance with the terms of the i3 Verticals LLC Agreement; provided that, at our election, we may effect a direct exchange by i3 Verticals, Inc. of such Class A common stock or such cash, as applicable, for such Common Units. The Continuing Equity Owners may exercise such redemption right for as long as their Common Units remain outstanding. See “Certain Relationships and Related Party Transactions—i3 Verticals LLC Agreement.” The shares of Class A common stock we issue upon such redemptions or exchanges would be “restricted securities” as defined in Rule 144 unless we register such issuances.
Rule 144
In general with Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our Class A common stock for at least six months, including the holding period of any prior owner other than our affiliates, would be entitled to sell such securities without complying with the manner of sale, volume limitation or notice provisions of Rule 144, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. If such person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the other requirements of Rule 144. Persons who have beneficially owned restricted shares of our Class A common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period, upon expiration of the lock-up agreements described below, only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of shares of our Class A common stock then outstanding; or

•	the average weekly trading volume of our Class A common stock on the Nasdaq Global Select Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. In addition, if an affiliate, during any three-month period, sells more than 5,000 shares or shares with an aggregate sale price in excess of $50,000, the seller also must file a notice on Form 144 with the SEC and Nasdaq concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.
We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.
Lock-up Agreements
In connection with this offering, our executive officers, directors and certain of our other stockholders agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of the Representatives, for a period of 90 days after the date of the pricing of the offering. See “Underwriting (Conflicts of Interest).”
Equity Incentive Plan
We have filed with the SEC a registration statement under the Securities Act covering the shares of Class A common stock subject to outstanding stock options and Class A common stock issued or issuable under our 2018 Plan. Shares of our Class A common stock registered under such registration statement are available for sale in the open market, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.
Registration Rights
We have entered into a Registration Rights Agreement with certain Continuing Equity Owners pursuant to which such parties have specified rights to require us to register all or a portion of their shares under the Securities Act. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock by a beneficial owner that is a “non-U.S. holder.” For purposes of this discussion, a “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of a jurisdiction other than the United States or any state or political subdivision thereof or the District of Columbia;

•
a trust if it (1) is not subject to the primary supervision of a court within the United States, or no United States persons have the authority to control all substantial decisions of the trust, and (2) does not have a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate, other than an estate the income of which is subject to U.S. federal income taxation regardless of its source.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances (including a non-U.S. holder who is a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes or who does not hold Class A common stock as a capital asset within the meaning of Section 1221 of the Code) and it does not address the Medicare contribution tax on net investment income pursuant to the Health Care and Education Reconciliation Act of 2010 or any tax consequences arising under the laws of any state, local or foreign jurisdiction.
If a partnership holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership holding Class A common stock, or a partner in such a partnership, you should consult your tax advisors.
Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of the Class A common stock, including the consequences under the laws of any state, local or foreign jurisdiction.
Dividends
As discussed under “Dividend Policy,” we do not currently expect to pay dividends. If we do make any distributions with respect to shares of Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, the excess will be treated first as a tax-free return of capital, causing a reduction in the non-U.S. holder’s adjusted tax basis in the Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in the Class A common stock, the excess will be treated as gain from the disposition of our common stock, subject to the tax treatment described below in “Gain on Disposition of the Class A Common Stock.” Dividends paid to a non-U.S. holder of the Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide to the applicable withholding agent an Internal Revenue Service Form W-8BEN or W-8BEN-E (or other applicable form), certifying under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits. Additional certification requirements apply if a non-U.S. holder holds the Class A common stock through a foreign partnership or a foreign intermediary.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment). Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the non-U.S. holder were a United States person (as defined in the Code) unless an applicable income tax treaty provides otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) with respect to its effectively-connected earnings and profits attributable to such dividends and other income.
If you are a non-U.S. holder, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the Internal Revenue Service. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an appropriate income tax treaty and the specific manner of claiming the benefits of the treaty.
Gain on Disposition of the Class A Common Stock
Subject to the discussion of backup withholding and FATCA below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of the Class A common stock unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been a U.S. real property holding corporation, as defined in the Code, and the non-U.S. holder held, directly or indirectly, more than 5% of our common stock at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period, and certain other conditions are met.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation.
Gain that is effectively connected with a U.S. trade or business will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person, subject to an applicable treaty providing otherwise. A non-U.S. corporation with effectively connected gains may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) with respect to its effectively-connected earnings and profits attributable to such gains and other income.
Information Reporting and Backup Withholding
Information returns will be filed with the Internal Revenue Service in connection with payments of dividends. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding with respect to payments of dividends and the proceeds from a sale or other disposition of the Class A common stock. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.
FATCA
Pursuant to Code provisions commonly referred to as “FATCA,” additional withholding is generally imposed at a rate of 30% on payments to certain foreign entities of dividends on and the gross proceeds of dispositions of U.S. common stock, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Subject to the recently proposed Treasury Regulations described below, FATCA applies to dividends paid on our common stock and to gross proceeds from sales or other dispositions of our common stock. The Treasury Department recently proposed regulations which eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock and state that taxpayers may rely on such proposed regulations until final regulations are issued. Any intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify the FATCA reporting rules and withholding obligations.
Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA on their investment in the Class A common stock.
Federal Estate Tax
Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the Class A common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

UNDERWRITING (CONFLICTS OF INTEREST)
We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Class A common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of our Class A common stock set forth opposite its name below. Cowen and Company, LLC, Raymond James & Associates, Inc. and BofA Securities, Inc. are the representatives of the underwriters (the Representatives).

Underwriter	Number of Shares
Cowen and Company, LLC	1,661,952
Raymond James & Associates, Inc.	1,257,694
BofA Securities, Inc.	898,353
KeyBanc Capital Markets Inc.	449,176
D.A. Davidson & Co.	224,588
Total	4,491,763
The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the option to purchase additional shares described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.
The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Option to Purchase Additional Shares. We have granted to the underwriters an option to purchase up to 673,764 additional shares of Class A common stock at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.
Discounts and Commissions. The following table shows the public offering price, underwriting discount and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.
We estimate that the total expenses of the offering, excluding underwriting discount, will be approximately $0.7 million. We will pay those expenses. We have also agreed to reimburse the underwriters for fees and expenses of underwriters' counsel incurred in connection with FINRA filings in an amount not to exceed $5,000.

	Total Per Share	Without Option Exercise	With Option Exercise
Public offering price	$22.75	$102,187,608	$117,515,739
Underwriting discount	$1.1375	$5,109,380	$5,875,787
Proceeds, before expenses, to us	$21.6125	$97,078,228	$111,639,952

The underwriters propose to offer the shares of Class A common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the shares of Class A common stock to securities dealers at the public offering price less a concession not in excess of $0.6825 per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.
Discretionary Accounts. The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “IIIV.”
Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, short sales, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•
Stabilizing transactions permit bids to purchase shares of Class A common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the Class A common stock while the offering is in progress.

•
Short sales involve sales by the underwriters of shares of Class A common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The underwriters may close out any short position by exercising their option to purchase additional shares and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the option to purchase additional shares. If the underwriters sell more shares than could be covered by exercise of the option to purchase additional shares and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Class A common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Class A common stock. These transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Passive Market Making. In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our Class A common stock on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of Class A common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, such bid must then be lowered when specified purchase limits are exceeded.

Lock-Up Agreements. Pursuant to certain “lock-up” agreements, we and our executive officers, directors and certain of our other stockholders, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any Class A common stock or securities convertible into or exchangeable or exercisable for any Class A common stock without the prior written consent of the Representatives, for a period of 90 days after the date of the pricing of the offering.
This lock-up provision applies to Class A common stock and to securities convertible into or exchangeable or exercisable for Class A common stock. The exceptions permit us, among other things and subject to restrictions, to: (a) issue Class A common stock or options pursuant to employee benefit plans; (b) issue Class A common stock upon exercise of outstanding options or warrants; (c) issue securities in connection with acquisitions or similar transactions; and (d) file registration statements on Form S-8. The exceptions permit parties to the “lock-up” agreements, among other things and subject to restrictions, to: (a) make certain gifts; (b) if the party is a corporation, partnership, limited liability company or other business entity, make transfers to any shareholders, partners, members of, or owners of similar equity interests in, the party, or to an affiliate of the party, if such transfer is not for value; and (c) if the party is a corporation, partnership, limited liability company or other business entity, make transfers in connection with the sale or transfer of all of the party’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the party’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by the “lock-up” agreement. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.
The Representatives, in their sole discretion, may jointly release our Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether to release our Class A common stock and other securities from lock-up agreements, the Representatives will consider, among other factors, the holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time of the request.
European Economic Area. In relation to each member state of the European Economic Area, no offer of ordinary shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ordinary shares referred to in (a) to (c) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
Each person located in a Member State to whom any offer of ordinary shares is made or who receives any communication in respect of an offer of ordinary shares, or who initially acquires any ordinary shares will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any ordinary shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the ordinary shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Representatives has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the Representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.
This prospectus has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the Representatives to publish a prospectus for such offer.
For the purposes of this provision, the expression “offer of ordinary shares to the public” in relation to any ordinary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.
The above selling restriction is in addition to any other selling restrictions set out below.
Notice to Prospective Investors in Canada. The Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the United Kingdom. In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Notice to Prospective Investors in Switzerland. The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Israel. In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of Class A common stock under the Israeli Securities Law, 5728-1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728-1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728-1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require us to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728-1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our Class A common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.
Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728-1968. In particular, we may request, as a condition to be offered Class A common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder in connection with the offer to be issued Class A common stock; (iv) that the shares of Class A common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728-1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728-1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.
We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.
Notice to Prospective Investors in the Dubai International Financial Centre. This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Notice to Prospective Investors in Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments

Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Hong Kong. The Class A common stock has not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A common stock which is or is intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Notice to Prospective Investors in Japan. The Class A common stock has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Class A common stock was not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A common stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Class A common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A common stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.
Electronic Offer, Sale and Distribution of Shares. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The Representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.
Conflicts of Interest. An affiliate of BofA Securities, Inc., an underwriter in this offering, is a joint lead arranger and joint bookrunner and lender under our 2019 Senior Secured Credit Facility, and, therefore, in connection with the refinancing, will receive at least 5% of the net proceeds of this offering, not including underwriting compensation. As a result, BofA Securities, Inc. is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Therefore, this offering will be conducted in accordance with FINRA Rule 5121. BofA Securities, Inc. will not make sales to discretionary accounts without the prior written consent of the account holder. Pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the securities offered have a “bona fide public market,” as defined by FINRA Rule 5121(f)(3).
Other Relationships. The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or may receive customary fees and expenses.
In the ordinary course of business, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account or for the accounts of their customers, and such investment and securities activities may involve or relate to assets, securities or instruments of the issuer (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also make investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such assets, securities and instruments.

LEGAL MATTERS
The validity of the shares of Class A common stock offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Nelson Mullins Riley & Scarborough LLP, Washington, D.C., has acted as counsel for the underwriters.
EXPERTS
The (1) financial statements of i3 Verticals, Inc. as of September 30, 2018 and 2017 and for the years ended September 30, 2018, 2017 and 2016, and (2) financial statements of Fairway Payments, Inc. for the seven months ended July 31, 2017 and the year ended December 31, 2016, all incorporated in this prospectus by reference have been so included in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, which is incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Pace Payment Systems, Inc. as of and for the years ended December 31, 2018 and 2017 incorporated in this prospectus by reference have been so included in reliance on the report of Lattimore Black Morgan & Cain, PC, independent certified public accounts, which is incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information we file with it into our registration statement of which this prospectus is a part, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the documents listed below, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, unless expressly stated otherwise as set forth below:

•
our Annual Report on Form 10-K for the year ended September 30, 2018 (including information specifically incorporated by reference from i3 Verticals, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the SEC on January 25, 2019, as supplemented by i3 Verticals, Inc.’s Definitive Additional Materials on Schedule 14A filed with the SEC on February 22, 2019) (SEC File No. 001- 38532) filed with the SEC on December 7, 2018;

•	our Quarterly Report on Form 10-Q for the period ended December 31, 2018 (SEC File No. 001-38532) filed with the SEC on February 14, 2019;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2019 (SEC File No. 001-38532) filed with the SEC on May 14, 2019;

•
our Current Reports on Form 8-K, filed on March 1, 2019, April 8, 2019 (as amended on May 13, 2019), May 13, 2019 (other than information furnished pursuant to Item 2.02, Item 7.01 or Item 9.01, except that information included in Exhibit 99.2 in such report shall be expressly incorporated by reference herein) and June 3, 2019 (other than information furnished pursuant to Item 7.01);

•
the financial statements of Fairway Payments, Inc. for the seven months ended July 31, 2017 and the year ended December 31, 2016, filed as part of the Company’s registration statement on Form S-1/A (File No. 333–225214) filed with the SEC on June 14, 2018; and

•
the description of our Class A common stock as set forth in our registration statement on Form 8-A (File No. 001-38532), filed with the SEC on June 15, 2018, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person, including a beneficial owner, to whom a copy of this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Any such request should be directed to our Investor Relations department at the following address:
i3 Verticals, Inc.
40 Burton Hills Blvd, Ste. 415
Nashville, Tennessee 37215
Attn: General Counsel & Secretary

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and our Class A common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.
We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available on the website of the SEC referred to above. We maintain a website at www.i3verticals.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our Class A common stock.

4,491,763 Shares
Class A Common Stock

______________________

Prospectus
June 5, 2019

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Cowen
Raymond James
BofA Merrill Lynch
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KeyBanc Capital Markets
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D.A. Davidson & Co.